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YOU ON DEMAND HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

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YOU ON DEMAND HOLDINGS, INC.
27 Union Square, West Suite 502
New York, New York  10003
212-206-1216

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being mailed on or about _____ __, 2013, to the holders of record of the outstanding common stock, $0.001 par value per share (the “Common Stock”), of YOU On Demand Holdings, Inc., a Nevada corporation (the “Company”), as of the close of business on December __, 2013  (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This Information Statement relates to a written consent in lieu of a meeting, dated December __, 2013 (the “Written Consent”), of the shareholders of the Company owning at least a majority of the outstanding shares entitled to vote on the matters set forth in this Information Statement as of the Record Date (the “Majority Shareholders”).  Except as otherwise indicated by the context, references in this Information Statement to “Company,” “we,” “us” or “our” are references to YOU On Demand Holdings, Inc.

The Written Consent approved the following corporate actions:

•	Approval 1: Conditionally approved the sale and issuance of up to 16,500,000 shares of the Company’s Series E Convertible Preferred Stock, par value $0.001 (the “Series E Shares”), with such rights, preferences and designations as set forth on the form of Certificate of Designation of Series E Preferred Stock attached hereto as Appendix A (the “Series E COD”), pursuant to a Series E Preferred Stock Purchase Agreement, the form of which is attached hereto as Appendix B (the “Series E Purchase Agreement”);

•	Approval 2: Conditionally approved, should the Series E Shares not be issued on or before January 31, 2014, the removal of the limitation on the number of shares of the Company’s Common Stock issuable upon conversion of the Company’s Series D 4% Convertible Preferred Stock, par value $0.001 (the “Series D Shares”) as set forth in Section 6(d) of the Certificate of Designation of the Series D Shares filed with the Secretary of State of the State of Nevada on July 5, 2013 (the “Series D COD”); and

•	Approval 3: Conditionally approved, should the Series E Shares not be issued on or before January 31, 2014, an amendment to the Company’s Articles of Incorporation to increase in the number of authorized Series D Shares issuable by the Company pursuant to the Series D COD from 2,500,000 to 4,000,000.

The Written Consent constitutes the consent of a majority of the total number of shares eligible to vote on matters submitted to a vote of holders of our Common Stock and is sufficient under the Nevada Revised Statutes and our bylaws to approve each of the matters set forth therein.  Accordingly, the matters approved in the Written Consent are not currently being submitted to our other shareholders for a vote.  The action taken by Written Consent will become effective approximately 20 days after the filing of this Information Statement (the “Effective Date”).

This is not a notice of a meeting of shareholders and no shareholders’ meeting will be held to consider the matters described herein.  This Information Statement is being furnished to you solely for the purpose of informing you of the matters described herein pursuant to Section 14 of the Exchange Act and the regulations promulgated thereunder, including Regulation 14C.

By Order of the Board of Directors,

Marc Urbach
President

GENERAL INFORMATION

This Information Statement is being first mailed on or about _____ __, 2013 to our shareholders by our Board of Directors to provide material information regarding corporate actions that have been approved by the Written Consent of the Majority Shareholders.

Only one copy of this Information Statement is being delivered to two or more shareholders who share an address unless we have received contrary instruction from one or more of such shareholders.  We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered.  If you would like to request additional copies of the Information Statement, if in the future you would like to receive multiple copies of information statements, proxy statements or annual reports, or if you are currently receiving multiple copies of these documents and would like to receive only a single copy, please so instruct us by calling or writing to our corporate secretary at the Company’s executive offices at the telephone number or address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF CORPORATE ACTIONS TAKEN BY THE MAJORITY SHAREHOLDERS.

The entire cost of furnishing this Information Statement will be borne by the Company.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

AUTHORIZATION BY THE BOARD OF DIRECTORS
AND THE MAJORITY SHAREHOLDERS

Under the Nevada Revised Statutes and our bylaws, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by shareholders holding at least a majority of the voting power of the outstanding securities entitled to vote on the relevant matters.

On the Record Date, we had (i) 15,793,314 shares of Common Stock issued and outstanding, with the holders thereof being entitled to cast one vote per share, (ii) 7,000,000 shares of the Company’s Series A Preferred Stock, par value $0.001 (the “Series A Shares”) issued and outstanding, with the holders thereof being entitled to cast ten (10) votes for every share of Common Stock that is issuable upon conversion of a Series A Share (each Series A Share is convertible into 0.1333333 shares of Common Stock), and (iii) 2,285,714 Series D Shares issued and outstanding, with the holders thereof being entitled to cast one (1) vote for every share of Common stock that is issuable upon conversion of the Series D Shares (as of the Record Date, each Series D Share is convertible into one (1) share of Common Stock).

Pursuant to the listing rules of the Nasdaq Stock Market, the holders of the Series D Shares are not permitted to vote on the matters set forth in Approval 2, and the Series D Shares are therefore excluded from the calculation of votes in favor of Approval 2 on the Written Consent.

CONSENTING SHAREHOLDERS

On December __, 2013, the Majority Shareholders consented in writing to the approval of the matters set forth herein.  The Majority Shareholders consist of three shareholders which hold a combined 4,651,180 shares of Common Stock, 7,000,000 Series A Shares and 2,285,714 Series D Shares (which Series D Shares, as discussed above, were not counted with respect to the vote on the matters set forth in Approval 2), or approximately 60% of our total outstanding voting securities (and 55.7% of our total outstanding voting securities entitled to vote on Approval 2).  The approvals by the Majority Shareholders will be effective following the expiration of the 20-day period mandated by Rule 14c-2.

PROPOSALS BY SHAREHOLDERS

No shareholder entitled to vote has transmitted any proposal to be acted upon by the Company.

DISSENTERS’ RIGHTS

Under the Nevada Revised Statutes, holders of our Common Stock are not entitled to dissenters’ rights of appraisal with respect to the Written Consent.

APPROVAL 1:  CONDITIONAL APPROVAL OF THE ISSUANCE OF UP TO 16,500,000 SERIES E SHARES

On July 5, 2013, the Company entered into a Series D Preferred Stock Purchase Agreement (the “Series D Purchase Agreement”) with C Media Limited (the “Investor”), pursuant to which the Company sold to the Investor 2,285,714 Series D Shares for $1.75 per share, or a total purchase price of $4,000,000 (the “Series D Financing”).

In connection with the sale of the Series D Shares, the Company and the Investor agreed to act in good faith and with fair dealing to finalize an agreement, on or before October 31, 2013, for an additional investment of between $12 million and $21 million of Series E Shares, which investment would be contingent upon the Investor obtaining the required funds for the investment and the satisfaction of the closing conditions set forth in the Series E Purchase Agreement (the “Series E Financing”).  The Company and the Investor further agreed that the terms of the Series E Shares would be substantially as set forth in the form of Series E COD attached as an exhibit to the Series D Purchase Agreement.

On November 4, 2013, in connection with the issuance of the Bridge Note (as defined below), the Company and the Investor entered into Amendment No. 1 to the Series D Purchase Agreement (the “Series D Amendment”), pursuant to which the parties agreed that (i) each party would act in good faith and with fair dealing to finalize the Series E Purchase Agreement on or before the 30th day following the issuance of the Bridge Note or, at the Investor’s sole option if applicable, January 31, 2014, and (ii) if the Series E Financing is not consummated, the Company shall have until 3 business days following the 30th day after issuance of the Bridge Note in order to file a registration statement covering the resale of the Series D Shares, or, at the Investor’s sole option if applicable, February 5, 2014.  In connection with the Series D Amendment, the Investor executed a waiver and consent with the Company agreeing, among other things, to waive its right to redeem its Series D Shares as of October 31, 2013, and agreeing that it will not redeem the Series D Shares until the 30th day following the issuance of the Bridge Note or, at the Investor’s sole option if applicable, January 31, 2014.

On December 4, 2013, the Investor notified the Company that it was exercising its option to (i) extend the date on which the Company and the Investor will agree to act in good faith and with fair dealing to finalize the Series E Agreement to January 31, 2014, (ii) extend the date on which the Company must file a registration statement covering the resale of the Series D Shares until February 5, 2014, and (iii) extend the date on which the Series D Shares become redeemable to January 31, 2014 (the “Extension Notice”).

Requirements for Shareholder Approval

Our Common Stock is listed on the NASDAQ Capital Market and, as a result, we are subject to NASDAQ’s Listing Rules. The potential consummation of the Series E Financing implicates certain of the NASDAQ listing standards requiring prior stockholder approval in order to maintain our listing on the NASDAQ Capital Market, including the following:

•	NASDAQ Listing Rule 5635(b) requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer; and

•
NASDAQ Listing Rule 5635(d) requires prior stockholder approval for the issuance, other than in a public offering, of common stock (or securities convertible into common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

In order to comply with the above NASDAQ Listing Rules, the Company would need to obtain the approval of its shareholders prior to the issuance of the Series E Shares upon consummation of the Series E Financing.  Accordingly, the Written Consent of the Majority Shareholders will enable the Company to proceed with the Series E Financing on the terms as set forth below.

Terms of the Series E Financing

Pursuant to the Series E Purchase Agreement, the Company would sell and issue to the Investor between $12 million and $21 million, at the sole discretion of the Investor, of Series E Shares at a per share price of $1.75.  In addition, upon consummation of the Series E Financing, (i) all of the Series D Shares held by the Investor will be exchanged for an equal number of Series E Shares (at which time the Company will cancel such Series D Shares and will thereafter no longer have any Series D Shares issued and outstanding), and (ii) pursuant to a privately negotiated agreement, Mr. Shane McMahon, the Company’s Chairman and the holder of all of the Company’s issued and outstanding Series A Shares, will exchange with the Investor all 7,000,000 Series A Shares held by Mr. McMahon for 933,333 Series E Shares issued to the Investor pursuant to the Series E Purchase Agreement.

On November 4, 2013, the Company issued a convertible note to the Investor in $2,000,000 principal amount (the “Bridge Note”) in consideration for a $2,000,000 contribution to the Company by the Investor. The Bridge Note has an annual interest rate of 4% and matures on January 5, 2015, unless earlier converted or repaid in full.  Upon the consummation of the Series E Financing, the principal amount and all unpaid interest of the Bridge Note shall automatically be converted into Series E Shares at a conversion price equal to the per share purchase price paid for the Series E Shares in the Series E Financing.  The $2,000,000 principal amount of the Bridge Note would be included in, and not in addition to, the total $12 million to $21 million investment in the Series E Financing.

In addition to the Series E Shares issuable in connection with the Series E Financing, additional Series E Shares may be issuable upon and after the Series E Financing pursuant to that certain Convertible Promissory Note issued by the Company to Mr. Shane McMahon, the Company’s Chairman, dated as of May 10, 2012, as amended as of May 18, 2012, October 19, 2012 and May 10, 2013, in principal amount of $3,000,000.00 (as amended, restated, supplemented or otherwise modified from time to time, including without limitation that certain Waiver concerning provisions of the note between the Company and Mr. McMahon, dated November 4, 2013, the "McMahon Note").  Pursuant to the McMahon Note and the Series D Purchase Agreement, upon consummation of the Series E Financing, the McMahon Note shall be, at Mr. McMahon’s option, repaid in full at the closing of the Series E Financing, or convertible for a period of six months from the closing of the Series E Financing into Series E Shares at a conversion price of $1.75.  As of January 31, 2014, the total amount of principal and accrued interest on the McMahon Note will be $3,207,780.82 (convertible into 1,833,018 Series E Shares), and as of July 31, 2014 (approximately six months following the closing of the Series E Financing and the last date on which Mr. McMahon could opt to convert the McMahon Note into Series E Shares) the total amount of principal and accrued interest on the McMahon Note would be $3,267,287.67 (convertible into 1,867,022 Series E Shares).

Accordingly, following consummation of the Series E Financing, the Company would (i) issue to the Investor between 9,142,857 Series E Shares (for an additional investment of $12 million, or a total investment of $16 million including the Series D Financing) and 14,285,714 Series E Shares (for an additional investment of $21,000,000, or a total investment of $25 million including the Series D Financing), and (ii) potentially issue to Mr. McMahon if he opts to convert the McMahon Note between 1,833,018 Series E Shares (upon immediate conversion) and 1,867,022 Series E Shares (upon a conversion six months following the closing of the Series E Financing).

The table below sets forth the potential breakdowns of the number of shares which could be issued in the Series E Financing and the total voting power of the Company’s securities held by the Investor following the consummation of the Series E Financing and assumes that Mr. McMahon opts NOT to convert the McMahon Note:

Total Investment[1]	Series E Shares Issued to Investor	Voting Power of Series E Shares Issued to the Investor[2]	Exchange of Series A Shares for Series E Shares	Total Voting Power of Investor Following Series E Financing[3]
				If McMahon Note Never Converted	If McMahon Note Converted At Closing	If McMahon Note Converted After Six Months
$16 Million	9,142,857	26.7%	(933,333)	51.2%	48.6%	48.5%
$21 Million	12,000,000	32.3%	(933,333)	55.0%	52.4%	52.3%
$25 Million	14,285,714	36.2%	(933,333)	57.6%	55.0%	54.9%
_____________

1.	Includes the exchange of $4,000,000 of Series D Shares and the conversion of the $2,000,000 Bridge Note into Series E Shares.
2.	As of the date of this Information Statement, excluding the Series E Shares, the Company’s voting securities as of the consummation of the Series E Financing would include (i) 15,793,314 shares of Common Stock issued and outstanding, with the holders thereof being entitled to cast one vote per share, (ii) 7,000,000 Series A Shares issued and outstanding, with the holders thereof being entitled to cast ten (10) votes for every share of Common Stock that is issuable upon conversion of a Series A Share (each Series A Share is convertible into 0.1333333 shares of Common Stock), or a total of 9,333,330 votes. Assumes that Series E Shares vote on an as-converted basis with a conversion price of $1.75, however the total number of votes held by the Series E shares may be different at closing as explained below in “Terms of Series E Shares.”
3.	Includes the total number of Series E Shares to be issued minus 933,333 Series E Shares plus 7,000,000 Series A Shares (to reflect the exchange of Series E Shares for Series A Shares as discussed above). Assumes that Series E Shares vote on an as-converted basis with a conversion price of $1.75, however the total number of votes held by the Series E shares may be different at closing as explained below in “Terms of Series E Shares.”

Terms of Series E Shares

If issued, the Series E Shares will have such preferences, rights and limitations as set forth in the Series E COD attached hereto as Appendix A.   The Series E Shares would be entitled to vote on all matters submitted to a vote of the Company’s stockholders and entitled to the number of votes equal to the lesser of (i) the number of whole shares of Common Stock into which such Series E Shares are convertible at the record date for the determination of stockholders entitled to vote on such matters, and (ii) the number of whole shares of Common Stock issuable if the conversion price of the Series E Shares is the closing trading price of the Company’s Common Stock as of the end of the trading day immediately preceding the closing date of the Series E Financing.  In addition, the holder of the Series E Shares would be entitled to elect 3 directors to the Company’s board of directors (and such directors may only be removed without cause by the affirmative vote of the holders of a majority of the Series E Shares); provided that the number of directors which the holders of Series E Shares are entitled to appoint shall at all times be in compliance with NASDAQ Stock Market Listing Rule 5640, including without limitation, the requirement that at such time as the holders of Series E Shares hold less than 5% of the total voting securities of the Corporation, the holders of Series E Shares shall no longer have the right to elect or remove such directors. Each Series E Share is initially convertible into one share of Common Stock, subject to adjustment as provided for in the Series E COD.  If the Investor determines in its discretion to convert its Series E Shares into Common Stock, all of the then outstanding Series E Shares must be converted into Common Stock.

In addition, the Series E COD would provide that, so long as at least 25% of the Series E Shares remain outstanding, the Company will not, without the consent of the holders of a majority of the outstanding Series E Shares, and except as otherwise provided in the Series E COD, (i) liquidate, dissolve or wind-up the business and affairs of the Company, or effect any material merger, acquisition or consolidation, or sale of all or substantially all of the assets of the Company, (ii) amend, alter or repeal any provision of the Articles of Incorporation or bylaws of the Company, (iii) alter or change the powers, preferences or rights given to the Series E Shares or alter or amend the Series E COD, (iv) directly and/or indirectly, designate, issue, authorize, create or otherwise permit to exist, any additional shares of senior or parity securities, (v) directly and/or indirectly increase the number of authorized shares of any class or series of the Company’s capital stock, (vi) purchase or redeem (or permit any subsidiary to purchase or redeem) any junior, senior or parity securities, (vii) directly and/or indirectly create, incur or assume any liability or indebtedness for borrowed money that is secured other than equipment leases and other permitted indebtedness, (viii) directly and/or indirectly create, incur or assume any liability or indebtedness for borrowed money that is unsecured, (ix) enter into any agreement with respect to the acquisition of any material business, assets or property, (x) sell, lease, license, surrender, relinquish, encumber, pledge, transfer, amend, convey or otherwise dispose of any business, property or assets having a material market value, except in the ordinary course of business, (xi) enter into any transaction with any affiliate of the Company which would be required to be disclosed in any public filing with the U.S. Securities and Exchange Commission, unless such transaction is expressly approved by a majority of the disinterested directors of the Company, (xii) except with respect to Beijing China Broadband Network Technology Co., Ltd.  and Shandong Lushi Media Co., Ltd. and their respective direct or indirect subsidiaries, create or hold capital stock in any subsidiary that is not wholly owned (either directly or through one or more subsidiaries) by the Company, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Company or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose of all or substantially all of the assets of such subsidiary, (xiii) increase or decrease the authorized number of directors constituting the  Company’s board of directors, (xiv) effect any material change to the Company’s business plan or nature of its business, (xv) increase the number of shares of common stock authorized under the Company’s stock option plan, (xvi) alter or change the powers, preferences or rights or increase the number of outstanding shares of any series of preferred stock, or (xvii) approve or finalize the annual budget of the Company, except with the approval of the Company’s financial oversight committee.

Dilutive Effect

The issuance of the Series E Shares may have a dilutive effect on our existing disinterested shareholders to the extent that the Investor could, in the future, convert the Series E Shares (or cause all Series E Shares to be converted) into between 9,142,857 and 16,500,000 shares of Common Stock (depending on the ultimate size of the investment in the Series E Financing and whether the McMahon Note is converted into Series E Shares).

Shareholder Approval

On December __, 2013, the Majority Shareholders approved the Company’s entry into the Series E Purchase Agreement, the consummation of the transactions contemplated thereby and the issuance of up to 16,500,000 Series E Shares pursuant thereto.

APPROVAL 2: CONDITIONAL APPROVAL OF THE REMOVAL OF THE CONVERSION LIMITATION SET FORTH IN THE SERIES D COD

On July 5, 2013, in connection with the Series D Purchase Agreement, the Company sold and issued to the Investor 2,285,714 Series D Shares for $1.75 per share, or a total purchase price of $4,000,000.  Pursuant to Section 6(d) of the Series D COD, the Company shall not issue, upon conversion of the Series D Shares, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued (i) in connection with any conversion of Series D Shares issued pursuant to the Purchase Agreement and (ii) as a dividend on the Series D Shares issued pursuant to the Purchase Agreement, would exceed 19.99% of the issued and outstanding shares of Common Stock on the day immediately prior to the date of issuance of the Series D Shares (the “Conversion Limitation”).  The Conversion Limitation was included in the Series D COD to ensure compliance with NASDAQ Listing Rule 5635(d) which, as discussed above, requires prior stockholder approval for the issuance, other than in a public offering, of common stock (or securities convertible into common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.  As of the Record Date, the issued and outstanding Series D Shares were convertible into approximately 12.6% of the Company’s Common Stock.

Dilutive Effect

The removal of the Conversion Limitation could potentially have a dilutive effect on our existing disinterested shareholders to the extent that all Series D Shares are converted into Common Stock (assuming that the Bridge Note is, prior to such conversion to Common Stock, converted into Series D Shares as discussed in Approval 3 below).  The extent of such dilution would be determinate on the total number of Series D Shares issuable upon conversion of the then outstanding principal and accrued and unpaid interest of the Bridge Note at the time of such conversion.

Shareholder Approval

On December __, 2013, the Majority Shareholders (excluding the votes of the Series D Shares as discussed above) approved, in the event that the Company does not consummate the Series E Financing by January 31, 2014,  the removal of the Conversion Limitation set forth in Section 6(d) of the Series D COD.

APPROVAL 3:  CONDITIONAL APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SERIES D SHARES FROM 2,500,000 TO 4,000,000

On November 4, 2013, the Company issued a convertible note to the Investor in $2,000,000 principal amount (the “Bridge Note”) in consideration for a $2,000,000 contribution to the Company by the Investor. The Bridge Note has an annual interest rate of 4% and matures on January 5, 2015, unless earlier converted or repaid in full.  Upon the closing of the Series E Financing, the principal amount and all unpaid interest of the Bridge Note shall automatically be converted into Series E Shares at a conversion price equal to the per share purchase price paid for Series E Shares by the Investor in the Series E Financing.  Pursuant to the terms of the Bridge Note, the Series D Amendment and the Extension Notice, if the Bridge Note is not converted into Series E Shares by January 31, 2014, the principal amount and all accrued and unpaid interest on the Bridge Note may, at the Investor’s option, be converted into Series D Shares at a conversion price of $1.75 per share.

As of the Record Date, the Company had 2,500,000 Series D Shares authorized for issuance, and 2,285,714 Series D Shares issued and outstanding.  In order to allow for the conversion of the Bridge Note into Series D Shares as discussed above, the Company would need to increase the number of Series D Shares authorized for issuance.  With up to 4,000,000 Series D Shares authorized, the Investor would be able to convert all of the outstanding principal of the Bridge Note and all interest which could accrue during the entire term of the Bridge Note.

Dilutive Effect

The increase in authorized Series D Shares could potentially have a dilutive effect on our existing disinterested shareholders to the extent that the Bridge Note is converted into Series D Shares and such Series D Shares are subsequently converted into Common Stock.  The extent of such dilution would be determinate on the total number of Series D Shares issuable upon conversion of the then outstanding principal and accrued and unpaid interest on the Bridge Note at the time of such conversion.

Shareholder Approval

On December __, 2013, the Majority Shareholders approved, in the event that the Company does not consummate the Series E Financing by January 31, 2014,  an amendment to the Company’s Articles of Incorporation to increase the number of Series D Shares authorized pursuant to the Series D COD from 2,500,000 to 4,000,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with our financial statements and the notes thereto and the other financial information appearing elsewhere in this information statement.

In addition to historical information, this information statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “believe,” “expect,” “anticipate,” “project,” “target,” “plan,” “optimistic,” “intend,” “aim,” “will” or similar expressions which are intended to identify forward-looking statements. Such statements include, among others, those concerning market and industry segment growth and demand and acceptance of new and existing products or services; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, and without limitation those identified in Item 1A, “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as well as assumptions, which, if they were to ever materialize or prove incorrect, could cause the results of the Company to differ materially from those expressed or implied by such forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Information Statement to conform our prior statements to actual results or revised expectations.

Overview

We operate in the Chinese media segment, through our Chinese subsidiaries and variable interest entities, or VIEs, a business which provides integrated value-added service solutions for the delivery of VOD and enhanced premium content for cable providers.

Through our VIE, Sinotop, and it’s 80% owned operating joint venture Zhong Hai Video, we provide integrated value-added service solutions for the delivery of VOD, and enhanced premium content for cable providers and other distribution platforms. Zhong Hai Video's revenue will be derived primarily from a VOD model, consisting of a fee to view movies, popular titles and live events.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

•	Growth in the Chinese Economy. We operate in China and derive all of our revenues from sales to customers in China. Economic conditions in China, therefore, affect virtually all aspects of our operations, including the demand for our products, the availability and prices of our supplies and our other expenses. China has experienced significant economic growth, achieving an average annual growth rate of approximately 10% in gross domestic product from 1996 through 2011. China is expected to experience continued growth in all areas of investment and consumption, even in the face of a global economic recession. However, China has not been entirely immune to the global economic slowdown and is experiencing a slowing of its growth rate.

•	PRC Economic Stimulus Plans. The PRC government has issued a policy entitled “Central Government Policy On Stimulating Domestic Consumption To Counter The Damage Result From Export Business Of The Country,” pursuant to which the PRC Central Government is dedicating approximately $580 billion to stimulate domestic consumption. Companies that are either directly or indirectly related to construction, and to the manufacture and sale of building materials, electrical household appliances and telecommunication equipment, are expected to benefit. We could potentially benefit if the stimulus plan injects funds into cable infrastructure allowing access to our PPV network.

•	Deployment of Value-added Services. To augment our product offerings and create other revenue sources, we work with strategic partners to deploy value-added services to our cable customers. Value-added services, including but not limited to the synergies created by the additions of our new assets, will become a focus of revenue generation for our company. No assurance can be made that we will add other value-added services, or if added, that they will succeed.

Taxation

United States

YOU On Demand Holdings, Inc. is subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as YOU On Demand Holdings, Inc. had no income taxable in the United States.

Cayman Islands

Our subsidiary, China Broadband Ltd., was incorporated in the Cayman Islands. Under the current law of the Cayman Islands, it is not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

Hong Kong

Our subsidiary, Sinotop Hong Kong, was incorporated in Hong Kong and under the current laws of Hong Kong, is subject to Profits Tax of 16.5%. No provision for Hong Kong Profits Tax has been made as Sinotop Hong Kong has no taxable income.

The People’s Republic of China

Under Enterprise Income Tax Law, our Chinese subsidiaries and VIEs are subject to an earned income tax of 25.0%.

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments to determine if there will be any change in the statutory income tax rate.

Consolidated Results of Operations

Comparison of Years Ended December 31, 2012 and 2011

In order to provide a more meaningful comparison of our financial results, our presentation of the Company’s Consolidated Results of Operations utilizes Pro Forma 2012 and 2011 financial information to exclude the impact of Shandong Media which was deconsolidated effective July 1, 2012 (See Note 11 to the audited financial statements included in this report for more information regarding the Deconsolidation of Shandong Media).

	Pro Forma Comparisons
	Year Ended
	As Reported December 31, 2012	Shandong Media 6 months	Pro Forma December 31, 2012 (excluding Shandong Media)

Revenue	$6,873,000	$1,696,000	$5,177,000
Cost of revenue	7,083,000	1,229,000	5,854,000
Gross profit (loss)	(210,000)	467,000	(677,000)

Operating expense:
Selling, general and administrative expenses	10,811,000	717,000	10,094,000
Professional fees	1,345,000	-	1,345,000
Depreciation and amortization	4,083,000	58,000	4,025,000
Impairments of long-lived assets	840,000	-	840,000
Total operating expense	17,079,000	775,000	16,304,000

Loss from operations	(17,289,000)	(308,000)	(16,981,000)

Interest & other income / (expense)
Interest income	9,000	-	9,000
Interest expense	(79,000)	-	(79,000)
Right to purchase expense	(44,000)	-	(44,000)
Cost of reset provision	(659,000)	-	(659,000)
Change in fair value of warrant liabilities	647,000	-	647,000
Change in fair value of contingent consideration	1,313,000	-	1,313,000
Gain on investment in unconsolidated entities	68,000	-	68,000
Loss on investment write-off	(95,000)	-	(95,000)
Loss on write-off of uncollectible loans	(514,000)	(473,000)	(41,000)
Gain on deconsolidation of Shandong Media	142,000	-	142,000
Other	(140,000)	-	(140,000)

Loss before income taxes and noncontrolling interests	(16,641,000)	(781,000)	(15,860,000)

Income tax benefit	353,000	9,000	344,000

Net loss	(16,288,000)	(772,000)	(15,516,000)

Net loss attributable to noncontrolling interests	2,074,000	386,000	1,688,000

Net loss attributable to YOU On Demand shareholders	$(14,214,000)	$(386,000)	$(13,828,000)

Deemed dividends on preferred stock	(924,000)	-	(924,000)

Net loss attributable to YOU on Demand common shareholders	$(15,138,000)	$(386,000)	$(14,752,000)

	Pro Forma Comparisons
	Year Ended
	As Reported December 31, 2011	Shandong Media 12 months	Pro Forma December 31, 2011 (excluding Shandong Media)

Revenue	$7,868,000	$2,993,000	$4,875,000
Cost of revenue	5,526,000	2,159,000	3,367,000
Gross profit	2,342,000	834,000	1,508,000

Operating expense:
Selling, general and administrative expenses	8,801,000	1,306,000	7,495,000
Professional fees	2,115,000	5,000	2,110,000
Depreciation and amortization	4,424,000	110,000	4,314,000
Impairments of long-lived assets	244,000	-	244,000
Total operating expense	15,584,000	1,421,000	14,163,000

Loss from operations	(13,242,000)	(587,000)	(12,655,000)

Interest & other income / (expense)
Interest income	11,000	-	11,000
Interest expense	(2,000)	-	(2,000)
Stock purchase right	(194,000)	-	(194,000)
Change in fair value of contingent consideration	3,000	-	3,000
Loss on investment in unconsolidated entities	(14,000)	-	(14,000)
Gain on deconsolidation of AdNet	470,000	-	470,000
Other	(44,000)	(2,000)	(42,000)

Loss before income taxes and noncontrolling interests	(13,012,000)	(589,000)	(12,423,000)

Income tax benefit	370,000	95,000	275,000

Net loss	(12,642,000)	(494,000)	(12,148,000)

Net loss attributable to noncontrolling interests	1,372,000	247,000	1,125,000

Net loss attributable to YOU On Demand shareholders	$(11,270,000)	$(247,000)	$(11,023,000)

The following table sets forth key components of our results of operations. As noted above, the table shows a Pro Forma 2012 and 2011 which excludes the impact of Shandong Media.

	Year Ended
	December 31, 2012 (Pro Forma)	December 31, 2011 (Pro Forma)	Amount Change	% Change

Revenue	$5,177,000	$4,875,000	$302,000	6%
Cost of revenue	5,854,000	3,367,000	2,487,000	74%
Gross (loss) profit	(677,000)	1,508,000	(2,185,000)	-145%

Operating expense:
Selling, general and administrative expenses	10,094,000	7,495,000	2,599,000	35%
Professional fees	1,345,000	2,110,000	(765,000)	-36%
Depreciation and amortization	4,025,000	4,314,000	(289,000)	-7%
Impairments of long-lived assets	840,000	244,000	596,000	244%
Total operating expense	16,304,000	14,163,000	2,141,000	15%

Loss from operations	(16,981,000)	(12,655,000)	(4,326,000)	34%

Interest & other income / (expense)
Interest income	9,000	11,000	(2,000)	-18%
Interest expense	(79,000)	(2,000)	(77,000)	3,850%
Stock purchase right	(44,000)	(194,000)	150,000	-77%
Cost of reset provision	(659,000)	-	(659,000)	-
Change in fair value of warrant liabilities	647,000	-	647,000	-
Change in fair value of contingent consideration	1,313,000	3,000	1,310,000	43667%
Gain on investment in unconsolidated entities	68,000	(14,000)	82,000	-586%
Loss on investment write-off	(95,000)	-	(95,000)	-
Loss on write-off of uncollectible loans	(41,000)	-	(41,000)	-
Gain on deconsolidation of Shandong Media	142,000	-	142,000	-
Gain on disposal of AdNet	-	470,000	(470,000)	-100%
Other	(140,000)	(42,000)	(98,000)	233%

Loss before income taxes and noncontrolling interests	(15,860,000)	(12,423,000)	(3,437,000)	28%

Income tax benefit	344,000	275,000	69,000	25%

Net loss	(15,516,000)	(12,148,000)	(3,368,000)	28%

Net loss attributable to noncontrolling interests	1,688,000	1,125,000	563,000	50%

Net loss attributable to YOU On Demand shareholders	$(13,828,000)	$(11,023,000)	$(2,805,000)	25%

Deemed dividends on preferred stock	(924,000)	-	(924,000)	-

Net loss attributable to YOU on Demand common shareholders	$(14,752,000)	$(11,023,000)	$(3,729,000)

The information provided below represents pro forma amounts for 2011 to exclude the impact of Shandong Media, which was deconsolidated effective July 1, 2012 (see Note 11 to the audited financial statements included in this report for more information on the Deconsolidation of Shandong Media).

Revenues

Revenues for the year ended December 31, 2012, totaled $5,177,000, as compared to $4,875,000 for 2011. The increase in revenue of approximately $302,000, or 6%, is attributable to increased revenue from Jinan Broadband. Jinan Broadband’s revenue consisted primarily of sales to our PRC based internet consumers, cable modem consumers, business customers and other internet and cable services of $5,172,000, an increase of $320,000, or 7%, as compared to $4,852,000 during 2011. The increase is primarily related to an increase in sales to our business customers.

Gross (loss) Profit

Our gross (loss) profit for the year ended December 31, 2012 was $(677,000), as compared to $1,508,000 during 2011.  The decrease in gross (loss) profit of approximately $2,185,000, or 145%, is mainly due to the amortization of content costs related to our VOD business.

Gross (loss) profit as a percentage of revenue was (13)% for the year ended December 31, 2012, as compared to 30% during 2011. The decrease is mainly due to content acquisition costs related to our VOD business.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses for the year ended December 31, 2012, increased approximately $2,599,000 to $10,094,000, as compared to $7,495,000 for the year ended December 31, 2011.  The increase is mainly due to increased costs related to the development of our VOD business.

Salaries and personnel costs are the primary components of selling, general and administrative expenses. For the year ended December 31, 2012, salaries and personnel costs accounted for 56% of our selling, general and administrative expenses. For the year ended December 31, 2012, salaries and personnel costs totaled $5,566,000, an increase of $1,502,000, or 37%, as compared to $4,064,000 for the same period of 2011. The increase in our salaries and personnel costs increased because of the growth and development of our VOD business.

The other major components of our selling, general and administrative expenses include marketing and promotions, technology, rent and travel. For the year ended December 31, 2012, these costs totaled $2,447,000, an increase of $694,000, or 40% as compared to $1,753,000 in 2011.  The increase is mainly due to the growth and development of our VOD business.

Professional Fees

Professional fees are generally related to public company reporting and governance expenses as well as legal fees related to our VOD business. Our costs for professional fees decreased $765,000, or 36%, to $1,345,000 for the year ended December 31, 2012, from $2,110,000 during 2011.  Such decrease in professional fees was primarily due to increased legal fees in 2011 during the early stages of development of our VOD business.

Depreciation and Amortization

Our depreciation expense decreased $438,000, or 18%, to $2,033,000 in the year ended December 31, 2012, from $2,471,000 during 2011, The decrease is due to certain equipment at Jinan Broadband being taken out of service due to changes in customer needs. As such, the Company ceased depreciating such equipment.

Our amortization expense increased $149,000, or 8%, to $1,992,000 in the year ended December 31, 2012, from $1,843,000 during 2011.  The increase is due to software, licenses and website development costs being recognized in 2012.

Impairment of Long-lived Assets

In 2012, we recorded an impairment charge of $840,000 related to our equipment assets at our Jinan Broadband subsidiary as discussed in Note 7 of our audited consolidated financial statements included in this report.

Right to Purchase Expense

FIL Investment Management (Hong Kong) Limited (“Fidelity”), a professional fiduciary for various accounts, had the right to purchase up to 5,625,000 shares of our common stock pursuant to the June 7, 2011 private placement. We recorded a charge of $44,000 for the year ended December 31, 2012, as compared to $194,000 for the same period of 2011, related to the valuation of this right to purchase.

Cost of Reset Provision

As a result of the negative clawback provisions included in our warrant agreements associated with our August 2012 private financings, we have reset the exercise price from $4.25 per share to $1.50 per share.  Accordingly, we valued the cost of this reset provision and recorded a charge to operations of $659,000 for the year ended December 31, 2012.

Change in Fair value of Warrant Liabilities

Our warrants are characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the statement of operations and, accordingly, we reported a gain of $647,000 for the year ended December 31, 2012.  The gain is primarily due to the decrease in our closing stock price.

Change in Fair Value of Contingent Consideration

Our contingent consideration related to our acquisition of Sinotop Hong Kong is classified as a liability because the earn-out securities do not meet the fixed-for-fixed criteria under ASC 815-40-15. Further, ASC 815-40-15 requires us to re-measure at the end of every reporting period with the change in value reported in the statement of operations and, accordingly, we reported a gain of approximately $1,313,000 and $3,000 for the years ended December 31, 2012 and 2011, respectively. The gain is primarily due to decreases in our closing stock price.

Loss on Investment Write-off

In 2011, we entered into a purchase agreement with “Shandong Fu Ren” whereby we were obligated to pay approximately $157,000 to acquire 51% ownership of Shanghai Tianduo.  We advanced approximately $47,000 in 2011.  Since we entered into the agreement in 2011, the direction of our company has changed and thus the value of the investment has diminished.  As such, as of December 31, 2012, we wrote-off the initial investment of $47,000 and accrued a liability of $47,000 as an expected settlement payment to terminate the agreement for a total of $95,000.  In addition, in connection with the investment we advanced funds in the form of a loan for $40,000 which we wrote-off and recorded as loss on uncollectible loan.

Gain on Deconsolidation of Shandong Media

Effective July 1, 2012, we deconsolidated our ownership in Shandong Media and recorded a gain of $141,814 as discussed in Note 11 of our audited consolidated financial statements included in this report.

Net Loss Attributable to Non-controlling Interest

49% of the operating loss of our Jinan Broadband subsidiary is allocated to Jinan Parent, the 49% co-owner of this business. During the year ended December 31, 2012, $1,278,000 of our operating losses from Jinan Broadband was allocated to Jinan Parent, as compared to $705,000 during the same period of 2011.

20% of the operating loss of our Zhong Hai Video joint venture is allocated to Hua Cheng, our 20% joint venture partner. During the year ended December 31, 2012, $399,000 of our operating loss from Zhong Hai Video was allocated to Hua Cheng, as compared to $420,000 during the same period of 2011.

Deemed Dividends on Preferred Stock

We recorded a beneficial conversion feature associated with the Series C Preferred Stock, which was limited to the proceeds allocated to them. Because the preferred stock is immediately convertible at the option of the holder, we recorded deemed dividends of $924,000 from the beneficial conversion feature associated with the issuance of the Series C Preferred Stock.

Comparison of Three Months Ended September 30, 2013 and 2012

The operating results of Jinan Broadband are classified as discontinued operations in the Company’s unaudited Consolidated Results of Operations.

	Three Months Ended
	September 30, 2013 (unaudited)	September 30, 2012 (unaudited)	Amount Change	% Change

Revenue	$95,000	$4,000	$91,000	2275%
Cost of revenue	712,000	714,000	(2,000)	0%
Gross loss	(617,000)	(710,000)	93,000	-13%

Operating expense:
Selling, general and administrative expenses	1,658,000	2,331,000	(673,000)	-29%
Professional fees	147,000	138,000	9,000	7%
Depreciation and amortization	155,000	534,000	(379,000)	-71%
Total operating expense	1,960,000	3,003,000	(1,043,000)	-35%

Loss from operations	(2,577,000)	(3,713,000)	1,136,000	-31%

Interest & other income / (expense)
Interest income	1,000	-	1,000	-
Interest expense	(30,000)	(28,000)	(2,000)	7%
Change in fair value of warrant liabilities	(7,000)	(636,000)	629,000	-99%
Change in fair value of contingent consideration	(16,000)	538,000	(554,000)	-103%
Gain on investment in unconsolidated entities	9,000	65,000	(56,000)	-86%
Gain on deconsolidation of Shandong Media	-	142,000	(142,000)	-100%
Other	(12,000)	(2,000)	(10,000)	500%

Loss from continuing operations before income taxes and noncontrolling interests	(2,632,000)	(3,634,000)	1,002,000	-28%

Income tax benefit	21,000	96,000	(75,000)	-78%

Net loss from continuing operations	(2,611,000)	(3,538,000)	927,000	-26%

Net gain (loss) from discontinued operations (including gain on disposal of $5,616,269)	5,590,000	(899,000)	6,489,000	-722%

Net gain (loss)	2,979,000	(4,437,000)	7,416,000	-167%

Net loss attributable to noncontrolling interests	193,000	389,000	(196,000)	-50%

Net gain (loss) attributable to YOU On Demand shareholders	3,172,000	(4,048,000)	7,220,000	-178%

Dividends on preferred stock	(1,030,000)	-	(1,030,000)	-

Net gain (loss) attributable to YOU on Demand common shareholders	$2,142,000	$(4,048,000)	$6,190,000

Revenues

Revenues for the three months ended September 30, 2013, totaled $95,000, as compared to $4,000 for 2012. The increase in revenue of approximately $91,000 is attributable to the growth of our VOD business.

Gross Loss

Our gross loss for the three months ended September 30, 2013 was $617,000, as compared to $710,000 during 2012. The decrease in gross loss of approximately $93,000, or 13%, is due to increased revenues.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses for the three months ended September 30, 2013, decreased approximately $673,000 to $1,658,000, as compared to $2,331,000 for the three months ended September 30, 2012.

Salaries and personnel costs are the primary components of selling, general and administrative expenses. For the three months ended September 30, 2013, salaries and personnel costs accounted for 53% of our selling, general and administrative expenses. For the three months ended September 30, 2013, salaries and personnel costs totaled $872,000 (excluding $252,000 for severance pay), a decrease of $389,000, or 31%, as compared to $1,262,000 for the same period of 2012 due to staff reductions made as a part of our cost savings initiatives.

The other major components of our selling, general and administrative expenses include marketing and promotions, technology, rent and travel. For the three months ended September 30, 2013, these costs totaled $273,000, a decrease of $731,000, or 73% as compared to $1,004,000 in 2012.   The decrease is because we incurred more marketing related and technology expense in the prior period while developing our VOD business.

Professional Fees

Professional fees are generally related to public company reporting and governance expenses as well as legal fees related to our business. Our costs for professional fees increased $9,000, or 7%, to $147,000 for the three months ended September 30, 2013, from $138,000 during 2012.

Depreciation and Amortization

Our depreciation expense increased $4,000, or 6%, to $70,000 in the three months ended September 30, 2013, from $66,000 during 2012.

Our amortization expense decreased $382,000, or 82%, to $85,000 in the three months ended September 30, 2013, from $467,000 during 2012. The decrease is because our non-compete agreement was fully amortized as of January 31, 2013.

Change in Fair value of Warrant Liabilities

Our warrants are characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the statement of operations and, accordingly, we reported a loss of $7,000 for the three months ended September 30, 2013 compared to $636,000 for the same period in 2012. The loss is primarily due to the increase in our closing stock price.

Change in Fair Value of Contingent Consideration

Our contingent consideration related to our acquisition of Sinotop Hong Kong is classified as a liability because the earn-out securities do not meet the fixed-for-fixed criteria under ASC 815-40-15. Further, ASC 815-40-15 requires us to re-measure at the end of every reporting period with the change in value reported in the statement of operations and, accordingly, we reported a loss of approximately $16,000 and a gain of $538,000 for the three months ended September 30, 2013 and 2012, respectively. The change is primarily due to the fluctuation in our closing stock price.

Gain on sale of Jinan Broadband

Effective July 31, 2013, we sold our interest in Jinan Broadband and recorded a gain of approximately $5.6 million as discussed in Note 3 of our consolidated financial statements.

Net Loss from Discontinued Operations

Net loss from discontinued operations reflects the operating results of Jinan Broadband for the one month period ended July 31, 2013 (sold date).  Our sale of Jinan Broadband was consummated on July 31, 2013 (see Footnote 3 for additional information on this sale).  Discontinued operations  reflects losses of approximately $26,000 (one month period) and $899,000 for the one and three months ended September 30, 2013 and 2012, respectively.

Net Loss Attributable to Non-controlling Interest

49% of the operating loss of our Jinan Broadband subsidiary is allocated to Shandong Cable (previously Jinan Parent), the 49% co-owner of this business. During the one month ended July 31, 2013, $13,000 of our operating losses from Jinan Broadband was allocated to Shandong Cable (previously Jinan parent), as compared to $441,000 of operating loss during the three months ended September 30, 2012.  Effective July 31, 2013, the Company sold its 51% interest in Jinan Broadband.

20% of the operating loss of our Zhong Hai Video joint venture is allocated to Hua Cheng, our 20% joint venture partner. During the three months ended September 30, 2013, $180,000 of our operating loss from Zhong Hai Video was allocated to Hua Cheng, as compared to $52,000 of our operating income during the same period of 2012.

Comparison of Nine Months Ended September 30, 2013 and 2012

In order to provide a more meaningful comparison of our financial results, our presentation of the Company’s unaudited Consolidated Results of Operations utilizes Pro Forma 2012 financial information to exclude the impact of Shandong Media which was deconsolidated effective July 1, 2012.  The operating results of Jinan Broadband are classified as discontinued operations in the Company’s unaudited Consolidated Results of Operations.

	Pro Forma Comparisons
	Nine Months Ended
	As Reported September 30, 2012	Shandong Media 6 months	Pro Forma September 30, 2012 (excluding Shandong Media)
	(unaudited)	(unaudited)

Revenue	$1,700,000	$1,696,000	$4,000
Cost of revenue	2,739,000	1,229,000	1,510,000
Gross profit	(1,039,000)	467,000	(1,506,000)

Operating expense:
Selling, general and administrative expenses	7,131,000	716,000	6,415,000
Professional fees	1,079,000	-	1,079,000
Depreciation and amortization	1,625,000	58,000	1,567,000
Total operating expense	9,835,000	774,000	9,061,000

Loss from operations	(10,874,000)	(307,000)	(10,567,000)

Interest & other income / (expense)
Interest income	3,000	-	3,000
Interest expense	(48,000)	-	(48,000)
Right to purchase expense	(44,000)	-	(44,000)
Change in fair value of warrant liabilities	(636,000)	-	(636,000)
Change in fair value of contingent consideration	74,000	-	74,000
Loss on investment in unconsolidated entities	52,000	-	52,000
Loss on write-off of uncollectible loans	(474,000)	(474,000)	-
Gain on deconsolidation of Shandong Media	142,000	-	142,000
Other	(60,000)	-	(60,000)

Loss before income taxes and noncontrolling interests	(11,865,000)	(781,000)	(11,084,000)

Income tax benefit	266,000	9,000	257,000

Net loss from continuing operations	(11,599,000)	(772,000)	(10,827,000)

Net loss from discontinued operations	(1,874,000)	-	(1,874,000)

Net loss	(13,473,000)	(772,000)	(12,701,000)

Net loss attributable to noncontrolling interests	1,483,000	386,000	1,097,000

Net loss attributable to YOU On Demand shareholders	$(11,990,000)	$(386,000)	$(11,604,000)

	Nine Months Ended
	September 30, 2013	September 30, 2012 (Pro Forma)	Amount Change	% Change
	(unaudited)	(unaudited)

Revenue	$147,000	$4,000	$143,000	3575%
Cost of revenue	2,351,000	1,510,000	841,000	56%
Gross loss	(2,204,000)	(1,506,000)	(698,000)	46%

Operating expense:
Selling, general and administrative expenses	5,558,000	6,415,000	(857,000)	-13%
Professional fees	773,000	1,079,000	(306,000)	-28%
Depreciation and amortization	621,000	1,567,000	(946,000)	-60%
Impairments of long-lived assets	311,000	-	311,000	-
Total operating expense	7,263,000	9,061,000	(1,798,000)	-20%

Loss from operations	(9,467,000)	(10,567,000)	1,100,000	-10%

Interest & other income / (expense)
Interest income	1,000	3,000	(2,000)	-67%
Interest expense	(90,000)	(48,000)	(42,000)	88%
Right to purchase expense	-	(44,000)	44,000	-100%
Change in fair value of warrant liabilities	(37,000)	(636,000)	599,000	-94%
Change in fair value of contingent consideration	(99,000)	74,000	(173,000)	-234%
Loss on investment in unconsolidated entities	8,000	52,000	(44,000)	-85%
Gain on deconsolidation of Shandong Media	-	142,000	(142,000)	-100%
Other	59,000	(60,000)	119,000	-198%

Loss from continuing operations before income taxes and noncontrolling interests	(9,625,000)	(11,084,000)	1,459,000	-13%

Income tax benefit	82,000	257,000	(175,000)	-68%

Net loss from continuing operations	(9,543,000)	(10,827,000)	1,284,000	-12%

Net gain (loss) from discontinued operations (including gain on disposal of $5,616,269)	5,255,000	(1,874,000)	7,129,000	-380%

Net loss	(4,288,000)	(12,701,000)	8,413,000	-66%

Net loss attributable to noncontrolling interests	835,000	1,097,000	(262,000)	-24%

Net loss attributable to YOU On Demand shareholders	(3,453,000)	(11,604,000)	8,151,000	-70%

Dividends on preferred stock	(1,030,000)	-	(1,030,000)	-

Net loss attributable to YOU on Demand common shareholders	$(4,483,000)	$(11,604,000)	$7,121,000

Revenues

Revenues for the nine months ended September 30, 2013, totaled $147,000, as compared to $4,000 for 2012. The increase in revenue of approximately $143,000 is attributable to the growth of our VOD business.

Gross Loss

Our gross loss for the nine months ended September 30, 2013 was $2,204,000, as compared to $1,510,000 during 2012. The increase in gross loss of approximately $698,000, or 46%, is primarily due to the amortization of additional content costs.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses for the nine months ended September 30, 2013, decreased approximately $857,000 to $5,558,000, as compared to $6,415,000 for the nine months ended September 30, 2012.

Salaries and personnel costs are the primary components of selling, general and administrative expenses. For the nine months ended September 30, 2013, salaries and personnel costs accounted for 54% of our selling, general and administrative expenses. For the nine months ended September 30, 2013, salaries and personnel costs totaled $3,000,000 (excluding $252,000 for severance pay), a decrease of $866,000, or 22%, as compared to $3,866,000 for the same period of 2012 due to staff reductions made as a part of our cost savings initiatives.

The other major components of our selling, general and administrative expenses include marketing and promotions, technology, rent and travel. For the nine months ended September 30, 2013, these costs totaled $1,238,000, a decrease of $390,000, or 24% as compared to $1,628,000 in 2012. The decrease is because we incurred more marketing related and technology expense in the prior period while developing our VOD business.

We reduced the exercise price of 701,167 outstanding stock options granted under the Company’s 2010 Equity Incentive Plan to $2.00, as permitted by the Plan.  All other terms of these options, including, without limitation, the exercise date, vesting schedule and the number of shares to which each option pertains, remain unchanged.  We recorded approximately $55,000 for the modification charge in the second quarter of 2013.

Professional Fees

Professional fees are generally related to public company reporting and governance expenses as well as legal fees related to our business. Our costs for professional fees decreased $306,000, or 28%, to $773,000 for the nine months ended September 30, 2013, from $1,079,000 during 2012.  The decrease in professional fees was primarily due to a reduction in legal fees.

Depreciation and Amortization

Our depreciation expense increased $15,000, or 7%, to $207,000 in the nine months ended September 30, 2013, from $192,000 during 2012.

Our amortization expense decreased $961,000, or 70%, to $414,000 in the nine months ended September 30, 2013, from $1,375,000 during 2012. The decrease is because our non-compete agreement was fully amortized as of January 31, 2013.

Impairment of Long-lived Assets

During the second quarter of 2013, we recorded a software impairment charge of $311,249 due to lack of adoption by the Multi System Operators, our VOD clients, who preferred to use their own software.

Change in Fair value of Warrant Liabilities

Our warrants are characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the statement of operations and, accordingly, we reported a loss of $37,000 for the nine months ended September 30, 2013 compared to $636,000 for the same period in 2012. The loss is primarily due to the increase in our closing stock price.

Change in Fair Value of Contingent Consideration

Our contingent consideration related to our acquisition of Sinotop Hong Kong is classified as a liability because the earn-out securities do not meet the fixed-for-fixed criteria under ASC 815-40-15. Further, ASC 815-40-15 requires us to re-measure at the end of every reporting period with the change in value reported in the statement of operations and, accordingly, we reported a loss of $99,000 and a gain of $74,000 for the nine months ended September 30, 2013 and 2012, respectively. The change is primarily due to the fluctuation in our closing stock price.

Gain on sale of Jinan Broadband

Effective July 31, 2013, we sold our interest in Jinan Broadband and recorded a gain of approximately $5.6 million as discussed in Note 3 of our consolidated financial statements.

Net Loss from Discontinued Operations

Net loss from discontinued operations reflects the operating results of Jinan Broadband for the seven month period ended July 31, 2013 (sold date).  Our sale of Jinan Broadband was consummated on July 31, 2013 (see Footnote 3 for additional information on this sale).  Discontinued operations reflects losses of approximately $361,000 and $1,874,000 for the seven and nine months ended September 30, 2013 and 2012, respectively.

Net Loss Attributable to Non-controlling Interest

49% of the operating loss of our Jinan Broadband subsidiary is allocated to Shandong Cable (previously Jinan Parent), the 49% co-owner of this business. During the nine months ended September 30, 2013, $178,000 of our operating losses from Jinan Broadband was allocated to Shandong Cable (previously Jinan Parent), as compared to $918,000 of operating loss during the same period of 2012.  Effective July 31, 2013, the Company sold its 51% interest in Jinan Broadband.

20% of the operating loss of our Zhong Hai Video joint venture is allocated to Hua Cheng, our 20% joint venture partner. During the nine months ended September 30, 2013, $657,000 of our operating loss from Zhong Hai Video was allocated to Hua Cheng, as compared to $179,000 during the same period of 2012.

Liquidity and Capital Resources

As of September 30, 2013, we had cash and cash equivalents of approximately $1,214,000.  Approximately $907,000 is held in our Chinese subsidiaries. The company has no plans to repatriate these funds. We had a working capital deficit at September 30, 2013, of approximately $1,843,000.

The following table provides a summary of our net cash flows from operating, investing, and financing activities.

	Nine Months Ended
	September 30, 2013 (unaudited)	September 30, 2012 (unaudited)
Net cash used in operating activities	$(5,694,000)	$(8,258,000)
Net cash used in investing activities	(638,000)	(916,000)
Net cash provided by financing activities	3,151,000	6,466,000
Effect of exchange rate changes on cash	15,000	19,000
Net decrease in cash and cash equivalents	(3,167,000)	(2,690,000)

Total cash and cash equivalents at beginning of period	4,381,000	7,520,000
Less cash and cash equivalents of discontinued operations at beginning of period	1,103,000	1,087,000
Cash and cash equivalents of continuing operations at beginning of period	3,278,000	6,433,000

Cash and cash equivalents at end of period	$1,214,000	$4,830,000

Operating Activities

Cash used in operating activities decreased for the nine months ended in 2013 compared to 2012 due to increased corporate and operational costs incurred in the development of our VOD business in the prior year.

Investing Activities

Cash used in investing activities for the nine months ended September 30, 2013 and 2012 was used primarily for (i) additions to property and equipment of $425,000 and $790,000, respectively, and (ii) investments in intangibles of $23,000 and $112,000, respectively.

Financing activities

The Company must continue to rely on debt and equity to pay for ongoing operating expenses in order to execute its business plan.  On July 5, 2013 the Company raised $4.0 million from the sale of Series D Preferred Stock to C Media Limited (“C Media”).  In connection with the sale of the Series D Preferred, both parties agreed to act in good faith and with fair dealing to finalize an agreement, on or before October 31, 2013, for an additional investment of between $12 million and $21 million of a new class of preferred stock of the Company.  This additional investment is contingent on several factors.   If the additional investment does not occur, we have the ability to raise funds by various methods including utilization of our $50 million shelf registration of which $47.3 million is remaining as well as other means of financing such as debt or private investment. However, financing may not be available to the Company on terms acceptable to us or at all or such resources will be received in a timely manner. Further we may need approval to seek additional financing from the shareholders from the August 2012 private financing in the event we do a public financing.

On November 4, 2013, we entered into an amendment to the Series D Stock Purchase Agreement.  Pursuant to the Series D Amendment, the parties agreed that each party would act in good faith and with fair dealing to finalize an agreement on or before the 30th day following the issuance of the Bridge Note (a Bridge Note in the amount of $2 million was entered into on November 4, 2013 between the Company and C Media – see subsequent events for additional information).

The fact that we have incurred significant continuing losses and continue to rely on debt and equity financings to fund our operations to date, could raise substantial doubt about our ability to continue as a going concern. The unaudited consolidated financial statements included in this report have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.  As of September 30, 2013 the Company has an accumulated operating loss of approximately $62 million.

The Company’s independent registered public accounting firm’s report of the financial statements as of and for year ended December 31, 2012, contained an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Effects of Inflation

Inflation and changing prices have had an effect on our business and we expect that inflation or changing prices could materially affect our business in the foreseeable future. Our management will closely monitor the price change and make efforts to maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introductions.

Critical Accounting Policies and Significant Judgments and Estimates

The discussion and analysis of our financial condition and results of operation are based upon our unaudited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.   Note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 includes a summary of our most significant accounting policies.

The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, inventories, income taxes, stock-based compensation and contingent liabilities. Management bases its estimates on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Periodically, we review our critical accounting estimates with the Audit Committee of our Board of Directors.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our common stock as of December 20, 2013 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is c/o YOU On Demand Holdings, Inc., 27 Union Square West, Suite 502, New York, New York, 10003.

		Shares Beneficially Owned(1)
		Common Stock(2)		Series A Preferred Stock(3)		Series C Preferred Stock(4)		Series D Preferred Stock(5)		% Total Voting Power(6)
Name and Address of Beneficial Owner	Office, if any	Shares	% of Class	Shares	% of Class	Shares	% of Class	Shares	% of Class
Directors and Officers
Shane McMahon(7)	Chairman	3,039,999	18.4%	7,000,000	100%	-	-	-	-	44.0%
Xuesong Song	Executive Chairman	-	-	-	-	-	-	2,285,714	100%	8.3%
Weicheng Liu(8)	CEO and Director	2,684,516	16.6%	-	-	-	-	-	-	10.5%
Marc Urbach(9)	CFO	288,070	1.8%	-	-	-	-	-	-	*
James Cassano(10)	Director	15,667	*	-	-	-	-	-	-	*
Michael Birkin	Director	5,000	*	-	-	-	-	-	-	*
Michael Jackson	Director	5,000	*	-	-	-	-	-	-	*
All officers and directors as a group (7 persons named above)		6,038,252	35.2%	7,000,000	100%	-	-	2,285,714	100%	61.3%
5% Security Holders
Shane McMahon	Chairman	3,039,999	18.4%	7,000,000	100%	-	-	-	-	44.0%
Xuesong Song	Executive Chairman	-	-	-	-	-	-	2,285,714	100%	8.3%
Weicheng Liu	CEO and Director	2,684,516	16.6%	-	-	-	-	-	-	10.5%
Steven Oliveira(11) 18 Fieldstone Ct. New City, NY 10956	-	558,980	3.5%	-	-	87,500	100%	-	-	*
FMR LLC(12) 82 Devonshire St. Boston, MA 02109	-	1,334,402	8.4%	-	-	-	-	-	-	4.8%
* Less than 1%

(1)
Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to our ordinary shares. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 15,793,314 shares of Common Stock issued and outstanding as of December 20, 2013.

(3)
Based on 7,000,000 shares of Series A Preferred Stock issued and outstanding as of December 20, 2013.  Each share of Series A Preferred Stock is (i) convertible, at any time at the option of the holder, into 0.13333 shares of Common Stock, and (ii) is entitled to ten votes for each one share of Common Stock that is issuable upon conversion of a shares of Series A Preferred Stock.  Accordingly, the 7,000,000 outstanding shares of Series A Preferred Stock are convertible into 933,333 shares of Common Stock and have the voting power of 9,333,330 shares of Common Stock

(4)
Based on 87,500 shares of Series C Preferred Stock issued and outstanding as of December 20, 2013.  Each share of Series B Preferred Stock is convertible, at the holder’s option, into one share of Common Stock; provided, however, that the holder of Series B Preferred Stock may not convert the Series B Preferred Stock into Common Stock to the extent that such holder would beneficially own in excess of 9.99% of the number of shares of Common Stock of the Company outstanding immediately after giving effect to such conversion.  The holder of Series B Preferred Stock may waive the restriction on the conversion of the Series B Shares into Common Stock upon 61 days’ notice to the Company.  In addition, the holders of Series B Preferred Stock are not entitled to vote on matters submitted to a vote of the shareholders of the Company.

(5)
Based on 2,285,714 shares of Series D Preferred Stock issued and outstanding as of December 20, 2013.  Each share of Series D Preferred Stock is initially convertible, at the holder’s option, into one share of Common Stock; provided, however, that the holder of Series D Preferred Stock may not convert the Series B Preferred Stock into Common Stock to the extent that such holder would beneficially own in excess of 19.99% of the number of shares of Common Stock of the Company outstanding immediately after giving effect to such conversion.

(6)	Represents total voting power with respect to all shares of our Common Stock and each outstanding series of Preferred Stock.

(7)
Includes 533,333 shares underlying options exercisable within 60 days at $3.00 per share, 40,000 shares underlying options exercisable within 60 days at $4.50 per share, and 166,666 shares underlying options exercisable within 60 days at $2.00 per share

(8)	Includes 319,167 shares underlying options exercisable within 60 days at $3.75 per share, and 14,167 shares underlying options exercisable within 60 days at $4.50 per share.

(9
Includes 1,333 shares underlying options exercisable within 60 days at $75.00 per share, 266,667 shares underlying options exercisable within 60 days at $3.00 per share, 6,667 shares underlying options exercisable within 60 days at $4.50 per share, and 10,625 shares underlying options exercisable within 60 days at $1.65 per share.

(10)	Includes 667 shares underlying options exercisable within 60 days at $33.75 per share, and 10,000 shares underlying options exercisable within 60 days at $3.00 per share.

(11)
Includes 226,216 shares of Common Stock underlying warrants which are exercisable within 60 days.  Mr. Steven Oliveira is the sole member of Oliveira Capital, LLC and has voting and dispositive over securities owned by Oliveira Capital, LLC. See Note 4 above with respect to Shares of Series C Preferred Stock and the restrictions on conversion thereof.

(12)
Includes 175,000 shares of Common Stock underlying warrants which are exercisable within 60 days.  FMR LLC carries out the voting of the shares under written guidelines established by the Boards of Trustees of the funds over which FMR LLC is deemed to have beneficial ownership.

FINANCIAL STATEMENTS

The full text of our audited consolidated financial statements as of December 31, 2012 and 2011, and our unaudited consolidated financial statements for the nine months ended September 30, 2013, begins on page F-1 of this information statement.

OTHER INFORMATION

For more detailed information about us and other information about the business and operations of our Company, you may refer to our Annual Report on Form 10-K filed on April 5, 2013, which is hereby incorporated herein by reference.  Copies of these documents are available on the SEC’s EDGAR database at www.sec.gov. Copies may also be obtained by written or oral request made to the address and telephone number specified above.

YOU ON DEMAND HOLDINGS, INC. AND ITS SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED SEPTEMBER 30, 2013

YOU On Demand Holdings, Inc. and Its Subsidiaries
CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,214,490	$3,277,891
Marketable equity securities, available for sale	1,714	2,229
Accounts receivable, net	111,943	-
Licensed content, current	737,017	681,457
Prepaid expenses	279,452	412,669
Note receivable, sale of Jinan Broadband	3,911,088	-
Other current assets	4,684	135,486
Current assets of discontinued operations	-	1,498,852
Total current assets	6,260,388	6,008,584

Property and equipment, net	566,877	729,763
Licensed content, noncurrent	200,227	530,367
Intangible assets, net	2,705,635	3,416,858
Goodwill	6,105,478	6,105,478
Investment in unconsolidated entities	681,304	655,834
Non-current assets of discontinued operations	-	5,011,161
Total assets	$16,519,909	$22,458,045

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,575,448	$885,366
Accrued expenses and liabilities	1,161,910	953,134
Deferred license fees, current	988,401	-
Other current liabilities	36,429	708,367
Contingent purchase price consideration liability, current	426,124	368,628
Convertible promissory note	3,000,000	3,000,000
Warrant liabilities	915,510	878,380
Current liabilities of discontinued operations	-	5,197,450
Total current liabilities	8,103,822	11,991,325

Deferred license fees, noncurrent	-	460,547
Contingent purchase price consideration liability	-	368,628
Deferred tax liability	154,946	237,075
Non-current liabilities of discontinued operations	-	68,774
Total liabilities	8,258,768	13,126,349

Commitments and Contingencies

Convertible reedeemable preferred stock, $.001 par value; 50,000,000shares authorized
Series A - 7,000,000 shares issued and outstanding, liquidation preference of $3,500,000 at September 30, 2013 and December 31, 2012, respectively	1,261,995	1,261,995
Series B - 0 and 7,866,800 shares issued and outstanding, liquidation preference of $0 and $3,933,400 at September 30, 2013 and December 31, 2012, respectively	-	3,223,575
Series C - 87,500 and 250,000 shares issued and outstanding, liquidation preference of $350,000 and $1,000,000 at September 30, 2013 and December 31, 2012, respectively	219,754	627,868
Series D 4% - 2,285,714 and 0 shares issued and outstanding, liquidation preference of $4,000,000 and $0 at September 30, 2013 and December 31, 2012	3,711,794	-

Equity:
Common stock, $.001 par value; 1,500,000,000 shares authorized, 15,793,314 and 13,742,394 shares issued at September 30, 2013 and December 31, 2012, respectively	15,793	13,742
Additional paid-in capital	67,438,268	62,388,502
Accumulated deficit	(62,477,818)	(58,841,664)
Accumulated other comprehensive income	(737,100)	604,632
Total YOU On Demand equity	4,239,143	4,165,212
Noncontrolling interests	(1,171,545)	53,046

Total equity	3,067,598	4,218,258

Total liabilities and equity	$16,519,909	$22,458,045

See notes to consolidated financial statements.

YOU On Demand Holdings, Inc. and Its Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$95,295	$4,176	$146,852	$1,699,702
Cost of revenue	712,327	714,250	2,350,931	2,739,032
Gross loss	(617,032)	(710,074)	(2,204,079)	(1,039,330)

Operating expense:
Selling, general and administrative expenses	1,658,255	2,331,402	5,558,195	7,130,959
Professional fees	147,091	138,063	772,403	1,078,855
Depreciation and amortization	154,719	533,557	620,946	1,625,146
Impairments of long-lived assets	-	-	311,249	-
Total operating expense	1,960,065	3,003,022	7,262,793	9,834,960

Loss from operations	(2,577,097)	(3,713,096)	(9,466,872)	(10,874,290)

Interest & other income / (expense)
Interest income	611	360	1,185	2,763
Interest expense	(30,429)	(27,802)	(90,067)	(47,699)
Stock purchase right	-	-	-	(43,748)
Change in fair value of warrant liabilities	(6,840)	(636,308)	(37,130)	(636,308)
Change in fair value of contingent consideration	(15,649)	537,784	(99,343)	74,351
Gain on investment in unconsolidated entities	8,592	64,797	7,873	52,291
Loss on write-off of uncollectible loans	-	-	-	(473,698)
Gain on deconsolidation of Shandong Media	-	141,814	-	141,814
Other	(11,827)	(1,473)	58,769	(60,035)

Net loss from continuing operations before income taxes and noncontrolling interest	(2,632,639)	(3,633,924)	(9,625,585)	(11,864,559)

Income tax benefit	21,168	96,026	82,129	266,126

Net loss from continuing operations	(2,611,471)	(3,537,898)	(9,543,456)	(11,598,433)

Net gain (loss) from discontinued operations (including gain on disposal of $5,616,269)	5,589,872	(899,529)	5,255,474	(1,873,947)

Net income (loss)	2,978,401	(4,437,427)	(4,287,982)	(13,472,380)

Plus: Net loss attributable to noncontrolling interests	193,512	389,274	834,685	1,482,536

Net income (loss) attributable to YOU On Demand shareholders	3,171,913	(4,048,153)	(3,453,297)	(11,989,844)
Dividends on preferred stock	(1,029,829)	-	(1,029,829)	-

Net income (loss) attributable to YOU on Demand common shareholders	$2,142,084	$(4,048,153)	$(4,483,126)	$(11,989,844)

Basic earnings (loss) per share
Loss from continuing operations	$(0.22)	$(0.32)	$(0.65)	$(1.02)
Gain (loss) from discontinued operations	0.36	(0.04)	0.35	(0.09)
Basic earnings (loss) per shares	$0.14	$(0.36)	$(0.30)	$(1.11)

Diluted earnings (loss) per share
Loss from continuing operations	$(0.22)	$(0.32)	$(0.65)	$(1.02)
Gain (loss) from discontinued operations	0.36	(0.04)	0.35	(0.09)
Diluted earnings (loss) per shares	$0.14	$(0.36)	$(0.30)	$(1.11)

Weighted average shares outstanding
Basic	15,553,097	11,293,895	15,034,841	10,765,931
Diluted	15,553,097	11,293,895	15,034,841	10,765,931

See notes to consolidated financial statements.

YOU On Demand Holdings, Inc. and Its Subsidiaries
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$2,978,401	$(4,437,427)	$(4,287,982)	$(13,472,380)
Other comprehensive income (loss):
Foreign currency translation adjustments	(1,424,011)	(112,719)	(1,341,217)	(57,067)
Unrealized gains (losses) on available for sale securities	343	1,029	(515)	1,201
Plus: Comprehensive loss attributable to non-controlling interest	200,353	463,908	821,583	1,534,792
Comprehensive income (loss) attributable to YOU On Demand shareholders	$1,755,086	$(4,085,209)	$(4,808,131)	$(11,993,454)

See notes to consolidated financial statements.

YOU On Demand Holdings, Inc. and Its Subsidiaries
CONSOLIDATED STATEMENT OF EQUITY
For the Nine Months Ended September 30, 2013 (unaudited)

	Common Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	YOU On Demand Shareholders 'Equity	Noncontrolling Interest	Total Equity

Balance January 1, 2013	13,742,394	$13,742	$62,388,502	$(58,841,664)	$604,632	$4,165,212	$53,046	$4,218,258

Warrants issued for services	-	-	108,840	-	-	108,840	-	108,840

Common shares issued for services	60,501	61	163,694	-	-	163,755	-	163,755

Common shares issued for clawback reset provision	436,238	436	658,283	-	-	658,719	-	658,719

Common shares and options issued for Sinotop acquisition earnout	245,274	245	410,230	-	-	410,475	-	410,475

Stock option compensation expense and revised modification	-	-	456,323	-	-	456,323	-	456,323

Conversion of Series B and Series C preferred shares into common shares	1,308,907	1,309	3,630,379	-	-	3,631,688	-	3,631,688

Accretion from Series D preferred shares	-	-	(808,835)	-	-	(808,835)	-	(808,835)

Valuation of warrants issued to placement agent for July 2013 Seried D 4% Preferred Share issuance	-	-	247,995	-	-	247,995	-	247,995

Beneficial conversion feature of Series D preferred stock issued	-	-	182,857	(182,857)	-	-	-	-

Sale of Jinan Broadband	-	-	-	-	(1,461,100)	(1,461,100)	(403,009)	(1,864,109)

Net loss	-	-	-	$(3,453,297)	-	(3,453,297)	(834,685)	(4,287,982)

Foreign currency translation adjustments	-	-	-	-	119,883	119,883	13,103	132,986

Unrealized losses on marketable securities	-	-	-	-	(515)	(515)	-	(515)

Balance, September 30, 2013	15,793,314	$15,793	$67,438,268	$(62,477,818)	$(737,100)	$4,239,143	$(1,171,545)	$3,067,598

See notes to consolidated financial statements.

YOU On Demand Holdings, Inc. and Its Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30, 2013 (unaudited)	September 30, 2012 (unaudited)
Cash flows from operating activities:
Net loss	$(4,287,982)	$(13,472,380)
Adjustments to reconcile net loss to net cash used in operating activities
Equity securities compensation expense	728,917	816,921
Depreciation and amortization	1,463,900	3,726,701
Amortization of licensed content	112,743	112,743
Deferred income tax	(82,129)	(282,244)
Loss on investment in unconsolidated entities	(7,873)	(52,291)
Provision for bad debt expense	-	163,076
Change in fair value of warrant liabilities	37,130	636,308
Change in fair value of contingent purchase price consideration liability	99,343	(74,351)
Cost of right to purchase	-	43,748
Gain on sale of Jinan Broadband	(5,616,269)	-
Gain on deconsolidation of Shandong Media, net of cash	-	(334,589)
Impairment of long-lived assets	311,249	420,000
Loss on uncollectible shareholder loan and related party loan	-	473,698
Change in assets and liabilities,
Accounts receivable	(111,371)	(182,094)
Inventory	(65,367)	2,024
Licensed content	650,939	135,242
Prepaid expenses and other assets	278,543	(855,786)
Accounts payable	594,940	(434,828)
Accrued expenses and liabilities	(12,546)	231,579
Deferred revenue	119,483	176,818
Deferred license fee	(2,795)	462,966
Other current liabilities	95,938	16,031
Other	(742)	12,054
Net cash used in operating activites	(5,693,949)	(8,258,654)

Cash flows from investing activities:
Acquisition of property and equipment	(424,689)	(789,967)
Investments in intangibles	(22,662)	(111,914)
Cash received from sale of Jinan Broadband (net of cash sold)	(190,760)	-
Leasehold improvements	-	(10,754)
Loans to Shandong Media shareholders	-	(32,771)
Loan repayments from Shandong Media shareholders	-	29,663
Net cash used in investing activities	(638,111)	(915,743)

Cash flows from financing activities
Proceeds from sale of Preferred D converitble shares	4,000,000	-
Proceeds from sale of equity securities	-	3,585,000
Proceeds from issuance of convertible note	-	3,000,000
Costs associated with financings and share issuances	(849,046)	(118,906)
Net cash provided by financing activities	3,150,954	6,466,094

Effect of exchange rate changes on cash	14,553	18,760

Net decrease in cash and cash equivalents	(3,166,553)	(2,689,543)

Total cash and cash equivalents at beginning of period	4,381,043	7,519,574
Less cash and cash equivalents of discontinued operations at beginning of period	1,103,152	1,086,627
Cash and cash equivalents of continuing operations at beginning of period	3,277,891	6,432,947

Cash and cash equivalents at end of period	1,214,490	4,830,031

Supplemental Cash Flow Information:

Cash paid for taxes	$-	$-
Cash paid for interest	$1,011	$1,170
Value of warrants issued for issuance costs in connection with Preferred Series D shares	$247,995	$-
Value of shares and warrants issued for issuance costs in connection with private financing	$-	$514,840
Value of shares and options issued for Sinotop contingent consideration earnout	$410,475	$1,308,391
Value of common stock issued from conversion of Preferred Series B shares	$3,223,575	$726,783
Value of common stock issued from conversion of Preferred Series C shares	$408,114	$-
Software contributed in lieu of issued capital included in intangibles	$-	$398,183

See notes to consolidated financial statements.

YOU ON DEMAND HOLDINGS, INC. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

YOU On Demand Holdings, Inc., a Nevada corporation (“YOU On Demand”, “we”, “us”, or “the Company”) , operates in the Chinese media segment through our Chinese subsidiaries and variable interest entities (“VIEs”) (1) an integrated value-added service solutions business for the delivery of video on demand (“VOD”) and enhanced premium content for cable providers, Beijing Sino Top Scope Technology Co., Ltd. (“Sinotop Beijing” or “Sinotop”), (2) a cable broadband business, Jinan Guangdian Jia He Broadband Co. Ltd. ( “Jinan Broadband”), based in the Jinan region of China through which we provide cable and wireless broadband services, principally internet services, Internet Protocol Point wholesale services, related network equipment rental and sales, and fiber network construction and maintenance (effective July 31, 2013, the Company sold its 51% interest in Jinan Broadband) and (3) a print based media and television programming guide publication, Shandong Lushi Media Co., Ltd. (“Shandong Media”). Effective July 1, 2012, the Company deconsolidated Shandong Media.

The unaudited consolidated financial statements include the accounts of YOU On Demand and (a) its wholly-owned subsidiary China Broadband, Ltd., ("CB Cayman"), (b) two wholly-owned subsidiaries of CB Cayman: Beijing China Broadband Network Technology Co., Ltd. (“WFOE”) and Sinotop Group Limited (“Sinotop Hong Kong”) and (c) six entities located in the PRC: Jinan Zhong Kuan, Jinan Broadband, Shandong Media, Sinotop, Zhong Hai Shi Xun Information Technology Co., Ltd. (“Zhong Hai Video”), and YOU On Demand (Beijing) Technology Co., Ltd. (“YOD WFOE”), which are controlled by the Company through contractual arrangements, as if they are majority owned subsidiaries of the Company.    As of July 1, 2012, Shandong Media was deconsolidated because it was no longer deemed a VIE of the Company.   All material intercompany transactions and balances are eliminated in consolidation.

Effective July 31, 2013, the Company sold its 51% interest in Jinan Broadband and as such, Jinan Broadband’s assets and liabilities have been classified on the balance sheet as assets and liabilities of discontinued operations.  The operating results of Jinan Broadband have been classified as discontinued operations in our statements of operations for all periods presented (see Note 3).  Unless otherwise indicated, all disclosures and amounts in the Notes to the Consolidated Financial Statements relate to the Company’s continuing operations.

In the opinion of management, our Financial Statements reflect all adjustments, which are of a normal, recurring nature necessary for a fair statement of the results for the periods presented in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and with the instructions to Form 10-Q in Article 10 of SEC Regulation S-X. The results of operations for the interim periods presented are not necessarily indicative of results for the full year.

Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on April 5, 2013.

Reclassifications

Certain prior year information has been reclassified to be comparable with the current period presentation.  This reclassification has no effect on previously reported net loss.

2.	Going Concern and Management’s Plans

For the nine months ended September 30, 2013, we had a net loss of approximately $3.5 million and we used cash for operations of approximately $5.7 million. We had a working capital deficit of approximately $1.8 million and accumulated deficit of approximately $62 million, at September 30, 2013.

The Company must continue to rely on debt and equity to pay for ongoing operating expenses in order to execute its business plan.  On July 5, 2013 the Company raised $4.0 million from the sale of Series D Preferred Stock to C Media Limited (“C Media”).  In connection with the sale of the Series D Preferred, both parties agreed to act in good faith and with fair dealing to finalize an agreement, on or before October 31, 2013, for an additional investment of between $12 million and $21 million of a new class of preferred stock of the Company which was then amended as described below.

On November 4, 2013, we entered into an amendment to the Series D Stock Purchase Agreement.  Pursuant to the Series D Amendment, the parties agreed that each party would act in good faith and with fair dealing to finalize an agreement on or before the 30th day following the issuance of the Bridge Note (a Bridge Note in the amount of $2 million was entered into on November 4, 2013 between the Company and C Media – see subsequent events for additional information).

This additional investment is contingent on several factors.  If the additional investment does not occur, we have the ability to raise funds by various methods including utilization of our $50 million shelf registration of which $47.3 million is remaining as well as other means of financing such as debt or private investment. However, financing may not be available to the Company on terms acceptable to us or at all or such resources will be received in a timely manner. Further we may need approval to seek additional financing from the shareholders from the August 2012 private financing in the event we do a public financing.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. We anticipate that we will need to raise additional funds to fully implement our business model and related strategies.

The unaudited consolidated financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.   The Company's independent registered public accounting firm's report of the financial statements as of and for the year ended December 31, 2012, contained an explanatory paragraph regarding the Company's ability to continue as a going concern.

3.	Discontinued Operations

On May 20, 2013, we entered into an Equity Transfer Agreement with Shandong Broadcast Network (“Shandong Broadcast”) pursuant to which the parties conditionally agreed to the sale to Shandong Broadcast of our 51% equity interest in Jinan Broadband.  Pursuant to its terms, and a separate letter agreement between the parties dated July 23, 2013, the 51% interest transfer in Jinan Broadband would become effective upon (i) approval of the relevant PRC governmental authorities, and (ii) agreement between the parties of final terms for the payment of the RMB 29,000,000 (approximately $4.7 million) payment price by Shandong Broadcast.  On June 20, 2013, the sale was approved by the PRC Administration for Industry and Commerce.  On July 31, 2013, the parties agreed on pricing terms whereby Shandong Broadcast would pay (i) RMB 5,000,000 by July 31, 2013, (ii) RMB 10,000,000 by November 20, 2013, and (ii) the remaining RMB 14,000,000 by May 20, 2014.  Accordingly, based on the agreements between the parties, the sale of Jinan Broadband to Shandong Broadcast became final on July 31, 2013.  In order to focus on our core VOD business and help with cash flow needs, the Company decided to sell our ownership of Jinan Broadband.  In the third quarter of 2013, we recorded a gain of approximately $5.6 million related to the sale of Jinan Broadband.

On November 1, 2013, we received early payment of the entire remaining balance (RMB 24,000,000) from Shandong Broadcast.

Jinan Broadband meets the criteria for being reported as a discontinued operation and has been segregated from continuing operations for all periods presented.  The following table summarizes the result from discontinued operations:

	Three Months Ended		Nine Months Ended
	September 30, 2013 (1 month) (unaudited)	September 30, 2012 (3 months) (unaudited)	September 30, 2013 (7 months) (unaudited)	September 30, 2012 (9 months) (unaudited)
Revenue	$550,068	$1,189,423	$3,095,148	$3,814,881
Cost of revenue	306,320	833,512	1,954,552	2,527,901
Gross profit	243,748	355,911	1,140,596	1,286,980

Operating expense:
Selling, general and administrative	151,190	128,306	656,615	657,772
Professional fees	-	1,274	1,416	1,274
Depreciation and amortization	119,172	713,417	844,233	2,101,555
Impairmentsof long-lived assets	-	420,000	-	420,000
Total operating expense	270,362	1,262,997	1,502,264	3,180,601

Loss from operations	(26,614)	(907,086)	(361,668)	(1,893,621)

Interest & other income / (expense)
Interest income	244	2,382	1,765	4,369
Interest expense	(28)	(198)	(893)	(813)

Net loss before income taxes and noncontrolling interest	(26,398)	(904,902)	(360,796)	(1,890,065)
Income tax (expense) benefit	-	5,373	-	16,118
Net loss from discontinued operations	(26,398)	(899,529)	(360,796)	(1,873,947)
Plus: Net loss attributable to noncontrolling interest	12,935	440,769	176,790	918,234
Net loss attributable to YOU On Demand shareholders	$(13,463)	$(458,760)	$(184,006)	$(955,713)

The following table summarizes the assets and the liabilities from discontinued operations as of the disposal date and December 31, 2012 in the Company’s Consolidated Balance Sheets:

	July 31, 2013 (Unaudited)	December 31, 2012
Assets
Cash and cash equivalents	$1,002,277	$1,103,152
Inventories, net	459,520	384,088
Pepaid expenses	-	11,110
Other current assets	4,596	502
Total current assets	$1,466,393	$1,498,852

Property and equipment, net	$3,135,943	$3,368,831
Intangible assets, net	1,596,950	1,642,330
Total noncurrent assets	$4,732,893	$5,011,161

Liabilities
Accounts payable	$1,172,741	$1,245,141
Accrued expenses and liabilities	1,582,274	1,503,408
Deferred revenue	1,984,973	2,091,788
Amount due to Jia He DTV	147,564	144,592
Other current liabilities	287,630	212,521
Total current liabilities	$5,175,182	$5,197,450

Deferred tax liabilities	$68,774	$68,774
Total noncurrent liabilities	$68,774	$68,774

4.	Property and Equipment

The following is a breakdown of our property and equipment:

	September 30, 2013	December 31, 2012

Furniture and office equipment	$974,149	$926,962
Leasehold improvements	183,349	178,555
Total property and equipment	1,157,498	1,105,517
Less: accumulated depreciation	(590,621)	(375,754)
Net carrying value	$566,877	$729,763

We recorded depreciation expense of $70,064 and $206,549 for the three and nine months ended September 30, 2013.  We recorded depreciation expense of $66,300 and $192,257 for the three and nine months ended September 30, 2012.

5.	Goodwill and Intangible Assets

A roll forward of our intangible assets activity for the nine months ended September 30, 2013 is as follows:

	Balance at January 1, 2013	Additions	Amortization Expense	Impairment Charge	Foreign Currency Transl Adj	Balance at September 30, 2013
Amortized intangible assets:
Charter / Cooperation agreements	$2,422,824	$-	$(103,344)	$-	$-	$2,319,480
Noncompete agreement	121,252	-	(121,252)	-	-	-
Software and licenses	504,514	2,234	(101,824)	(311,249)	8,030	101,704
Website development	233,978	-	(90,097)	-	6,280	150,161
Total amortized intangible assets	$3,282,568	$2,234	$(416,517)	$(311,249)	$14,310	$2,571,345

Unamortized intangible assets:
Website name	134,290	-	-	-	-	134,290
Goodwill	6,105,478	-	-	-	-	6,105,478
Total unamortized intangible assets	$6,239,768	$-	$-	$-	$-	$6,239,768

In accordance with ASC 250, we recorded amortization expense related to our intangible assets of approximately $84,655 and $414,397 for the three and nine months ended September 30, 2013, respectively and $467,257 and $1,375,177 for the three and nine months ended September 30, 2012, respectively.

During the second quarter of 2013, we recorded a software impairment charge of $311,249 due to the lack of adoption by the Multi System Operators (our VOD clients) who preferred to use their own software.

The following table outlines the amortization expense for the next five years and thereafter:

Years ending December 31,	Sinotop Hong Kong	Sinotop	Total
2013 (3 months)	$34,448	$50,402	$84,850
2014	137,791	165,812	303,603
2015	137,791	18,594	156,385
2016	137,791	16,150	153,941
2017	137,791	638	138,429
Thereafter	1,733,867	270	1,734,137
Total amortization to be recognized	$2,319,479	$251,866	$2,571,345

6.	Fair Value Measurements

Accounting standards require the categorization of financial assets and liabilities, based on the inputs to the valuation technique, into a three-level fair value hierarchy. The various levels of the fair value hierarchy are described as follows:

●	Level 1 — Financial assets and liabilities whose values are based on unadjusted quoted market prices for identical assets and liabilities in an active market that we have the ability to access.

●
Level 2 — Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable for substantially the full term of the asset or liability.

●
Level 3 — Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

Accounting standards require the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Common stock is valued at closing price reported on the active market on which the individual securities are traded.  Our contingent purchase price consideration is valued using the Black Scholes Merton Model method and our warrant liabilities are valued using the Monte Carlo simulation method, which is based on valuation theories underlying the Black-Scholes Merton model.

Annually we review the valuation techniques used and determine if the fair value measurements are still appropriate and evaluate and adjust the unobservable inputs used in the fair value measurements based on current market conditions and third party information. There were no changes in the valuations techniques during the current quarter.

The following tables present the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis at September 30, 2013 and December 31, 2012, respectively:

	September 30, 2013 Fair Value Measurements (Unaudited)
	Level 1	Level 2	Level 3	Total Fair Value
Assets
Available-for-sale securities	$1,714	$-	$-	$1,714

Liabilities
Warrant liabilities (see Note 11)	$-	$-	$915,510	$915,510
Contingent purchase price consideration, current (see Note 7)	-	-	426,124	426,124
Contingent purchase price consideration, noncurrent (see Note 7)	-	-	-	-

	December 31, 2012 Fair Value Measurements
	Level 1	Level 2	Level 3	Total Fair Value
Assets
Available-for-sale securities	$2,229	$-	$-	$2,229

Liabilities
Warrant liabilities (See Note 11)	$-	$-	$878,380	$878,380
Contingent purchase price consideration, current (see Note 7)	-	-	368,628	368,628
Contingent purchase price consideration, noncurrent (see Note 7)	-	-	368,628	368,628

The table below reflects the components effecting the change in fair value for the nine months ended September 30, 2013:

	Level 3 Assets and Liabilities
	For the Nine Months Ended September 30, 2013

	1/1/2013	Purchases, sales and issuances and settlements	Change in Fair Value (gain) / loss	9/30/2013

Liabilities:
Warrant liabilities (See Note 11)	$878,380	$-	$37,130	$915,510
Contingent purchase price consideration (See Note 7)	737,256	(410,475)	99,343	$426,124

	Quantitative Information about Level 3 Fair Value Measurements
	For the Nine Months Ended September 30, 2013

	Fair Value at 9/30/2013	Valuation Techniques	Unobservable Inputs	Input

Warrant liabilities	$915,510	Monte Carlo Simulation Method	Risk-free rate of interest	1.128%
			Expected volatility	70%
			Expected life (years)	3.92
			Expected dividend yield	0%

Contingent consideration	$426,124	Black-Scholes Merton Model	Risk-free rate of interest	1.010%
			Expected volatility	75%
			Expected life (years)	4.00
			Expected dividend yield	0%

The significant unobservable inputs used in the fair value measurement of the Company’s warrant liability and contingent consideration includes the risk free interest rate, expected volatility, expected life and expected dividend yield. Significant increases or decreases in any of those inputs in isolation would result in a significantly different fair value measurement.

In accordance with our deconsolidation in 2012 of Shandong Media, we recorded the fair value of our 30% equity investment. Utilizing forecasts based on recent historical performance we computed a discounted cash flow valuation of $0.00.

7.	Sinotop Contingent Consideration

In connection with the acquisition of Sinotop Hong Kong on July 30, 2010, if specified performance milestones are achieved, Weicheng Liu (“Mr. Liu” or “the Seller”) will be entitled to earn up to (i) an additional 403,820 shares of common stock of the Company, (ii) three-year warrants to purchase 571,275 shares of the Company’s common stock, equivalent to 5.0% of the total number of shares of the Company’s common stock underlying all outstanding warrants as of immediately following the closing of the July 2010 financing and (iii) a four-year option to purchase 80,000 shares of the Company’s common stock which was equal to 5% of the total number of shares of the Company’s common stock underlying all outstanding options of the Company granted to individuals employed by the Company as of September 1, 2010 (collectively, the securities referred to in clauses (i), (ii) and (iii) are referred to herein as the “Earn-Out Securities”). The milestones are as follows: Sinotop Hong Kong will ensure that (i) at the end of the first earn-out year (July 1, 2012), at least 3 million homes will have access to the Company’s VOD services, (ii) at the end of the second earn-out year (July 1, 2013), at least 11 million homes will have access to the Company’s VOD services, and (iii) at the end of the third earn-out year (July 1, 2014), at least 30 million homes will have access to the Company’s VOD services.

Subsequent to the acquisition of Sinotop, the Company underwent a warrant exchange that converted the three-year warrants to be potentially earned under clause (ii) above to 332,002 shares of common stock. As such, the Earn-Out Securities subject to the achievement of the specified performance milestones were 735,822 shares of common stock and a four-year option to purchase 80,000 shares of common stock.

The Company recorded a contingent consideration obligation related to the Earn-Out Securities at the time of acquisition which totaled $2,750,966, representing the fair value of the estimated payment of the full earn-out. The contingent consideration is classified as a liability because the earn-out securities do not meet the fixed-for-fixed criteria under ASC 815-40-15 for equity classification. Further ASC 815-40-15 requires us to re-measure the contingent consideration obligation at the end of every reporting period with the change in value reported in the consolidated statements of operations and, accordingly, we reported a loss of $15,649 and $99,343 for the three and nine months ended September 30, 2013, respectively.  We reported a gain of $537,784 and $74,351 for the three months and nine months ended September 30, 2012, respectively.

As of the end of the second earn-out year (July 1, 2013), the second year milestone was achieved with over 11 million homes having access to our VOD services. As such, we have issued in total 490,548 shares of our common stock and 53,333 options to Mr. Liu for achieving the first two year milestones. As of September 30, 2013, we recorded a purchase price consideration liability in the amount of $426,124 related to the remaining earn-out year.

The following is a summary of the earned purchase price consideration and the estimated fair value of the contingent consideration obligation for the acquisition of Sinotop Hong Kong at September 30, 2013 and December 31, 2012.

Class of consideration	January 1, 2013 Fair Value	Earned Fair Value	Change in Fair Value	September 30, 2013 Fair Value
Common shares	$711,294	$(394,892)	$93,205	$409,607
Stock options	25,962	(15,583)	6,138	16,517
Total earned and contingent consideration	$737,256	$(410,475)	$99,343	$426,124

The number of instruments remaining to be earned consists of 245,274 common shares and 26,666 options.

8.	Related Party Transactions

$3M Convertible Note

On May 10, 2012, our Executive Chairman and Principal Executive Officer, Mr. Shane McMahon, made a loan to the Company in the amount of $3,000,000. In consideration for the loan, the Company issued a convertible note to Mr. McMahon in the aggregate principal amount of $3,000,000 (the “Note”). Upon issuance, the conversion price of the Note was equal to the price per share paid for securities by investors in the most recent financing (as of the date of conversion) of equity or equity-linked securities of the Company. Thereafter, on May 21, 2012, at the Company’s request, the Company and Mr. McMahon entered into Amendment No. 1 to the Note, pursuant to which the price per share at which the Note, or any convertible Securities into which the Note is converted, may be converted into shares of the Company’s common stock, shall not be less than $4.75, which amount represents the closing bid price of the Company’s common stock on the trading day immediately prior to the date of the Note in accordance with the rules and regulations of The Nasdaq Stock Market, Inc.

On April 12, 2013, the Majority Shareholders approved an amendment to the Note, as amended on May 21, 2012, to remove the $4.75 floor to the conversion price of the Note and such approval and such amendment was effective following the expiration of the 20-day period mandated by Rule 14c-2.

Effective May 10, 2013, the Company and Mr. McMahon entered into Amendment No. 3 to the note pursuant to which (i) the Note will mature on November 10, 2013, and (ii) the net proceeds of any financing of equity or equity-linked securities of the Company occurring on or before such date will be used to repay the Note until the full amount of the Note, and all accrued interest on the Note, is repaid.

In connection with the Series E Amendment, on November 4, 2013, the Company and Mr. McMahon entered into a Waiver (the “McMahon Note Waiver”), pursuant to which (i) Mr. McMahon waived the Company’s obligation to repay the McMahon Note on November 10, 2013, (ii) the Company and Mr. McMahon agreed that the principal and all interest on the McMahon Note shall become due and payable on the earlier of (a) the closing of the Series E Financing, or (b) if there is no Series E Financing, the date when the Bridge Note is repaid in full or converted into Series D Shares, and (iii) Mr. McMahon waived the Company’s obligation to repay the McMahon Note with the proceeds received from the issuance of the Bridge Note.  See Subsequent event footnote below for further information.

On June 10, 2013, Shane McMahon made a short-term loan in the amount of $40,000 to the Company which was repaid in full on July 11, 2013.

On June 26, 2013, at the Company’s request, Shane McMahon made a loan to the Company in the amount of $150,000 in order for the Company to make certain payments, pending consummation of the Series D investment transaction described in Note 9.  In consideration for the loan, the Company issued a Promissory Note to Mr. McMahon in the aggregate principal amount of $150,000 (the “Note”).  The Note was to mature on the earlier of the Series D investment transaction, or, if that transaction was not consummated, six months from the date of issuance.  On July 11, 2013, the Company repaid all amounts owed to Mr. McMahon under the Note.

Sinotop

Cost of Revenue

Zhong Hai Video paid licensed content fees of approximately $41,000 and $40,000 for the three months ended September 30, 2013 and 2012, and $121,000 and $119,000 for the nine months ended September 30, 2013 and 2012, respectively, to Hua Cheng Film and Television Digital Program Co., Ltd., the minority shareholder of Sinotop.

9.	Series D and Series E Preferred Stock Financing, July 2013

The components of Series D Preferred Stock, classified as temporary equity in the consolidated balance sheet, are summarized as follows:

September 30, 2013
4% convertible preferred stock - face value	$4,000,000
Unamortized discount	(288,206)
4% convertible preferred stock, net of discount	$3,711,794

On July 5, 2013, we entered into a Series D Preferred Stock Purchase Agreement with C Media Limited (the “Investor”), pursuant to which we sold to the Investor 2,285,714 shares of Series D 4% Convertible Redeemable Preferred Stock of the Company (the “Series D Preferred Stock”) for $1.75 per share, or a total purchase price of $4,000,000.

The Preferred Stock and any dividends thereon may be converted into shares of our common stock at any time by the Investor at a conversion price of $1.75 per share.  The dividends on the Preferred Stock are payable, at our option, in cash, if permissible, or in additional shares of common stock. In the event the Series E Preferred Stock financing transaction is not consummated on or prior to October 31, 2013, the Series D Preferred Stock shall become immediately redeemable at the option of the Investor.  The redemption may be exercised in whole or in part at $1.75 dollars per share, plus all unpaid and accrued dividends.  The Investor shall have the right to vote with our stockholders in any matter.  The Investor shall be entitled to one vote per common stock on an as-converted basis, based on the conversion price of $1.75 per share.  Upon any liquidation, dissolution or winding-up of the Corporation, the Investor shall be entitled to receive an amount equal to the then-outstanding Series D Preferred Stock at $1.75 per share, plus any accrued and unpaid dividends, prior to and in preference of holders of common stock or Series A, B or C preferred stock.

The Preferred Stock when issued was a hybrid instrument comprised of a (i) a preferred stock and (ii) an option to convert the preferred stock into shares of our common stock (the “Conversion Option”). The Conversion Option derives its value based on the underlying fair value of the shares of our common stock as does the Preferred Stock, and therefore is clearly and closely related to the underlying preferred stock.  Since the Preferred Stock may ultimately be redeemed at the option of the holder, the carrying value of the shares, net of unamortized discount and accumulated dividends, has been classified as temporary equity.

The Company paid issuance costs of approximately $849,000 in cash and issued warrants to the placement agent to purchase 228,571 shares of our common stock at $1.75 per share.  The fair value of the warrants was calculated using the Black-Scholes model with the following assumptions: expected life of 5 years, expected dividend rate of 0%, volatility of 70% and an interest rate of 1.60%. The exercise price of the warrants was $1.75.  The warrants were valued at $247,995 at the date of issuance.  The preferred stock was recorded net of issuance costs of $1,097,041 at the issuance date, which was accreted over a period from July 5, 2013 to October 31, 2013 with the initial redemption terms, as a charge to additional paid-in capital, due to our deficit in retained earnings during the period ended September 30, 2013. For the three months ended September 30, 2013, the Company recorded $808,835 as accretion on Series D Preferred stock and to additional paid-in capital.

The Company recognized a beneficial conversion feature discount on Series D Convertible Preferred Stock at its intrinsic value, which was the fair value of the common stock at the commitment date for Series D Convertible Preferred Stock investment, less the effective conversion price. The Company recognized approximately $183,000 of beneficial conversion feature as a deemed dividend and increase in Series D Preferred Stock on the date of issuance since these shares were convertible at the issuance date. Further, the Company is obligated to pay cumulative dividends of 4% annum, payable annually on December 31 and as of September 30, 2013 the amount of undeclared dividends payable was approximately $38,000.

In connection with the sale of the Series D Preferred Stock, both parties agreed to act in good faith and with fair dealing to finalize an agreement, on or before October 31, 2013, for an additional investment of between $12 million and $21 million of a new class of preferred stock of the Company.  The subsequent investment, which would be designated as Series E Preferred Stock, would be contingent upon the Investor obtaining the required funds for the investment and the satisfaction of the closing conditions set forth in a Series E Preferred Stock Purchase Agreement.

Further, the Company and the Investor have agreed that the material terms set forth in the Series E Purchase Agreement and Series E Certificate of Designation are not subject to change, including, without limitation, that the price per share of the Series E Preferred Stock would be $1.75 and that the promissory note in the principal amount of $3,000,000, dated May 10, 2012 (as thereafter amended), issued by the Company to Shane McMahon would be, at Mr. McMahon’s option, convertible into shares of Series E Preferred Stock at a conversion price of $1.75 per share or repayable at any time upon demand by Mr. McMahon.  In addition, Mr. McMahon and the Investor entered into an agreement whereby Mr. McMahon agreed that upon the consummation of the Series E Financing he will exchange all shares of the Company’s Series A Preferred Stock owned by him for 933,333 shares of the Investor’s Series E Preferred Stock received in the Series E Financing, and then to immediately convert all such shares of Series E Preferred Stock into shares of the Company’s common stock.

On November 4, 2013, in connection with the Company’s Series D Preferred Stock Purchase Agreement we issued a convertible note to C Media and entered into an amendment to the Series D Agreement.  See subsequent events footnote below for additional information.

10.	Retail Financing, December 2012

On December 14, 2012, we entered into an underwriting agreement with Chardan Capital Markets LLC, as representative of several underwriters, and National Securities Corporation, as qualified independent underwriter (collectively, the “Underwriters”) in connection with the offer and sale by the Company of 1,800,000 shares of the Company’s common stock, par value $0.001 per share, at a price to the public of $1.50 per share. The Company received net proceeds from this offering of $2,193,738, after deducting underwriting discounts and commissions. The shares were offered and sold under a prospectus supplement and related prospectus filed with the U.S. Securities and Exchange Commission pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-183689). The offering closed on December 19, 2012.

11.	Private Financing, August 2012

On August 30, 2012, we entered into a Securities Purchase Agreement with certain accredited investors, pursuant to which the Company offered the Investors the option to purchase either (i) Class A Units, with each Class A Unit consisting of one share of the Company’s common stock, par value $0.001 per share and (b) a common stock purchase warrant (each a “Warrant,” and, collectively, the “Warrants”) to purchase one share of Common Stock at an exercise price of $4.25 per share, or (ii) Class B Units, with each Class B Unit consisting of one share of the Company’s Series C Preferred Stock, par value $0.001 per share, and a Warrant. The per unit price for each of the Class A Units and the Class B Units was $4.00.

On August 30, 2012, the Company closed the transactions contemplated by the Purchase Agreement and issued and sold to Investors (i) an aggregate of 646,250 Class A Units (consisting of an aggregate of 646,250 shares of Common Stock and Warrants to purchase 646,250 shares of Common Stock), and (ii) an aggregate of 250,000 Class B Units (consisting of an aggregate of 250,000 shares of Series C Preferred Stock and Warrants to purchase 250,000 shares of Common Stock). The Company received aggregate gross proceeds of $3,585,000.

The proceeds from the sale were allocated to Common Stock, Series C Convertible, Preferred Stock, warrants and beneficial conversion features based on the relative fair value of the securities in accordance with ASC 470-20-30. The value of the Common Stock and Series C Preferred stock was based on the closing price paid by investors. The fair value of the warrants was calculated using the Black-Scholes model with the following assumptions: expected life of 5 years, expected dividend rate of 0%, volatility of 75% and an interest rate of .66%. The exercise price of the warrants was $4.25.

The Company recognized a beneficial conversion feature discount on Series C Convertible Preferred Stock at its intrinsic value, which was the fair value of the common stock at the commitment date for Series C Convertible Preferred Stock investment, less the effective conversion price. The Company recognized approximately $342,000 of beneficial conversion feature as an increase in additional paid in capital in the accompanying consolidated balance sheet on the date of issuance of Series C Convertible Preferred Stocks since these shares were convertible at the issuance date. The Series C Preferred Stock is classified as temporary equity at September 30, 2013, based on its conversion characteristics. The Series C Preferred Stock is not deemed to be an embedded derivative instrument to be bifurcated since it is indexed to its own stock.

In accordance with FASB ASC 815-40-15-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”, the warrants have been characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the consolidated statement of operations.  On August 30, 2012, such warrants were valued at $1,525,000 utilizing a valuation model and were initially recorded as a liability. As of September 30, 2013 and December 31, 2012, the warrant liability was re-valued using the Monte Carlo valuation as disclosed in Note 6, Fair Value Measurement, and was adjusted to its current fair value of approximately $916,000 and $878,000 as determined by the Company, resulting in a loss of approximately $7,000 and $37,000 for the three and nine months ended September 30, 2013.

As a result of the Negative Clawback provisions included in the warrant agreement we have reset the exercise price from $4.25 per share to $1.50 per share. The fair value calculation on our warrant liability includes this reset.

The Purchase Agreement contained customary representations, warranties and covenants. In addition, the Company agreed to a negative clawback provision. Under the Negative Clawback, if at any time after the closing the Company consummated an underwritten public offering with respect to the purchase and sale of Common Stock or preferred stock (collectively, “Additional Securities”) of the Company resulting in a price per share of such Additional Securities (after giving effect to the conversion of any preferred stock to be issued in the Subsequent Public Financing) of less than $4.00, then, simultaneously with the closing of such Subsequent Public Financing, the Company would be obligated to issue to each Investor of Class A Units only, for no additional consideration, that number of Common Shares that was equal to (i) the number of Common Shares that would have been issuable to such Class A Investor at closing if the Per Unit Purchase Price were equal to the greater of (A) the Public Financing Price and (B) $2.50, minus (ii) the number of Common Shares issued to the Class A Investor at the closing. As a result of our December 2012 retail financing the Company adjusted the number of shares in accordance with the negative clawback provisions and recorded a charge to operations of $659,000 for the issuance of additional shares.  On June 12, 2013, we issued 436,238 shares to fulfill this obligation.

The holder of shares of Series C Preferred Stock does not have the right to vote and does not have full voting rights and powers equal to the voting rights and powers of holders of the Company’s Common Stock. In addition, the holders of Series C Preferred Stock is not entitled to convert any shares of Series C Preferred Stock into shares of the Common Stock if, after giving effect to the conversion, such holder would hold in excess of 9.99% of the Company’s outstanding Common Stock. Each share of Series C Preferred Stock is convertible, at any time at the option of the holder, into such number of shares of common stock equal to the product of (i) the number of shares of Series C Preferred Stock to be converted, multiplied by (ii) $4.00 divided by (iii) the conversion price, which is equal to the lesser of (x) $4.00 and (y) the price per share paid by investors in a Subsequent Public Financing; provided , however , that the conversion price shall not, in any event, be less than $2.50. Notwithstanding the foregoing, the conversion price shall equal $4.00, and there shall be no adjustment to the conversion price resulting from the price per share paid by investors in a Subsequent Public Financing, until the provisions of the Certificate regarding the adjustment to the conversion price are approved by shareholders holding a majority of the outstanding voting securities of the Company. As a result of our December 2012 retail financing, we adjusted the conversion price of the Preferred C Shares to the floor of $2.50 and as such reflected the additional value amounting to $924,000 as a deemed dividend in the consolidated statement of operations in the year ended December 31, 2012.

12.	Net Profit (Loss) Per Common Share

Basic profit (net) loss per common share attributable to YOU On Demand shareholders is calculated by dividing the profit (net) loss attributable to YOU On Demand shareholders by the weighted average number of outstanding common shares during the period. Diluted net profit (loss) per common share includes the weighted average dilutive effect of stock options, warrants and series preferred stocks.  In determining the income (loss) to common stockholders, net income (loss) has been reduced by dividends and accretion on Series D Preferred Stock.

In January 2013, the remainder of our Series B Preferred Shares (7,866,800) was converted to 1,048,907 common shares.  In September 2013, 162,500 shares of our Series C Preferred Shares were converted to 260,000 common shares.

For the three and nine months ended September 30, 2013 and 2012, the number of securities convertible into common shares not included in diluted EPS because the effect would have been anti-dilutive consists of the following:

	Three Months Ended		Nine Months Ended
	September 30, 2013 (unaudited)	September 30, 2012 (unaudited)	September 30, 2013 (unaudited)	June 30, 2012 (unaudited)
Warrants	621,905	1,345,642	1,598,968	1,345,642
Stock purchase right	-	75,000	-	75,000
Options	1,606,501	1,601,245	1,606,501	1,601,245
Series A Preferred Stock	933,333	933,333	933,333	933,333
Series B Preferred Stock	-	1,048,907	-	1,048,907
Series C Preferred Stock	140,000	250,000	140,000	250,000
Series D 4% Preferred Stock	2,308,551	-	2,308,551	-
Convertible promissory note	1,896,612	-	1,896,612	-
Total	7,506,902	5,254,127	8,483,965	5,254,127

At September 30, 2013, the Company has reserved 11,148,057 shares of its authorized but unissued common stock for possible future issuance in connection with the following:

September 30,2013 (unaudited)
Exercise of stock warrants	1,598,968
Exercise and future grants of stock options	4,025,319
Conversion of preferred stock	3,381,884
Contingent issuable shares in connection with Sinotop acquisition	245,274
Issuable shares from conversion of promissory note payable	1,896,612
Total	11,148,057

13.	Share-Based Payments

Stock Options

As of September 30, 2013, the Company has 1,606,501 options and 1,598,968 warrants outstanding to purchase shares of our common stock.

The following table provides the details of the approximate total share based payments expense during the three and nine months ended September 30, 2013 and 2012:

	3 Months Ended September 30,		9 Months Ended September 30,
	2013 (unaudited)	2012 (unaudited)	2013 (unaudited)	2012 (unaudited)
Stock option amortization	$112,000	$192,000	$401,000	$602,000	(a)
Cost of stock option price reduction	-	-	55,000	-	(b)
Stock issued for services	57,000	139,000	442,000	178,000	(c)
Stock warrants issued for services	21,000	10,000	109,000	36,000	(d)
Right to purchase shares	-	-	-	44,000
	$190,000	$341,000	$1,007,000	$860,000

(a)
The Company accounts for its stock option awards pursuant to the provisions of ASC 718, Stock Compensation. The fair value of each option award is estimated on the date of grant using the Black-Scholes Merton valuation model. The Company recognizes the fair value of each option as compensation expense ratably using the straight-line attribution method over the service period, which is generally the vesting period. The Black-Scholes Merton model incorporated the following assumptions for the options granted in 2013 and 2012: risk-free interest rate of 1.04% to 1.98%, expected volatility of 75%, expected life of 4.0 to 10.0 years and expected dividend yield of 0%.

(b)	The Compensation Committee of the Board of Directors (acting as Administrator) reduced the exercise price of 701,167 outstanding stock options granted under the Company’s 2010 Equity Incentive Plan to $2.00. The Plan permits the Administrator to reduce the exercise price of any award granted under the Plan if the fair market value of the award has declined since the date of grant. All other terms of these options, including, without limitation, the exercise date, vesting schedule and the number of shares to which each option pertains, remain unchanged. The exercise prices of stock options held by the Company’s Chairman, Shane McMahon, and the Company’s CEO, Weicheng Liu, were not reduced by the Committee. We recorded approximately $55,000 for the modification charge in the second quarter of 2013. The modification resulted in a gain of approximately $409,000 related to the unrecognized compensation expense which will be recognized over the vesting periods of the new options. These vesting periods range from 17 months to 38 months.

(c)	In 2012, the Company appointed two new “independent” (as defined under the NASDAQ listing requirements) members to the Board of Directors. In connection with the appointment we granted each of our three “independent” directors 10,000 restricted shares to be vested quarterly over one year.

During 2012 and 2013, the Company granted a total of 242,120 shares to certain consultants and Directors for services. As of September 30, 2013 all of these shares were vested. We record the common shares at the closing price on the issue date.  We expensed to consulting and marketing services $57,000 and $442,000 during the three months and nine months ended September 30, 2013 and $139,000 and $178,000 during the three and nine months ended September 30, 2012.

(d)	In 2013, we issued 166,677 consulting warrants and 6,667 warrants vested during the period. The fair value of the warrants was estimated on the date of grant using the Black-Scholes Merton valuation model. We expensed to marketing $21,000 and $109,000 during the three months and nine months ended September 30, 2013. For the three and nine months ended September 30, 2012, we recorded $10,000 and $36,000, respectively, for marketing services.

Effective as of December 3, 2010, our Board of Directors approved the YOU On Demand Holdings, Inc. 2010 Stock Incentive Plan (“the Plan”) pursuant to which options or other similar securities may be granted. The maximum aggregate number of shares of our common stock that may be issued under the Plan is 4,000,000 shares.

Stock option activity for the nine months ended September 30, 2013 is summarized as follows:

	Options Outstanding	Weighted Average Exercise Price
Approved plan	4,000,000

Outstanding at January 1, 2013	1,585,401	$3.54
Granted	26,667	3.75
Exercised	-	-
Canceled	(5,567)	20.36
Outstanding at September 30, 2013	1,606,501	$2.71

Options exercisable at September 30, 2013 (vested)	1,279,612	$2.65

Options available for issuance	2,393,499

As of September 30, 2013, there was no aggregate intrinsic value of shares outstanding and exercisable since our closing stock price was below all of the exercise prices.

The following table summarizes information concerning outstanding and exercisable options as of September 30, 2013:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exerciseable	Weighted Average Exercise Price
$2 - $3	698,501	7.44	$2.00	538,834	$2.00
$3 - $5	906,667	7.37	3.18	739,445	3.13
$5 - $74	-	-	-	-	-
$74 - $75	1,333	4.45	75.00	1,333	75.00
	1,606,501	7.40	$2.72	1,279,612	$2.73

The following table summarizes the status of options which contain vesting provisions:

	Options	Weighted Average Grant Date Fair Value
Non-vested at January 1, 2013	518,330	$2.71
Granted	26,667	3.75
Vested	(216,441)	2.85
Canceled	(1,667)	2.00
Non-vested at September 30, 2013	326,889	$2.71

As of September 30, 2013 the Company had total unrecognized compensation expense related to options granted of approximately $658,000 which will be recognized over a remaining service period of 2.67 years.

Warrants

In connection with the Company’s Share Exchange, capital raising efforts in 2007, the July 2010, August 2012, December 2012 and July 2013 financings, the WB Agreement and service agreements, the Company issued warrants to investors and service providers to purchase common stock of the Company.

As of September 30, 2013, the weighted average exercise price was $2.32 and the weighted average remaining life was 3.9 years. The following table outlines the warrants outstanding and exerciseable as of September 30, 2013 and December 31, 2012:

	September 30, 2013 (unaudited)	December 31, 2012
Warrants Outstanding	Number of Warrants Outstanding	Number of Warrants Outstanding	Exercise Price	Expiration Date
Share Exchange Consulting Warrants ($45.00 exercise price)	-	59,664	$45.00	1/11/2013
2007 Private Placement Broker Warrants ($45.00 exercise price)	-	8,533	$45.00	1/11/2013
2007 Private Placement Investor Warrants ($150.00 exercise price)	-	53,333	$150.00	1/11/2013
July 2010 Sinotop Acquisition Warrants ($45.00 exercise price)	-	17,049	$45.00	1/11/2013
July 2010 Sinotop Acquisition Warrants ($150.00 exercise price)	-	13,333	$150.00	1/11/2013
May 2011 Warner Brothers Warrants ($6.60 excercise price)	200,000	200,000	$6.60	5/11/2016
2011 Service Agreement Warrants ($7.20 exercise price)	26,667	20,000	$7.20	6/15/2016
2012 August Financing Warrants ($1.50 exercise price)	977,063	977,063	$1.50	8/30/2017
2013 Service Agreement Warrants ($2.00 exercise price)	166,667	-	$2.00	2/26/2018
2013 Broker Warrants ($1.75 exercise price)	228,571	-	$1.75	7/5/2018
	1,598,968	1,348,975

14.	Commitments and Contingencies

Severance Commitment

The Company has employment agreements with certain employees that provide severance payments upon termination of employment under certain circumstances, as defined in the applicable agreements. As of September 30, 2013, the Company's potential minimum cash obligation to these employees was approximately $717,000.

Operating Lease Commitment

The Company is committed to paying leased property costs related to our offices in China through 2016 as follows:

Years ending December 31,	Leased Property Costs
2013 (3 months)	$77,000
2014	610,000
2015	596,000
2016	500,000
Thereafter	-
Total	$1,783,000

Licensed Content Commitment

The Company is committed to paying content costs through 2016 as follows:

Years ending December 31,	Content Costs
2013 (3 months)	$1,215,000
2014	2,178,000
2015	2,321,000
2016	1,056,000
Thereafter	-
Total	$6,770,000

Other

The Company is committed to paying service fees to certain consultants of $85,000 through the first quarter of 2014.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

15.	Income Taxes

As of September 30, 2013, the Company had approximately $18.4 million of the U.S domestic cumulative tax loss carryforwards (which excludes the NOL carryforwards of approximately $1.7 million because of the uncertainty of the position being sustained) and approximately $12.0 million of the foreign cumulative tax loss carryforwards which may be available to reduce future income tax liabilities in certain jurisdictions. These U.S. and foreign tax loss carryforwards will expire beginning year 2027 through 2033 and year 2013 (at year-end) to year 2018, respectively. We have established a 100% valuation allowance against our net deferred tax assets due to our history of pre-tax losses and the likelihood that the deferred tax assets will not be realizable. Due to our historical equity transactions, the utilization of certain tax loss carryforwards may be subject to annual limitations imposed by Internal Revenue Code Section 382 relating to the change of control provisions.

We are not aware of any unrecorded tax liabilities which would impact our financial position or our results of operations.

16.	Subsequent Events

Convertible Note

On November 4, 2013, YOU On Demand Holdings, Inc. issued a convertible note to C Media in $2,000,000 principal amount (the “Bridge Note”) in consideration for a $2,000,000 loan to the Company by C Media.  The Bridge Note has an annual interest rate of 4% and matures on January 5, 2015.  Upon the closing of a financing pursuant to the terms of that certain Series D Stock Purchase Agreement by and between the Company and C Media, dated as of July 5, 2013, as amended as of November 4, 2013 (as discussed below) in which C Media invests funds in the Company in exchange for shares of the Series E Convertible Preferred Stock of the Company, the principal amount and all unpaid interest of the Bridge Note shall automatically be converted into Series E Shares at a conversion price equal to the per share purchase price paid for Series E Shares by C Media.  If the Bridge Note is not converted into Series E Shares within 30 days following the issuance of the Bridge Note (or, in the event that all of the conditions to the Series E Financing contained in the Series E Agreement (defined below) have been satisfied except the condition set forth in Section 6.1(i)(ii) of the Series E Agreement, then, at C Media’s option, by January 31, 2014 (the “Optional Extension Date”)), the principal amount and all accrued and unpaid interest under the Bridge Note may, at C Media’s option, be converted into shares of the Company’s Series D 4% Convertible Redeemable Preferred Stock at a conversion price of $1.75 per share.

Amendment to Series D Stock Purchase Agreement

On November 4, 2013, in connection with the issuance of the Bridge Note, the Company and C Media entered into Amendment No. 1 to the Series D Agreement.  Pursuant to the original Series D Agreement, dated July 5, 2013, the Company and C Media agreed, among other things, that each party would act in good faith and with fair dealing to finalize an agreement for the purchase and sale of shares Series E Shares pursuant to the terms of a Series E Preferred Stock Purchase Agreement on or before October 31, 2013.  Pursuant to the Series D Amendment, the parties agreed that each party would act in good faith and with fair dealing to finalize the Series E Agreement on or before the 30th day following the issuance of the Bridge Note.  In addition, the Series D Agreement provided that the Company would file a registration statement covering the Series D Shares on or before November 1, 2013.  Pursuant to the Series D Amendment, the Company shall have until 3 business days following the 30th day after issuance of the Bridge Note in order to file such registration statement.

Also in connection with the Series D Amendment, C Media executed a waiver and consent with the Company as of October 31, 2013 agreeing, among other things, to waive its right to redeem its Series D Shares as of October 31, 2013 until the 30th day following the issuance of the Bridge Note or the Optional Extension Date.

Cautionary Note Regarding Forward Looking Statements

This Form 10-Q contains “forward-looking” statements that involve risks and uncertainties. You can identify these statements by the use of forward-looking words such as "may", "will", "expect", "anticipate", "estimate", "believe", "continue", or other similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, these forward-looking statements are not guarantees of future performance and actual results may differ materially from the expectations that are expressed, implied or forecasted in any such forward-looking statements. There may be events in the future that we are unable to accurately predict or control, including weather conditions and other natural disasters which may affect demand for our products, and the product–development and marketing efforts of our competitors. Examples of these events are more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 under Part I. Item 1A. Risk Factors.

Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, readers should carefully review the reports and documents the Company files from time to time with the SEC, particularly its Quarterly Reports on Form 10-Q, Annual Report on Form 10-K , Current Reports on Form 8-K and all amendments to those reports.

YOU ON DEMAND HOLDINGS, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2012 AND 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
YOU On Demand Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of YOU On Demand Holdings, Inc. and its Subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012.  The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of YOU On Demand Holdings, Inc. and its Subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has incurred significant losses during 2012 and 2011 and has relied on debt and equity financings to fund their operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ UHY LLP

April 5, 2013
New York, New York

YOU On Demand Holdings, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
December 31, 2012 and 2011

	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$4,381,043	$7,519,574
Marketable equity securities, available for sale	2,229	2,229
Accounts receivable, net	382	399,791
Inventories, net	384,088	413,562
Licensed content, current	681,457	150,325
Prepaid expenses	423,779	438,712
Loan receivable from related party	-	316,660
Amounts due from shareholders	-	414,743
Amount due from non-controlling interest	-	1,572,699
Other current assets	135,606	340,175
Total current assets	6,008,584	11,568,470

Property and equipment, net	4,098,594	5,099,050
Licensed content, noncurrent	530,367	450,975
Intangible assets, net	5,059,188	7,149,748
Goodwill	6,105,478	6,105,478
Investment in unconsolidated entities	655,834	582,652
Other assets	-	101,031
Total assets	$22,458,045	$31,057,404

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,130,507	$3,298,041
Accrued expenses and liabilities	2,456,542	862,473
Deferred revenue	2,091,788	1,856,674
Payable to Jinan Parent	144,592	143,286
Other current liabilities	920,888	543,163
Contingent purchase price consideration liability, current	368,628	1,091,571
Convertible promissory note	3,000,000	-
Warrant liabilities	878,380	-
Total current liabilities	11,991,325	7,795,208

Other long-term payable	-	76,670
Deferred license fees, noncurrent	460,547	-
Contingent purchase price consideration liability	368,628	2,267,518
Deferred tax and uncertain tax position liabilities	305,849	810,616
Total liabilities	13,126,349	10,950,012
Commitments and Contingencies

Convertible reedeemable preferred stock, $.001 par value; 50,000,000 shares authorized
Series A - 7,000,000 shares issued and outstanding, liquidation preference of $3,500,000 at December 31, 2012 and 2011, respectively	1,261,995	1,261,995
Series B - 7,866,800 and 10,266,825 shares issued and outstanding, liquidation preference of $3,933,400 and $5,133,400 at December 31, 2012 and 2011, respectively	3,223,575	3,950,358
Series C - 250,000 and 0 shares issued and outstanding, liquidation preference of $1,000,000 and $0 at December 31, 2012 and 2011, respectively	627,868	-

Equity:

Common stock, $.001 par value; 1,500,000,000 shares authorized, 13,742,394 and 10,467,400 issued at December 31, 2012 and 2011, respectively	13,742	10,467
Additional paid-in capital	62,388,502	54,505,825
Accumulated deficit	(58,841,664)	(43,704,225)
Accumulated other comprehensive income	604,632	468,471
Total YOU On Demand equity	4,165,212	11,280,538
Noncontrolling interests	53,046	3,614,501

Total equity	4,218,258	14,895,039

Total liabilities and equity	$22,458,045	$31,057,404

See notes to consolidated financial statements.

YOU On Demand Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2012 and 2011

	2012	2011

Revenue	$6,873,230	$7,868,175
Cost of revenue	7,083,517	5,525,625
Gross (loss) profit	(210,287)	2,342,550

Operating expense:
Selling, general and administrative expenses	10,811,548	8,801,085
Professional fees	1,344,653	2,114,942
Depreciation and amortization	4,082,936	4,423,760
Impairment of long-lived assets	840,000	244,861
Total operating expense	17,079,137	15,584,648

Loss from operations	(17,289,424)	(13,242,098)

Interest & other income / (expense)
Interest income	8,636	10,574
Interest expense	(78,953)	(1,764)
Stock purchase right	(43,748)	(194,321)
Cost of reset provision	(658,719)	-
Change in fair value of warrant liabilities and modification to certain warrants	647,302	-
Change in fair value of contingent consideration	1,313,443	3,016
Gain (loss) on investment in unconsolidated entities	67,675	(14,371)
Loss on investment write-off	(95,350)	-
Loss on write-off of uncollectible loans	(513,427)	-
Gain on deconsolidation of Shandong Media	141,814	-
Gain on disposal of AdNet	-	470,041
Other	(139,739)	(42,849)

Net loss before income taxes and noncontrolling interest	(16,640,490)	(13,011,772)

Income tax benefit	353,085	369,707

Net loss	(16,287,405)	(12,642,065)

Plus: Net loss attributable to noncontrolling interests	2,074,098	1,372,164

Net loss attributable to YOU On Demand shareholders	$(14,213,307)	$(11,269,901)
Deemed dividends on preferred stock	(924,132)	-

Net loss attributable to YOU on Demand common shareholders	$(15,137,439)	$(11,269,901)

Net loss per share
Basic	$(1.36)	$(1.15)
Diluted	$(1.36)	$(1.15)

Weighted average shares outstanding
Basic	11,099,746	9,759,430
Diluted	11,099,746	9,759,430

See notes to consolidated financial statements.

YOU On Demand Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	2012	2011
Net loss	$(16,287,405)	$(12,642,065)
Other comprehensive (loss) income:
Foreign currency translation adjustments	136,161	379,472
Unrealized losses on available for sale securities	-	(7,204)
Less: Comprehensive loss attributable to non-controlling interest	1,969,294	1,221,384
Comprehensive loss attributable to YOU On Demand shareholders	$(14,181,950)	$(11,048,413)

See notes to consolidated financial statements.

YOU On Demand Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EQUITY
For the Years Ended December 31, 2012 and 2011

					Accumulated	YOU On
			Additional		Other	Demand
	Common	Par	Paid-in	Accumulated	Comprehensive	Shareholders'	Noncontrolling	Total
	Shares	Value	Capital	Deficit	Income	Equity	Interest	Equity

Balance January 1, 2011	8,810,250	$8,810	$42,907,048	$(32,434,324)	$246,983	$10,728,517	$4,684,126	$15,412,643

Common shares issued for services	2,667	3	9,997	-	-	10,000	-	10,000

Warrants issued for service	-	-	24,816	-	-	24,816	-	24,816

Stock option compensation expense	-	-	599,196	-	-	599,196	-	599,196

Stock purchase right	-	-	194,321	-	-	194,321	-	194,321

Stock warrants issued pursuant to licensed content	-	-	676,462	-	-	676,462	-	676,462

Common shares issued for cash	1,654,213	1,654	10,916,152	-	-	10,917,806	-	10,917,806

Issuance costs related to the issuance of common shares	-	-	(822,167)	-	-	(822,167)	-	(822,167)

Contribution from noncontrolling interest	-	-	-	-	-	-	151,759	151,759

Share adjustment for round lot holders in connection with 75-for-1 reverse split	270	-	-	-	-	-	-	-

Net loss attributable to YOU On Demand shareholders	-	-	-	(11,269,901)	-	(11,269,901)	(1,372,164)	(12,642,065)

Foreign currency translation adjustments	-	-	-	-	228,692	228,692	150,780	379,472

Unrealized losses on marketable securities	-	-	-	-	(7,204)	(7,204)	-	(7,204)

Balance December 31, 2011	10,467,400	$10,467	$54,505,825	$(43,704,225)	$468,471	$11,280,538	$3,614,501	$14,895,039

Warrants issued for services	-	-	38,604	-	-	38,604	-	38,604

Common shares issued for services	181,617	182	571,682	-	-	571,864	-	571,864

Stock option compensation expense	-	-	766,149	-	-	766,149	-	766,149

Stock purchase right	-	-	43,748	-	-	43,748	-	43,748

Conversion of Series B preferred shares into common	320,000	320	726,463	-	-	726,783	-	726,783

Common shares and options issued for Sinotop acquisition earnout	245,274	245	1,308,145	-	-	1,308,390	-	1,308,390

Common shares and warrants issued for cash in connection with August 2012 private placement	646,250	646	2,287,895	-	-	2,288,541	-	2,288,541

Issuance costs in connection with August 2012 private placement	80,813	81	(633,746)	-	-	(633,665)	-	(633,665)

Common shares issued for cash in connection with December 2012 retail financing	1,800,000	1,800	2,698,200	-	-	2,700,000	-	2,700,000

Issuance costs in connection with December 2012 retail financing	-	-	(506,262)	-	-	(506,262)	-	(506,262)

Beneficial conversion feature due to modification of Series C preferred stock	-	-	581,800	-	-	581,800	-	581,800

Deconsolidation of Shandong Media	-	-	-	-	-	-	(497,383)	(497,383)

Reduction of registered capital for Zhong Hai Video	-	-	-	-	-	-	(1,094,778)	(1,094,778)

Issuance of shares in connection with exercise of options	324	-	-	-	-	-	-	-

Share adjustment for round lot holders in connection with 75-for-1 reverse split	716	1	(1)	-	-	-	-	-

Net loss	-	-	-	$(15,137,439)	-	(15,137,439)	(2,074,098)	(17,211,537)

Foreign currency translation adjustments	-	-	-	-	136,161	136,161	104,804	240,965

Balance, December 31, 2012	13,742,394	$13,742	$62,388,502	$(58,841,664)	$604,632	$4,165,212	$53,046	$4,218,258

See notes to consolidated financial statements.

YOU On Demand Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2012 and 2011

	2012	2011
Cash flows from operating activities:
Net loss	$(16,287,405)	$(12,642,065)
Adjustments to reconcile net loss to net cash used in operating activities
Stock compensation expense	1,376,617	634,012
Depreciation and amortization	4,082,936	4,423,760
Amortization of licensed content	150,324	75,162
Deferred income tax	(353,085)	(369,707)
(Gain) loss on investment in unconsolidated entities	(67,675)	14,371
Loss on investment write-off	47,675	-
Provision for bad debt expense	163,076	52,429
Change in fair value of warrant liabilities	(647,302)	-
Change in fair value of contingent purchase price consideration liability	(1,313,443)	(3,016)
Value of right to purchase shares	43,748	194,321
Cost of reset provision	658,719	-
Gain on deconsolidation of Shandong Media, net of cash	(334,589)	-
Impairment charge for Jinan Broadband equipment	840,000	-
Impairment charge for Sinotop equipment	-	32,681
Impairment charge to AdNet assets, net of cash	-	209,497
Gain on deconsolidation of AdNet	-	(470,041)
Loss on uncollectible shareholder loan and related party loan	473,698	-
Loss on uncollectible loan to Shanghai Tianduo	39,729	-
Other	7,996	-
Change in assets and liabilities,
Accounts receivable	(182,094)	(207,358)
Inventory	34,093	33,990
Licensed content	(797,987)	-
Prepaid expenses and other assets	(164,046)	628,805
Accounts payable	(29,787)	1,556,689
Accrued expenses and liabilities	693,360	41,206
Deferred revenue	317,414	212,220
Deferred license fee	462,966	76,670
Other current liabilities	26,550	(221,462)
Other	157,687	(7,203)
Net cash used in operating activities	(10,600,825)	(5,735,039)

Cash flows from investing activities:
Acquisition of property and equipment	(953,636)	(2,547,120)
Investments in intangibles	(272,643)	(442,702)
Leasehold improvements	(10,754)	-
Advances to Shandong Media shareholders	(32,771)	(219,755)
Repayments from Shandong Media shareholders	29,663	-
Investment in unconsolidated entity	-	(46,411)
Loan to Shanghai Tianduo	-	(38,677)
Net cash used in investing activities	(1,240,141)	(3,294,665)

Cash flows from financing activities
Proceeds from sale of equity securities	6,285,000	10,917,806
Proceeds from issuance of convertible note	3,000,000	-
Costs associated with August 2012 financing and share issuances	(118,906)	(822,167)
Costs associated with December 2012 financing and share issuances	(506,262)	-
Capital contribution from Jinan Parent	-	151,759
Net cash provided by financing activities	8,659,832	10,247,398

Effect of exchange rate changes on cash	42,603	(282,516)

Net (decrease) increase in cash and cash equivalents	(3,138,531)	935,178
Cash and cash equivalents at beginning of period	7,519,574	6,584,396

Cash and cash equivalents at end of period	$4,381,043	$7,519,574

Supplemental Cash Flow Information:

Cash paid for taxes	$-	$-
Cash paid for interest	$78,953	$1,764
Software contributed in lieu of issued capital included in intangibles	$398,183	$-
Value of shares and warrants issued in connection with August 2012 private financing	$2,639,640	$-
Value of shares and options issued for Sinotop contingent consideration earnout	$1,308,391	$-
Value of common stock issued from conversion of Preferred Series B shares	$726,783	$-
Value of warrants issued for licensed content	$-	$676,462
Property and equipment included in accrued expenses	$-	$192,791
Intangible assets inlcuded in accounts payable	$-	$210,000

See notes to consolidated financial statements.

YOU ON DEMAND HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

YOU On Demand Holdings, Inc., a Nevada corporation (“YOU On Demand”, “we”, “us”, or “the Company”) (formerly China Broadband, Inc.), operates in the Chinese media segment through our Chinese subsidiaries and variable interest entities (“VIEs”) (1) an integrated value-added service solutions business for the delivery of video on demand (“VOD”) and enhanced premium content for cable providers, Beijing Sino Top Scope Technology Co., Ltd. (“Sinotop Beijing” or “Sinotop”) , (2) a cable broadband business, Jinan Guangdian Jia He Broadband Co. Ltd. ( “Jinan Broadband”), based in the Jinan region of China through which we provide cable and wireless broadband services, principally internet services, Internet Protocol Point wholesale services, related network equipment rental and sales, and fiber network construction and maintenance and (3) a print based media and television programming guide publication, Shandong Lushi Media Co., Ltd. (“Shandong Media”). Effective July 1, 2012, the Company deconsolidated Shandong Media as discussed below in Note 11.

The Company’s Board of Directors authorized a 75:1 reverse stock split on February 9, 2012, which took effect on February 9, 2012. All share and related option information presented in these consolidated financial statements and related notes has been retroactively adjusted to reflect the reduced number of shares resulting from this reverse stock split.

2.	Summary of Significant Accounting Policies

Principles of Consolidation
The audited consolidated financial statements include the accounts of YOU On Demand and (a) its wholly-owned subsidiary China Broadband, Ltd., ("CB Cayman"), (b) two wholly-owned subsidiaries of CB Cayman: Beijing China Broadband Network Technology Co., Ltd. (“WFOE”) and Sinotop Group Limited (“Sinotop Hong Kong”) and (c) six entities located in the PRC: Jinan Zhong Kuan, Jinan Broadband, Shandong Media, Sinotop, Zhong Hai Shi Xun Information Technology Co., Ltd. (“Zhong Hai Video”), and YOU On Demand (Beijing) Technology Co., Ltd. (“YOD WFOE”), which are controlled by the Company through contractual arrangements, as if they are majority owned subsidiaries of the Company. As of July 1, 2012, the Company deconsolidated Shandong Media as discussed below in Note 11. During the third quarter 2011, AdNet was also deconsolidated as a result of the Company’s termination of control as discussed below in Note 10. All material intercompany transactions and balances are eliminated in consolidation.

Investment in Unconsolidated Entities
The Company has two investments in the PRC entities.  The consolidated financial statements include our original investment in this entity plus our share of undistributed earnings or losses, in the account “Investment in unconsolidated entities.”

Basis of Presentation
The Company's policy is to use the accrual method of accounting to prepare and present financial statements, which conform to the U.S. generally accepted accounting principles (U.S. GAAP).

Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The most significant estimates relate to goodwill and intangible asset valuations and useful lives, contingent purchase consideration, warrant liabilities, inventory obsolescence, depreciation and allowance for uncollectible accounts receivable. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Cash and cash equivalents
Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less.

Accounts Receivable
Accounts receivable are recognized and carried at original invoiced amount less an allowance for any uncollectible accounts.

Inventories
Inventories, consisting of cables, fiber, connecting material, power supplies and spare parts are stated at the lower of cost or market value, including provisions for obsolescence commensurate with known or estimated exposures. Inventories net of a valuation reserve are approximately $384,000 at December 31, 2012, and $414,000 at December 31, 2011.  Cost is determined using the weighted average method.

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Expenditures for major renewals and betterments, which extend the original estimated economic useful lives or applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The costs and related accumulated depreciation of assets sold or retired are removed from the accounts and any gain or loss thereon is reflected in operations. Depreciation is provided for on a straight-line basis over the estimated useful lives of the respective assets.

Licensed Content
The Company obtains content through content license agreements and revenue sharing agreements with studios and distributors. The license agreement may or may not be recognized in licensed content.

When the license fee is not known or reasonably determinable for a specific title, the title does not meet the criteria for recognition in licensed content in accordance with Financial Accounting Standards Boards (FASB) Accounting Standards Codification (ASC) Topic 920, Entertainment – Broadcasters. In the event, the license fee is not known or reasonably determinable for a specific title in content license agreements that do not specify the license fee per title, we expense as costs of revenues the greater of revenue sharing costs incurred through the end of the reporting period or the proportionate value of total minimum license fees expensed on a straight-line basis over the term of each license agreement. As the Company expenses license fees on a straight-line basis, it may result in deferred or prepaid license fees. Prepaid license fees are classified as an asset on the consolidated balance sheets as licensed content and deferred license fees are classified as a liability on the consolidated balance sheets as deferred license fees. Commitments for license agreements that do not meet the criteria for recognition in licensed content are included in Note 21 to the consolidated financial statements.

Intangible Assets
Intangible assets are stated at acquisition fair value or cost less accumulated amortization. The Company amortizes its intangible assets with definite lives over their estimated useful lives and reviews these assets for impairment. The Company is currently amortizing its intangible assets with definite lives over periods generally ranging between 2.5 to 20 years. The service agreement, publication rights, operating permits and charter/cooperation agreements are amortized over 20 years. Customer relationships, non-compete agreement, and software technology are amortized over 10 years, 2.5 years and 3 years, respectively. Software and licenses are amortized over 3 years and 5 years.

Website development costs
Website development costs are stated at acquisition fair value or cost less accumulated amortization. The Company capitalizes website development costs associated with graphics design and development of the website application and infrastructure. Costs related to planning, content input, and website operations are expensed as incurred. The Company amortizes website development costs over three years and reviews these costs for impairment.

Goodwill
In accordance with U.S. GAAP, the Company tests goodwill for impairment annually as of December 31 and whenever events or circumstances make it more likely than not that impairment may have occurred. The Company reviews goodwill for impairment based on its identified reporting units, which are defined as reportable segments or groupings of businesses one level below the reportable segment level. In September 2011, the FASB issued guidance on testing goodwill for impairment. The guidance provides entities with an option to perform a qualitative assessment to determine whether further quantitative impairment testing is necessary.

In accordance with the guidance, the Company reviews goodwill for impairment by first assessing qualitative factors to determine whether the existence of events or circumstances made it more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company determines it is more likely than not that the fair value of a reporting unit is less than its carrying amount, goodwill is further tested for impairment by comparing the carrying value to the estimated fair value of its reporting units, determined using externally quoted prices (if available) or a discounted cash flow model and, when deemed necessary, a market approach. Significant assumptions inherent in the valuation methodologies for goodwill are employed and include, but are not limited to, such estimates as projected business results, growth rates, the Company’s weighted-average cost of capital, royalty and discount rates.

Impairment of Long-Lived Assets
Long-lived assets, including property, equipment, intangible assets, website development costs and goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

Warrant Liabilities
We account for derivative instruments and embedded derivative instruments in accordance with the accounting standard for Accounting for Derivative Instruments and Hedging Activities, as amended. The amended standard requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. Fair value is estimated using the Monte Carlo simulation method.  We also follow accounting standards for the Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock, which requires freestanding contracts that are settled in a company’s own stock, including common stock warrants, to be designated as an equity instrument, asset or a liability. Under these provisions a contract designated as an asset or a liability must be carried at fair value, with any changes in fair value recorded in the results of operations. A contract designated as an equity instrument can be included in equity, with no fair value adjustments required. The asset/liability derivatives are valued on a quarterly basis using the Black-Scholes Pricing model. Significant assumptions used in the valuation included exercise dates, fair value for our common stock, volatility of our common stock and a proxy-free interest rate. Gains (losses) on warrants are included in “Changes in fair value of warrant liabilities in our consolidated statement of operations”.

Advertising & Marketing Expense
The Company expenses advertising and marketing costs as incurred, which are included in selling expense. Advertising and marketing costs were approximately $1,024,000 and $752,000 for the years ended December 31, 2012 and 2011, respectively.

Income Taxes
The Company accounts for income taxes in accordance with the asset and liability method. Deferred taxes are recognized for the future tax consequences attributable to temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and income tax purposes using enacted rates expected to be in effect when such amounts are realized or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A tax valuation allowance is established, as needed to reduce net deferred tax assets to the amount expected to be realized. The Company also follows applicable guidance for accounting for uncertainty in income taxes.

The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits and audits in the provision for income taxes in our consolidated statements of operation.

Revenue Recognition
Revenue is recorded as services are provided or publications are shipped to customers. The Company generally recognizes all revenues in the period in which the service is rendered or shipment is made, provided that persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is reasonably assured. The Company records deferred revenue for payments received from customers for the performance of future services and recognizes the associated revenue in the period that the services are performed.

Net Loss Per Share Attributable to YOU On Demand Shareholders
Basic and Diluted net loss per share attributable to YOU On Demand shareholders have been computed by dividing the net loss by the weighted average number of common shares outstanding. The assumed exercise of dilutive warrants, less the number of treasury shares assumed to be purchased from the proceeds of such exercises using the average market price of the Company’s common stock during each respective period, have been excluded from the calculation of diluted net loss per share as their effect would be antidilutive.

Foreign Currency Translation
The Company’s subsidiaries and VIEs located in China use its local currency (RMB) as its functional currency. Translation adjustments are reported as gains or losses in other comprehensive income or loss on the statement of comprehensive loss and accumulated as other comprehensive loss in the equity section of the balance sheet. The exchange rates used to translate amounts in functional currencies into USD for the purpose of preparing the consolidated financial statements were as follows:

	2012	2011
Period end RMB:USD exchange rate	6.3011	6.3588
Average RMB:USD exchange rate	6.3116	6.4688

The RMB is not freely convertible into other foreign currencies, and all foreign exchange transactions must take place through authorized institutions. There is no assurance that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

Economic and Political Risks
The Company’s current operations are conducted in the PRC. Accordingly, the Company’s consolidated financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s consolidated results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad and rates and methods of taxation, among other things.

Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company generally requires advance payments for internet services. Other concentrations of credit risk are limited due to the large customer base in Jinan, a sub-provincial city of Shandong province in the People’s Republic of China.

Fair value of Financial Instruments
The fair values of accounts receivable, prepaid expenses and accounts payable and accrued expenses are estimated to approximate the carrying values at December 31, 2012 and 2011 due to the short maturities of such instruments.

Stock-Based Compensation
The Company awards stock options and other equity-based instruments to its employees, Directors and consultants (collectively “share-based payments”). Compensation cost related to such awards is measured based on the fair value of the instrument on the grant date and is recognized on a straight-line basis over the requisite service period, which generally equals the vesting period. All of the Company’s stock-based compensation is based on grants of equity instruments and no liability awards have been granted.

Reportable Segment
The Company operates under one reportable business segment, media, for which segment disclosure is consistent with the management decision-making process that determines the allocation of resources and the measuring of performance.

Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

3.	Going Concern and Management’s Plans

For the year ended December 31, 2012, we had a net loss of approximately $14,213,000 and we used cash for operations of approximately $10,601,000. We had a working capital deficit of approximately $5,983,000 and accumulated deficit of approximately $59 million, at December 31, 2012. The Company will continue to rely on debt and equity to pay for ongoing operating expenses in order to execute its business plan. We have the ability to raise funds by various methods including utilization of our $50 million shelf registration of which $47.3 million is remaining as well as other means of financing such as debt or private investment.   However, financing may not be available to the Company on terms acceptable to us or at all or that such resources will be received in a timely manner.   Further we may need approval to seek additional financing from the shareholders from the August 2012 private financing in the event we do a public financing.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. We anticipate that we will need to raise additional funds to fully implement our business model and related strategies.

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

4.	VIE Structure and Arrangements

Management Services Agreement

Pursuant to a Management Services Agreement, dated as of March 9, 2010, between Sinotop Beijing and Sinotop Hong Kong (the “Management Services Agreement”), Sinotop Hong Kong has the exclusive right to provide to Sinotop Beijing management, financial and other services related to the operation of Sinotop Beijing’s business, and Sinotop Beijing is required to take all commercially reasonable efforts to permit and facilitate the provision of the services by Sinotop Hong Kong.  As compensation for providing the services, Sinotop Hong Kong is entitled to receive a fee from Sinotop Beijing, upon demand, equal to 100% of the annual Net Profits of Sinotop Beijing during the term of the Management Services Agreement (Sinotop Hong Kong may request ad hoc quarterly payments of the aggregate fee, which payments will be credited against Sinotop Hong Kong’s future payment obligations).

The Management Services Agreement also provides Sinotop Hong Kong or its designee with a right of first refusal to acquire all or any portion of the equity of Sinotop Beijing upon any proposal by the sole shareholder of Sinotop Beijing to transfer such equity.   In addition, at the sole discretion of Sinotop Hong Kong, Sinotop Beijing may be obligated to transfer to Sinotop Hong Kong or its designee any part or all of the business, personnel, assets and operations of Sinotop Beijing which may be lawfully conducted, employed, owned or operated by Sinotop Hong Kong, including:

(a) business opportunities presented to, or available to Sinotop Beijing may be pursued and contracted for in the name of Sinotop Hong Kong rather than Sinotop Beijing, and at its discretion Sinotop Hong Kong may employ the resources of Sinotop Beijing to secure such opportunities;

(b) any tangible or intangible property of Sinotop Beijing, any contractual rights, any personnel, and any other items or things of value held by Sinotop Beijing may be transferred to Sinotop Hong Kong at book value;

(c) real property, personal or intangible property, personnel, services, equipment, supplies and any other items useful for the conduct of the Business may be obtained by Sinotop Hong Kong by acquisition, lease, license or otherwise, and made available to Sinotop Beijing on terms to be determined by agreement between Sinotop Hong Kong and Sinotop Beijing;

(d) contracts entered into in the name of Sinotop Beijing may be transferred to Sinotop Hong Kong, or the work under such contracts may be subcontracted, in whole or in part, to Sinotop Hong Kong, on terms to be determined by agreement between Sinotop Hong Kong and Sinotop Beijing; and

(e) any changes to, or any expansion or contraction of, the Business may be carried out in the exercise of the sole discretion of Sinotop Hong Kong, and in the name of and at the expense of, Sinotop Hong Kong;

provided, however, that none of the foregoing may cause or have the effect of terminating (without being substantially replaced under the name of Sinotop Hong Kong) or adversely affecting any license, permit or regulatory status of Sinotop Beijing.

The term of the Management Services Agreement is 20 years, and may not be terminated by Sinotop Beijing except with the consent of, or a material breach by, Sinotop Hong Kong.

Equity Pledge Agreement

Pursuant to an Equity Pledge Agreement among Sinotop Hong Kong, Sinotop Beijing and the sole shareholder of Sinotop Beijing (the “Shareholder”), dated March 9, 2010, the Shareholder pledged all of its equity interests in Sinotop Beijing (the “Collateral”) to Sinotop Hong Kong as security for the performance of the obligations of Sinotop Beijing to make all of the required management fee payments pursuant to the Management Services Agreement.  The term of the Equity Pledge Agreement expires two years from Sinotop Beijing’s satisfaction of all obligations under the Management Services Agreement.

Option Agreement

Pursuant to an Option Agreement among Sinotop Hong Kong, Sinotop Beijing and the sole shareholder of Sinotop Beijing (the “Shareholder”), dated March 9, 2010, and entered into in connection with the Management Services Agreement, the Shareholder granted an exclusive option to Sinotop Hong Kong or its designee to purchase, at any time and from time to time, to the extent permitted under PRC law, all or any portion of the Shareholder’s equity in Sinotop Beijing.  The aggregate purchase price of the option is equal to the paid-in registered capital of the Shareholder.  The term of the agreement is until all of the equity interest in Sinotop Beijing held by the Shareholder is transferred to Sinotop Hong Kong or its designee, or until the maximum period allowed by law has run, and may not be terminated by any party to the agreement without the consent of the other parties.

Voting Rights Proxy Agreement

Pursuant to a Voting Rights Proxy Agreement among Sinotop Hong Kong, Sinotop Beijing and the sole shareholder of Sinotop Beijing (the “Shareholder”), dated March 9, 2010, the Shareholder granted to Sinotop Hong Kong an irrevocable proxy, for the maximum period of time permitted by law, all of its voting rights as a shareholder of Sinotop Beijing.  The Shareholder may not transfer any of its equity interest in Sinotop Beijing to any party other than Sinotop Hong Kong.  The Voting Rights Proxy Agreement may not be terminated except upon the written consent of all parties, or unilaterally by Sinotop Hong Kong upon 30 days’ notice.

Jinan Broadband

The corporate structure for our broadband business consists of:

●	a Cooperation Agreement, dated as of December 26, 2006, between CB Cayman and Jinan Parent (the “December 2006 Cooperation Agreement”);
●	a Cooperation Agreement dated as of January 2007, between Jinan Broadband and Networks Center (the “January 2007 Cooperation Agreement”); and
●	two Exclusive Service Agreements, dated December 2006 and March 2007, between Jinan Broadband, Jinan Parent and Networks Center (collectively, the “Exclusive Service Agreements”).

Pursuant to the December 2006 Cooperation Agreement, CB Cayman and Jinan Parent set up a joint venture, Jinan Broadband.  CB Cayman contributed in cash and owns a 51% controlling interest, and   Jinan Parent contributed the assets in exchange of 49% ownership in Jinan broadband.   Jinan Broadband is a corporate joint venture with a term of 20 years.  Jinan Broadband is considered as a VIE based on ASC 810-10-25-38 due to the fact that CB Cayman has a controlling financial interest in Jinan Broadband and therefore deemed to be the primary beneficiary based on the terms stipulated in the December 2006 Cooperation Agreement below:

●	CB Cayman appointed 3 directors and Jinan Parent appointed 2 directors;
●	The general manager and financial manager are appointed by CB Cayman; and
●	CB Cayman is entitled to receive 51% of net profit/loss of Jinan Broadband.

Pursuant to the January 2007 Cooperation Agreement, Networks Center, the PRC governmental agency which controls Jinan Parent, affirmed the arrangement set forth in the December 2006 Cooperation Agreement which provided that all of the pre-tax revenues of Jinan Broadband would be assigned to our WFOE for 20 years.

Under the terms of the Exclusive Service Agreements, Jinan Broadband is obligated to provide certain technical services needed by Jinan Parent and is entitled to receive 100% of the pre-tax revenue of access services from Jinan Parent as a service charge in exchange.

Shandong Media

Effective July 1, 2012, we deconsolidated Shandong Media due to a decrease in ownership from 50% to 30% (see Note 11 below for additional details related to the deconsolidation).

On March 7, 2008, we entered into the Shandong Cooperation Agreement with the Shandong Newspaper Entities.  The Shandong Cooperation Agreement provided for, among other terms, the creation of a joint venture entity in the PRC, Shandong Media, that would own and operate the television program guide, newspaper and magazine publishing businesses previously owned and operated by the Shandong Newspaper Entities pursuant to exclusive licenses.  In addition, Shandong Media entered into an exclusive advertising agency agreement and an exclusive consulting services agreement with the Shandong Newspaper Entities and another third party, Music Review Press, which requires that the Shandong Newspaper Entities and Music Review Press shall appoint Shandong Media as their exclusive advertising agent and provider of technical and management support for a fee.

Under the terms of the Shandong Cooperation Agreement and related pledge and trust documents, the Shandong Newspaper Entities contributed their entire Shandong newspaper business and transferred certain employees to Shandong Media in exchange for a 50% stake in Shandong Media, with the other 50% of Shandong Media to be owned directly by Jinan Zhong Kuan and indirectly by our WFOE in the PRC in the second quarter of 2008, with the joint venture becoming operational in July of 2008.  In exchange, therefore, the Shandong Cooperation Agreement provided for total initial consideration from us of approximately $1.5 million (approximately 10 million RMB).  As part of the transaction, and to facilitate our subsidiary’s ownership and control over Shandong Newspaper under PRC law, through our WFOE in the PRC, this acquisition was completed in accordance with a pledge and loan agreement, pursuant to which all of the shares of Shandong Media which we acquired are held in trust on our behalf by a nominee holder, as security for a loan to Shandong Media’s parent seller.

On January 19, 2012, through Jinan Zhong Kuan, we entered into a Memorandum of Understanding with the Shandong Newspaper Entities pursuant to which we expressed the intention to amend the terms of the Shandong Cooperation Agreement to transfer an aggregate of 20% of our ownership interest in Shandong Media to the Shandong Newspaper Entities. Shandong Media received notice of approval by the PRC State Administration for Industry & Commerce to effect the changes made in the Articles of Association and complete the transaction. The equity transfer ownership was effective as of July 1, 2012, and we have deconsolidated Shandong Media and recorded our 30% ownership under the equity method of accounting.

We are entitled to 100% of the pre-tax income of Jinan Zhong Kuan, in two ways which are discussed below.  First, there are two individual owners of Jinan Zhong Kuan which hold all of the equity in that company in trust for the benefit of CB Cayman, pursuant to trustee arrangements entered into with them in 2008.  The trustee arrangements relieve the individual shareholders from any responsibilities for the day-to-day operations of the company and any liability arising from their role as equity holders.  All actions taken by them as shareholders will be in accordance with instructions provided by CB Cayman.  The trustee arrangements provide that, in consideration for an up-front fee paid by CB Cayman, and monthly cash payments thereafter, the equity holders of Jinan Zhong Kuan will hold the equity of Jinan Zhong Kuan in trust for, and only for the benefit of, CB Cayman.  We believe CB Cayman’s right to receive 100% of the dividends paid on the equity held in trust for it by the two individuals is appropriate under PRC transfer pricing rules, which are found in Arts. 41-48 of the PRC Enterprise Income Tax Law and Arts. 109-123 of the Implementing Regulations thereunder, and complies with the “arm’s length principle” mandated by Art. 41 of the Enterprise Income Tax Law, because those individuals have no responsibilities and take no risk in connection with their role as trustee shareholders other than to vote when requested and as directed by CB Cayman.

As a practical matter, however, there are not likely to be any dividends paid on the equity of Jinan Zhong Kuan, because all of its pre-tax income is required to be paid over to the WFOE under the terms of an exclusive services agreement entered into in January 2008. Under the terms of the exclusive services agreement, the WFOE is obligated to provide all management, technical and support services needed by Jinan Zhong Kuan and is entitled to receive 100% of the pre-tax income of Jinan Zhong Kuan in exchange. Jinan Zhong Kuan has no income other than profit distributions from Shandong Media.  Jinan Zhong Kuan and our WFOE are related parties, and all of the risk and burden of the operations of Jinan Zhong Kuan is shifted to the WFOE under the exclusive services agreement, and therefore all of the economic benefit is shifted to the WFOE, as well.  If the PRC tax authorities were to disagree with our position regarding the pricing under the exclusive services agreement between Jinan Zhong Kuan and the WFOE, there is no potential for past-due tax liability with respect to Jinan Zhong Kuan because, as noted above, Jinan Zhong Kuan has never recognized any profits.

The Company, through CB Cayman, is the sole owner of the WFOE, and exercises the overall voting power over the WFOE.  In addition, through the various contractual agreements between CB Cayman, the trustees, the WFOE and Jinan Zhong Kuan, as discussed above, Jinan Zhong Kuan is considered a VIE.  As the Company bears all risks and is entitled to all benefits relating to the investment in Jinan Zhong Kuan, the Company is a primary beneficiary of Jinan Zhong Kuan and is required to consolidate Jinan Zhong Kuan under the variable interest model.  With respect to Shandong Media, it cannot finance its own activities without the cash contribution from Jinan Zhong Kuan.  In addition, apart from its equity interest in Shandong Media, Jinan Zhong Kuan has the obligation to bear expected losses and receive expected returns through the exclusive services agreement, which entitles Jinan Zhong Kuan to all net profits of Shandong Media.

5.	Content Accounting

The Company obtains content through content license agreements and revenue sharing agreements with studios and distributors. The license agreement may or may not be recognized in licensed content.

When the license fee is not known or reasonably determinable for a specific title, the title does not meet the criteria for recognition in licensed content in accordance with ASC 920-350-25-2. We expense as costs of revenues the greater of revenue sharing costs incurred through the end of the reporting period or the proportionate value of total minimum license fees expensed on a straight-line basis over the term of each license agreement. As the Company expenses license fees on a straight-line basis, it may result in deferred or prepaid license fees. Prepaid license fees are classified as an asset on the consolidated balance sheets as licensed content and deferred license fees are classified as a liability on the consolidated balance sheets as deferred license fees.  Commitments for license agreements that do not meet the criteria for recognition in licensed content are discussed in Note 21 to the consolidated financial statements.

6.	Warner Bros. License Agreement

On July 1, 2011, the Company, through its Chinese joint venture Zhong Hai Video entered into a Transactional Video on Demand and Pay-Per-View License Agreement (the “WB Agreement”) with CAV Warner Home Entertainment Co., Ltd. (“CAVW”), Warner Bros. Home Entertainment Group’s joint venture in China. Pursuant to the WB Agreement, Zhong Hai Video was granted a license under copyright for a total term of fifty-four months beginning on July 1, 2011. The contract is subject to annual minimum payments.

In connection with the WB Agreement, the Company issued 200,000 warrants to Warner Bros. Entertainment Inc. exercisable at a price per share of $6.60 for a term of five years beginning on May 12, 2011. These warrants are subject to a right of redemption exercisable by the Company in the event the closing price of the Company's common stock shall equal or exceed $13.20 per share for twenty consecutive trading days. In accordance with ASC 505-50, Equity-based Payments to Non-employees, the fair value of equity instruments issued in the acquisition of goods or services should be recognized in the same manner as if an enterprise had paid cash. As such, the Company estimated the fair value of the warrants granted using the Black-Scholes Merton model at $676,462 and capitalized the amount as licensed content. The Black-Scholes Merton model incorporated the following assumptions: risk-free interest rate of 1.89%, expected volatility of 60.0%, expected life of 5.0 years and expected dividend yield of 0%. The Company began amortizing this asset during the third quarter of 2011 and recognized approximately $150,000 and $75,000 (which is included in cost of revenue) during the years ended December 31, 2012 and 2011, respectively.

7.	Property and Equipment

During 2012, we reviewed the equipment assets at our Jinan Broadband subsidiary and determined that an additional impairment should be recorded based on the estimated realizable values. We initially reserved a portion of these assets in 2010.  During 2012, we recorded an additional estimated impairment of $840,000 related to the facilities and machinery assets. The assets being impaired are considered to have no salvageable value.

	December 31,	December 31,
	2012	2011

Furniture and office equipment	$3,202,000	$2,088,000
Facilities and machinery	15,779,000	16,724,000
Leasehold improvements	178,000	310,000
Vehicles	54,000	30,000
Total property and equipment	19,213,000	19,152,000
Less: accumulated depreciation	(15,114,000)	(14,053,000)
Net carrying value	$4,099,000	$5,099,000

We recorded depreciation expense of approximately $2,052,000 and $2,505,000 for the years ended December 31, 2012 and 2011, respectively.

8.	Goodwill and Intangible Assets

The Company has intangible assets primarily relating to the acquisitions of Jinan Broadband and Sinotop Hong Kong. The Company amortizes its intangible assets that have finite lives. As discussed in Note 10, the Company determined during 2011 that AdNet’s remaining assets would no longer be used. As such, the Company recognized an impairment loss related to AdNet’s software technology in the amount of $189,241 during the quarter ended June 30, 2011. For Jinan Broadband, we reclassified $159,132 from fixed assets to software and licenses during the quarter ended June 30, 2012.

A roll forward of our intangible assets activity from December 31, 2011 to December 31, 2012 is as follows:

	Balance at			Deconsolidation	Foreign		Balance at
	December 31,		Amortization	of Shandong	Currency		December 31,
	2011	Additions	Expense	Media	Transl Adj		2012
Amortized intangible assets:
Service agreement	$1,310,892	$-	$(85,960)	$-	$291,231	(1)	$1,516,163
Publication rights	400,953	-	(12,150)	(388,803)	-		-
Customer relationships	76,579	-	(5,890)	(70,689)	-		-
Operating permits	600,147	-	(18,186)	(581,961)	-		-
Charter / Cooperation agreements	2,560,616	-	(137,792)	-	-		2,422,824
Noncompete agreement	1,576,256	-	(1,455,004)	-	-		121,252
Software and licenses	240,015	586,733	(191,212)	(4,066)	(789)		630,681
Website development	250,000	100,000	(116,989)	-	967		233,978
Total amortized intangible assets	$7,015,458	$686,733	$(2,023,183)	$(1,045,519)	$291,499		$4,924,898

Unamortized intangible assets:
Website name	134,290	-	-	-	-		134,290
Goodwill	6,105,478	-	-	-	-		6,105,478
Total unamortized intangible assets	$6,239,768	$-	$-	$-	$-		$6,239,768

(1)	Cumulative foreign currency translation adjustment related to our Jinan Service Agreement

In accordance with ASC 250, we recorded amortization expense related to our intangible assets of approximately $2,030,000 and $1,919,000 during 2012 and 2011, respectively.

The following table outlines the amortization expense for the next five years and thereafter:

	Jinan	Sinotop
Years ending December 31,	Broadband	Hong Kong	Sinotop	Total
2013	$155,284	$259,041	$277,062	$691,387
2014	148,779	137,791	241,604	528,174
2015	133,745	137,791	97,700	369,236
2016	113,952	137,791	95,298	347,041
2017	106,398	137,791	26,830	271,019
Thereafter	984,170	1,733,871	-	2,718,041
Total amortization to be recognized	$1,642,328	$2,544,076	$738,494	$4,924,898

9.	Equity Method Investments

The Company’s investments in companies that are accounted for on the equity method of accounting consist of the following: (1) 30% interest in Shandong Media, a print based media business; and (2) 39% interest in Hua Cheng, a company established to provide integrated value-added service solutions for the delivery of VOD and enhanced premium content for cable providers.

	2012	2011
Condensed income statement information:

Net sales	$1,862,223	$-

Gross margin	$419,696	$-

Net loss	$(258,450)	$(36,849)

Company's equity in net income (loss)	$67,675	$(14,371)

Condensed balance sheet information:

Current assets	$3,018,413	$1,364,720
Noncurrent assets	$577,291	$177,960
Total assets	$3,595,704	$1,542,680

Current liabilities	$1,578,030	$10
Noncurrent liabilities	$182,151	$-
Equity	$1,835,523	$1,542,670
Total liabilities and equity	$3,595,704	$1,542,680

10.	Deconsolidation of AdNet

We acquired AdNet during the first half of 2009. Due to the shift of our business model to the VOD business, as of December 31, 2009 we permanently suspended day-to-day operations of AdNet. Subsequently, we continued to maintain the technology and assets of AdNet, which we planned to use in our VOD business.

Due to recent continuing advancements in other advertising technologies, the Company determined that AdNet’s remaining assets would no longer be used to support the VOD business. As such, on August 3, 2011, the Company provided a thirty-day notice of its termination of the VIE arrangement with AdNet, which served to relinquish the Company’s control and any right to economic benefit, as well as release the Company of any future liability, upon effectiveness of such termination on September 2, 2011.

Accordingly, as of June 30, 2011, the Company recognized a loss on the impairment of AdNet’s remaining assets in the amount of $212,180. Upon the effectiveness of termination during the third quarter of 2011, the Company deconsolidated AdNet’s liabilities and recognized a gain of $470,041 in accordance with ASC 810-10-40, Deconsolidation of a Subsidiary.

11.	Deconsolidation of Shandong Media Joint Venture

In connection with the Shandong Newspaper Cooperation Agreement, based on certain financial performance thresholds we were required to make an additional payment of RMB 5,000,000 (approximately US $791,900) to Shandong Media. In January 2012, the Company, through Jinan Zhong Kuan, signed a Memorandum of Understanding (“MOU”) with Shandong Broadcast and Modern Movie, our partners in our Shandong Media joint venture company, whereby upon execution of a formal agreement, the Company was relieved of its obligation to make the additional payment of RMB 5,000,000 (approximately US $791,900) described above in exchange for payment of RMB 1,000,000 (approximately US$158,300) to Shandong Media and the transfer of 20% of the Company’s 50% ownership interest in Shandong Media to Shandong Broadcast and Modern Movie. In April 2012, Jinan Zhong Kuan made payment of RMB 1,000,000 to Shandong Broadcast in connection with the signed MOU.

Shandong Media has received notice of approval by the PRC State Administration for Industry & Commerce (“AIC”) to effect the changes made in the Articles of Association (“AOA”) and complete the transaction. The equity transfer ownership is effective as of July 1, 2012 and we have deconsolidated Shandong Media and recorded our 30% ownership under the equity method of accounting in accordance with ASC 810-10-40, Deconsolidation of a Subsidiary. We valued the 30% investment in Shandong Media at fair value based on historical and forecasted performance utilizing discounted cash flow methodology. Due to current performance and risks associated with future cash flow we valued Shandong Media at $0.00 as of the date of deconsolidation. As part of the deconsolidation we have removed the net assets associated with Shandong and recognized a gain of $141,814 on such deconsolidation.

Also in accordance with ASC 810-10-40, Deconsolidation of a Subsidiary, we will maintain a balance for our 30% investment in Shandong Median not to go below $0.00. Based on our valuation for our 30% ownership and the net loss from Q3 our balance is currently negative and as such is recorded as a $0.00 balance on our financial statements.

12.	Fair Value Measurements

Accounting standards require the categorization of financial assets and liabilities, based on the inputs to the valuation technique, into a three-level fair value hierarchy. The various levels of the fair value hierarchy are described as follows:

●	Level 1 — Financial assets and liabilities whose values are based on unadjusted quoted market prices for identical assets and liabilities in an active market that we have the ability to access.

●
Level 2 — Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable for substantially the full term of the asset or liability.

●
Level 3 — Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

Accounting standards require the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Common stock is valued at closing price reported on the active market on which the individual securities are traded.

Annually we review the valuation techniques used and determine if the fair value measurements are still appropriate and evaluate and adjust the unobservable inputs used in the fair value measurements based on current market conditions and third party information.  There were no changes in the valuations techniques during the current year.

The fair value of the warrant liabilities at December 31, 2012 was valued using the Monte Carlo Simulation method which incorporated the following assumptions: risk-free rate of interest .777%, expected volatility of 75%, expected life of 4.67 years and expected dividend yield of 0%.

The fair value of the option portion of our contingent purchase consideration liabilities at December 31, 2012 was valued using the Black-Scholes Merton model and at December 31, 2011 it was valued using the Monte Carlo simulation method, which is based on valuation theories underlying the Black-Scholes Merton model. Estimated probabilities related to achieving the earn-out milestones were incorporated into our December 31, 2011 valuation. In addition, our valuation incorporates the following assumptions:

	December 31,	December 31,
	2012	2011
	(Black-Scholes)	(Monte Carlo)
Risk-free interest rate	0.45%	0.41%
Expected volatility	75%	75%
Expected life	3.5 years	4 years
Expected dividend yield	0%	0%

The following tables present the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis at December 31, 2012 and 2011, respectively:

	December 31, 2012
	Fair Value Measurements
	Level 1	Level 2	Level 3	Total Fair Value
Assets
Available-for-sale securities	$2,229	$-	$-	$2,229
Investment in unconsolidated entities (Shandong Media)	-	-	-	-

Liabilities
Warrant liabilities	$-	$-	$878,380	$878,380
Contingent purchase price consideration, current (see Note 13)	-	-	368,628	368,628
Contingent purchase price consideration, noncurrent (see Note 13)	-	-	368,628	368,628

	December 31, 2011
	Fair Value Measurements
	Level 1	Level 2	Level 3	Total Fair Value
Assets
Available-for-sale securities	$2,229	$-	$-	$2,229

Liabilities
Contingent purchase price consideration, current (see Note 13)	$-	$-	$1,091,571	$1,091,571
Contingent purchase price consideration, noncurrent (see Note 13)	-	-	2,267,518	2,267,518

	Level 3 Assets and Liabilities
	For the Years Ended December 31, 2011 and 2012

	1/1/2011	Unrealized (gain) / loss	12/31/2011	Purchases, sales and issuances and settlements	Unrealized (gain) / loss	12/31/2012

Liabilities:
Warrant Liability	$-	-	$-	1,525,682	(647,302)	$878,380
Contingent purchase price consideration	$3,362,105	(3,016)	$3,359,089	(1,308,390)	(1,313,443)	$737,256

Quantitative Information about Level 3 Fair Value Measurements

	Fair Value at	Valuation	Unobservable
	12/31/2012	Techniques	Inputs	Input

Warrant Liability	$878,380	Monte Carlo Simulation Method	Risk Free rate of interest	0.777%

			Expected volatility	75%

			Expected life (years)	4.67

			Expected dividend yield	0%

Contingent consideration	$737,256	Black-Scholes Merton Model	Risk Free rate of interest	0.540%

			Expected volatility	75%

			Expected life (years)	3.5

			Expected dividend yield	0%

The significant unobservable inputs used in the fair value measurement of the Company’s warrant liability and contingent consideration  includes the risk free interest rate, expected volatility, expected life and expected dividend yield.  Significant increases or decreases in any of those inputs in isolation would result in a significantly different fair value measurement

With the adoption of ASU 2011-04, there were no changes in valuation technique and related inputs resulting from the adoption of the new requirements.

In accordance with our deconsolidation of Shandong Media, we recorded the fair value of our 30% equity investment. Utilizing forecasts based on recent historical performance we computed a discounted cash flow valuation of $0.00.

13.	Sinotop Contingent Consideration

In connection with the acquisition of Sinotop Hong Kong on July 30, 2010, if specified performance milestones are achieved, Weicheng Liu (“Mr. Liu” or “the Seller”) will be entitled to earn up to (i) an additional 403,820 shares of common stock of the Company, (ii) three-year warrants to purchase 571,275 shares of the Company’s common stock, equivalent to 5.0% of the total number of shares of the Company’s common stock underlying all outstanding warrants as of immediately following the closing of the July 2010 financing and (iii) a four-year option to purchase 80,000 shares of the Company’s common stock which was equal to 5% of the total number of shares of the Company’s common stock underlying all outstanding options of the Company granted to individuals employed by the Company as of September 1, 2010 (collectively, the securities referred to in clauses (i), (ii) and (iii) are referred to herein as the “Earn-Out Securities”). The milestones are as follows: Sinotop Hong Kong will ensure that (i) at the end of the first earn-out year (July 1, 2012), at least 3 million homes will have access to the Company’s VOD services, (ii) at the end of the second earn-out year (July 1, 2013), at least 11 million homes will have access to the Company’s VOD services, and (iii) at the end of the third earn-out year (July 1, 2014), at least 30 million homes will have access to the Company’s VOD services.

Subsequent to the acquisition of Sinotop, the Company underwent a warrant exchange that converted the three-year warrants to be potentially earned under clause (ii) above to 332,002 shares of common stock. As such, the Earn-Out Securities subject to the achievement of the specified performance milestones were 735,822 shares of common stock and a four-year option to purchase 80,000 shares of common stock.

The Company recorded a contingent consideration obligation related to the Earn-Out Securities at the time of acquisition which totaled $2,750,966, representing the fair value of the estimated payment of the full earn-out. The contingent consideration is classified as a liability because the earn-out securities do not meet the fixed-for-fixed criteria under ASC 815-40-15 for equity classification. Further ASC 815-40-15 requires us to re-measure the contingent consideration obligation at the end of every reporting period with the change in value reported in the consolidated statements of operations and, accordingly, we reported a gain of $1,313,443 and $3,016, for the years ended December 31, 2012 and 2011, respectively.

At the end of the first earn-out year (July 1, 2012), the first milestone was achieved with over 3 million homes having access to our VOD services. As such, we issued 245,274 shares of our common stock and 26,667 options to Mr. Liu.

The following is a summary of the earned purchase price consideration and the estimated fair value of the contingent consideration obligation for the acquisition of Sinotop Hong Kong at December 31, 2012 and 2011, respectively.

	January 1,			December 31,
	2012	Earned	Change in	2012
Class of consideration	Fair Value	Fair Value	Fair Value	Fair Value
Common shares	$3,147,109	$(1,226,369)	$(1,209,446)	$711,294
Stock options	211,980	(82,021)	(103,997)	25,962
Total earned and contingent consideration	$3,359,089	$(1,308,390)	$(1,313,443)	$737,256

	January 1,			December 31,
	2011	Earned	Change in	2011
Class of consideration	Fair Value	Fair Value	Fair Value	Fair Value
Common shares	$3,175,902	$-	$(28,793)	$3,147,109
Stock options	186,203	-	25,777	211,980
Total earned and contingent consideration	$3,362,105	$-	$(3,016)	$3,359,089

The following table represents the estimated fair value of the current and the noncurrent portion of the consideration liability for the acquisition of Sinotop Hong Kong at December 31, 2012.

	As of December 31, 2012
	Number of	Current	Noncurrent	Total
	Instruments	Liability	Liability	Liability
Shares July 2013	245,274	$355,647	$-	$355,647
Shares July 2014	245,274	-	355,647	355,647
Total Common Shares	490,548	$355,647	$355,647	$711,294

Options July 2013	26,667	$12,981	$-	$12,981
Options July 2014	26,666	-	12,981	12,981
Total Options	53,333	$12,981	$12,981	$25,962

Total Shares and Options	543,881	$368,628	$368,628	$737,256

	As of December 31, 2011
	Number of	Current	Noncurrent	Total
	Instruments	Liability	Liability	Liability
Shares July 2012	245,274	$1,027,391	$-	$1,027,391
Shares July 2013	245,274	-	1,066,573	1,066,573
Shares July 2014	245,274	-	1,053,145	1,053,145
Total Common Shares	735,822	$1,027,391	$2,119,718	$3,147,109

Options July 2012	26,667	$64,180	$-	$64,180
Options July 2013	26,667	-	71,620	71,620
Options July 2014	26,666	-	76,180	76,180
Total Options	80,000	$64,180	$147,800	$211,980

Total Shares and Options	815,822	$1,091,571	$2,267,518	$3,359,089

14.	Related Party Transactions

Jinan Broadband

Payable to Jinan Parent

As of December 31, 2012, our payable to Jinan Guangdian Jiahe Digital Television Co., Ltd. (“Jinan Parent”) increased approximately $1,000, due to currency fluctuations. At December 31, 2012 and December 31, 2011, approximately $144,000 and $143,000, respectively, remained due to Jinan Parent. This amount represents the remaining balance due from the initial acquisition which is unsecured, interest free and has no fixed repayment terms.

Revenue

During the years ended December 31, 2012 and 2011, Jinan Broadband generated $147,000 and $158,000, respectively, of value-added service revenue from an affiliate, Jinan Radio and Television Networks Center (“Networks Center”). Networks Center is the owner of Jinan Parent who has a 49% ownership interest in Jinan Broadband.

Cost of Revenue

During the years ended December 31, 2012 and 2011, Jinan Broadband incurred service fees to Networks Center of approximately $35,000 and $47,000, respectively. To minimize administrative fees and maintain a low headcount at Jinan Broadband, Networks Center collects customer payments on behalf of Jinan Broadband and then remits the funds to Jinan Broadband. Networks Center charges Jinan Broadband a 2% service fee on the payments collected.

General and Administrative Expense

During the years ended December 31, 2012 and 2011, Jinan Broadband paid sales agency fees of approximately $69,000 and $31,000, respectively, to Networks Center for revenue collection on behalf of Jinan Broadband and network maintenance.

Accounts Payable

As of December 31, 2012 and 2011, respectively, Jinan Broadband had accounts payable to Networks Center of approximately $270,000 and $268,000, respectively, relating to maintenance, network leasing and facility rental fees. Jinan Broadband’s operation is located in a building that is owned by Networks Center. As such, Jinan Broadband shares the cable network usage with Networks Center. Additionally, Jinan Broadband utilizes Networks Center’s staff to provide cable network maintenance support to their customers. As such, Network Center charges Jinan Broadband fees for these services and usage of their facility.

Accrued Expense

Jinan Broadband had accrued network maintenance fees and network leasing fees to Networks Center of approximately $1,087,000 and $47,000 as of December 31, 2012 and 2011, respectively.

Sinotop

Amount due from Non-controlling Interest
Subsequent to our acquisition of Sinotop Hong Kong in July 2010, Sinotop and Hua Cheng entered into a variable interest entity agreement to form and operate Zhong Hai Video with equity ownership interests of 80% and 20%, respectively, of total registered capital of RMB 50 million. Sinotop contributed RMB 10 million and had a commitment to fund the remaining RMB 30 million. At December 31, 2011, Hua Cheng had not made its capital contribution of RMB 10 million. Accordingly, we recorded an amount due from non-controlling interest in the amount of $1,572,699.

During the third quarter of 2012, Zhong Hai Video reduced the total registered capital from RMB 50 million (USD 7,903,000) to RMB 12.5 million (USD 1,871,000).  Following the registered capital  reduction, Hua Cheng contributed a software management system valued at RMB 2,519,700 (USD 398,000) and Sinotop no longer had a commitment to fund the remaining RMB 30 million as noted above.   As of December 31, 2012 there is no amount due from our non-controlling interest.

Cost of Revenue

During the year ended December 31, 2012 Zhong Hai Video paid licensed content fees to Hua Cheng  Film and Television Digital Program Co., Ltd., a related party, of RMB 1,000,000 (USD 159,000).

15.	Retail Financing, December 2012

On December 14, 2012, we entered into an underwriting agreement with Chardan Capital Markets LLC, as representative of several underwriters, and National Securities Corporation, as qualified independent underwriter (collectively, the “Underwriters”) in connection with the offer and sale by the Company of 1,800,000 shares of the Company’s common stock, par value $0.001 per share, at a price to the public of $1.50 per share.  The Company received net proceeds from this offering of $2,193,738, after deducting underwriting discounts and commissions.  The shares were offered and sold under a prospectus supplement and related prospectus filed with the U.S. Securities and Exchange Commission pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-183689).  The offering closed on December 19, 2012.

16.	Private Financing, August 2012

On August 30, 2012, we entered into a Securities Purchase Agreement with certain accredited investors, pursuant to which the Company offered the Investors the option to purchase either (i) Class A Units, with each Class A Unit consisting of one share of the Company’s common stock, par value $0.001 per share and (b) a common stock purchase warrant (each a “Warrant,” and, collectively, the “Warrants”) to purchase one share of Common Stock at an exercise price of $4.25 per share, or (ii) Class B Units, with each Class B Unit consisting of one share of the Company’s Series C Preferred Stock, par value $0.001 per share, and a Warrant. The per unit price for each of the Class A Units and the Class B Units was $4.00.

On August 30, 2012, the Company closed the transactions contemplated by the Purchase Agreement and issued and sold to Investors (i) an aggregate of 646,250 Class A Units (consisting of an aggregate of 646,250 shares of Common Stock and Warrants to purchase 646,250 shares of Common Stock), and (ii) an aggregate of 250,000 Class B Units (consisting of an aggregate of 250,000 shares of Series C Preferred Stock and Warrants to purchase 250,000 shares of Common Stock). The Company received aggregate gross proceeds of $3,585,000.

The proceeds from the sale were allocated to Common Stock, Series C Convertible, Preferred Stock, warrants and beneficial conversion features based on the relative fair value of the securities in accordance with ASC 470-20-30. The value of the Common Stock and Series C Preferred stock was based on the closing price paid by investors. The fair value of the warrants was calculated using the Black-Scholes model with the following assumptions: expected life of 5 years, expected dividend rate of 0%, volatility of 75% and an interest rate of .66%. The exercise price of the warrants is $4.25.

The Company recognized a beneficial conversion feature discount on Series C Convertible Preferred Stock at its intrinsic value, which was the fair value of the common stock at the commitment date for Series C Convertible Preferred Stock investment, less the effective conversion price. The Company recognized approximately $342,000 of beneficial conversion feature as an increase in additional paid in capital in the accompanying consolidated balance sheet on the date of issuance of Series C Convertible Preferred Stocks since these shares were convertible at the issuance date.  The Series C Preferred Stock have been classified as temporary equity as of December 31, 2012, based on their conversion characteristics.   The Series C Preferred Stock is not deemed to be an embedded derivative instrument to be bifurcated since it’s indexed to its own stock.

In accordance with FASB ASC 815-40-15-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”, the warrants have been characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the consolidated statement of operations. On August 30, 2012, such warrants were valued at $1,525,000 utilizing a valuation model and were initially recorded as a liability.  As of December 31, 2012, the warrant liability was re-valued using a Monte Carlo valuation as disclosed in Note 12, Fair Value Measurement, and was adjusted to its new fair value of approximately $878,000 as determined by the Company, resulting in a gain of approximately $647,000.

As a result of the Negative Clawback provisions included in the warrant agreement we have reset the exercise price from $4.25 per share to $1.50 per share.  The fair value calculation on our warrant liability includes this reset.

The Purchase Agreement contains customary representations, warranties and covenants. In addition, the Company agreed to a negative clawback provision. Under the Negative Clawback, if at any time after the closing the Company consummates an underwritten public offering with respect to the purchase and sale of Common Stock or preferred stock (collectively, “Additional Securities”) of the Company resulting in a price per share of such Additional Securities (after giving effect to the conversion of any preferred stock to be issued in the Subsequent Public Financing) of less than $4.00, then, simultaneously with the closing of such Subsequent Public Financing, the Company shall be obligated to issue to each Investor of Class A Units only, for no additional consideration, that number of Common Shares as is equal to (i) the number of Common Shares that would have been issuable to such Class A Investor at closing if the Per Unit Purchase Price were equal to the greater of (A) the Public Financing Price and (B) $2.50, minus (ii) the number of Common Shares issued to the Class A Investor at the closing.  As a result of our December 2012 retail financing the Company adjusted the number of shares in accordance with the negative clawback provisions and has recorded a charge to operations of $659,000 for the issuance of additional shares.  As of December 31, 2012, the Company has accrued such charge which is included in other current liabilities since it’s subject to shareholders’ approval which is expected in 2013.

The holder of shares of Series C Preferred Stock will not have the right to vote and will not have full voting rights and powers equal to the voting rights and powers of holders of the Company’s Common Stock. In addition, the holders of Series C Preferred Stock will not be entitled to convert any shares of Series C Preferred Stock into shares of the Common Stock if, after giving effect to the conversion, such holder would hold in excess of 9.99% of the Company’s outstanding Common Stock. Each share of Series C Preferred Stock is convertible, at any time at the option of the holder, into such number of shares of common stock equal to the product of (i) the number of shares of Series C Preferred Stock to be converted, multiplied by (ii) $4.00 divided by (iii) the conversion price, which is equal to the lesser of (x) $4.00 and (y) the price per share paid by investors in a Subsequent Public Financing; provided , however , that the conversion price shall not, in any event, be less than $2.50. Notwithstanding the foregoing, the conversion price shall equal $4.00, and there shall be no adjustment to the conversion price resulting from the price per share paid by investors in a Subsequent Public Financing, until the provisions of the Certificate regarding the adjustment to the conversion price are approved by shareholders holding a majority of the outstanding voting securities of the Company.  As a result of our December 2012 retail financing, we have adjusted the conversion price of the Preferred C Shares to the floor of $2.50 and as such have reflected the additional value amounting to $924,000 as a deemed dividend in the consolidated statement of operations.

Lastly, the Company paid issuance costs of approximately $119,000 and issued shares and warrants valued at approximately $515,000 to the placement agent related to the August 2012 financings.

17.	Private Financings, June 2011

On June 3, 2011, we completed a private placement transaction with FIL Investment Management (Hong Kong) Limited (“Fidelity”), professional fiduciary for various accounts from time to time. Pursuant to a securities purchase agreement between us and Fidelity, we issued to funds managed by Fidelity and its affiliates an aggregate of 979,213 shares of our common stock at a per share price of $6.60, resulting in aggregate gross proceeds to the Company of $6,462,806. Pursuant to the securities purchase agreement with Fidelity, we could not, during the six month period following the closing, without the prior written consent of Fidelity, issue any shares of our common stock, including securities that were exercisable or convertible into common stock except for (i) up to 1,958,426 shares of our common stock at a per share price equal to or greater than $6.60, (ii) shares of our common stock upon the exercise, exchange or conversion of our securities which were outstanding prior to the closing, (iii) shares of our common stock upon the exercise, exchange or conversion of callable warrants to purchase up to 666,667 shares of our common stock, with a per share exercise price equal to or greater than $6.60, and (iv) pursuant to our Stock Incentive Plan, options to purchase up to an aggregate of 440,000 shares of our common stock to new and existing employees in the normal course of business.

In connection with the private placement transaction with Fidelity, we entered into a registration rights agreement with Fidelity pursuant to which we were obligated to file a registration statement with the U.S. Securities and Exchange Commission within thirty days following the closing to register the shares of common stock issued to Fidelity. The registration statement was filed on June 29, 2011 and declared effective on July 8, 2011.

On June 7, 2011, we completed a private placement transaction with a group of twenty-seven accredited investors. Pursuant to a securities purchase agreement between us and the investors, we issued to the investors an aggregate of 675,000 shares of our common stock at a per share price of $6.60, resulting in aggregate gross proceeds of $4,455,000. The offer and sale of the shares to the accredited investors was made in compliance with the securities purchase agreement with Fidelity.

The Company paid issuance costs of $822,167 related to the June 2011 financings.

Stock Purchase Right

In connection with the June 3, 2011 private placement, we granted to Fidelity a right of first refusal during the six month period following the closing to purchase up to ten percent of the number of shares of common stock offered to other investors, as permitted in the securities purchase agreement, at a per share price of $6.60 and on identical terms as set forth in the securities purchase agreement.

In connection with the June 7, 2011 private placement, Fidelity had the right to purchase up to 75,000 shares of our common stock, or up to ten percent of the number of shares sold to the accredited investors, at a per share price of $6.60. On June 7, 2011, we agreed to modify the right with Fidelity to extend the right to purchase these shares until December 3, 2011 at a price of $6.60 per share. We valued this right at approximately $155,000 based on the Black-Scholes Merton model and recorded it as a right to purchase shares expense in connection with the placement. On December 4, 2011, we granted Fidelity an extension of this right to purchase for an additional six months and valued this right at approximately $39,000 and in June 2012, we granted another six month extension and valued this right at approximately $44,000. Both valuations were based on the Black-Scholes Merton model and were recorded as a right to purchase shares expense in connection with the placement.  As of December 31, 2012, this right of first refusal has expired.

18.	Net Loss Per Common Share

Basic net loss per common share attributable to YOU On Demand shareholders is calculated by dividing the net loss attributable to YOU On Demand shareholders by the weighted average number of outstanding common shares during the period. Diluted net loss per common share includes the weighted average dilutive effect of stock options, warrants and series preferred stocks.

For the years ended December 31, 2012 and 2011, the number of securities convertible into common shares not included in diluted EPS because the effect would have been anti-dilutive consists of the following:

	2012	2011
Warrants	1,348,975	358,579
Stock purchase right	-	75,000
Options	1,585,401	1,383,567
Series A Preferred Stock	933,333	933,333
Series B Preferred Stock	1,048,907	1,368,907
Series C Preferred Stock	250,000	-
Total	5,166,616	4,119,386

At December 31, 2012 and 2011, the Company has reserved 8,330,529 and 7,551,641 shares of its authorized but unissued common stock for possible future issuance in connection with the following:

	2012	2011
Exercise of stock warrants	1,348,975	358,579
Exercise of stock purchase right	-	75,000
Exercise and future grants of stock options	4,051,986	4,080,000
Exercise of preferred stock	2,382,240	2,302,240
Issuance of restricted stock grants	56,780	-
Contingent issuable shares in connection with Sinotop acquisition	490,548	735,822
Total	8,330,529	7,551,641

19.	Share-Based Payments

Stock Options

As of December 31, 2012, the Company has 1,585,401 options and 1,348,975 warrants outstanding to purchase shares of our common stock.

The following table provides the details of the approximate total share based payments expense during the years ended December 31, 2012 and 2011:

	2012	2011
Stock option amortization	$766,000	$599,000	(a)
Stock issued for services	572,000	10,000	(b)
Stock warrants issued for services	39,000	25,000
Right to purchase shares	44,000	194,000	(see note 17)
	$1,421,000	$828,000

(a)
The Company accounts for its stock option awards pursuant to the provisions of ASC 718, Stock Compensation. The fair value of each option award is estimated on the date of grant using the Black-Scholes Merton valuation model. The Company recognizes the fair value of each option as compensation expense ratably using the straight-line attribution method over the service period, which is generally the vesting period. The Black-Scholes Merton model incorporated the following assumptions for the options granted in 2012 and 2011: risk-free interest rate of 1.73% to 3.43%, expected volatility of 60% and 75%, expected life of 10.0 years and expected dividend yield of 0%.

(b)
In the second quarter of 2012, the Company appointed two new “independent” (as defined under the NASDAQ listing requirements) members to the Board of Directors. In connection with the appointment we granted each of our three “independent” directors 10,000 restricted shares to be vested quarterly over one year.

During 2012, the Company granted 196,620 shares to certain consultants and Directors for services. As of December 31, 2012, there were 181,620 shares vested. We recorded the common shares at the closing price on the issue date and expensed to consulting, marketing and technology services $294,000 during the year ended December 31, 2012.  We recorded $278,000 to prepaid expense to be recognized for services provided in 2013.  During the year ended December 31, 2011, we recorded $10,000 for other consulting services.

Effective as of December 3, 2010, our Board of Directors approved the YOU On Demand Holdings, Inc. 2010 Stock Incentive Plan (“the Plan”) pursuant to which options or other similar securities may be granted. The maximum aggregate number of shares of our common stock that may be issued under the Plan is 4,000,000 shares.

Stock option activity from commencement of plan through December 31, 2012 is summarized as follows:

	Options	Weighted Average
	Outstanding	Exercise Price
Approved plan	4,000,000

Outstanding at December 31, 2010	1,285,567	$3.00
Granted	111,333	4.91
Exercised	-	-
Canceled	(13,333)	3.00
Outstanding at December 31, 2011	1,383,567
Granted	227,567	4.48
Exercised	(1,347)	3.80
Canceled	(24,386)	5.38
Outstanding at December 31, 2012	1,585,401	$3.54

Options exercisable as of December 31, 2012 (vested)	1,067,404	$3.32

Options available for issuance at December 31, 2012	2,414,599

As of December 31, 2012, there was no aggregate intrinsic value of shares outstanding and exercisable since our closing stock price was below all of the exercise prices.

The following table summarizes information concerning outstanding and exercisable options as of December 31, 2012:

		Weighted Average
		Remaining
	Number	Contractual Life	Weighted Average	Number	Weighted Average
Range of Exercise Prices	Outstanding	(Years)	Exercise Price	Exerciseable	Exercise Price
$3 - $4	1,338,000	8.17	$3.04	1,000,570	$3.03
$4 - $8	243,168	8.95	6.43	62,601	6.63
$8 - $33	0	0	0.00	0	0
$33 - $34	2,000	0.46	33.75	2,000	33.75
$34 - $45	900	0.20	45.00	900	45.00
$45 - $75	1,333	5.20	75.00	1,333	75.00
	1,585,401	8.09	$3.43	1,067,404	$3.32

As of December 31, 2012, there were 1,585,401 options outstanding with 1,067,404 options exercisable

The following table summarizes the status of options which contain vesting provisions:

		Weighted
		Average
		Grant Date
	Options	Fair Value
Non-vested at January 1, 2012	675,209	$3.33
Granted	200,900	4.58
Vested	(336,837)	3.46
Canceled	(20,219)	5.30
Non-vested at December 31, 2012	519,053	$3.66

As of December 31, 2012 the Company had total unrecognized compensation expense related to options granted of approximately $1,407,000 which will be recognized over a remaining service period of 4.0 years.

Warrants

In connection with the Company’s Share Exchange, capital raising efforts in 2007, the Company’s January 2008 Financing of Convertible Notes and Class A Warrants, the April 2010 Convertible Note, the July 2010, June 2011, August 2012 and December 2012 financings, the WB Agreement and a service agreement, the Company issued warrants to investors and service providers to purchase common stock of the Company. As of December 31, 2012, the weighted average exercise price was $14.42 and the weighted average remaining life was 3.92 years. The following table outlines the warrants outstanding as of December 31, 2012 and December 31, 2011:

	2012	2011
	Number of	Number of
	Warrants	Warrants	Exercise	Expiration
Warants Outstanding	Outstanding	Outstanding	Price	Date
Share Exchange Consulting Warrants ($45.00 exercise price)	59,664	59,664	$45.00	1/11/2013
2007 Private Placement Broker Warrants ($45.00 exercise price)	8,533	8,533	$45.00	1/11/2013
2007 Private Placement Investor Warrants ($150.00 exercise price)	53,333	53,333	$150.00	1/11/2013
July 2010 Sinotop Acquisition Warrants ($45.00 exercise price)	17,049	17,049	$45.00	1/11/2013
July 2010 Sinotop Acquisition Warrants ($150.00 exercise price)	13,333	13,333	$150.00	1/11/2013
May 2011 Warner Brothers Warrants ($6.60 excercise price)	200,000	200,000	$6.60	5/11/2016
June 2011 Fidelity Right to Purchase ($6.60 exercise price)	-	75,000	$6.60	12/3/2012
2011 Service Agreement Warrants ($7.20 exercise price)	20,000	6,667	$7.20	6/15/2016
2012 August Financing Warrants ($4.25 exercise price)	977,063	-	$4.25	8/30/2017	(1)
	1,348,975	433,579

(1)
As a result of the negative clawback provisions included in our warrant agreements associated with our August 2012 private financings, the exercise price of $4.25 per share is expected to be reset to $1.50 per share after shareholder approval.

20.	Income Taxes

(A)	Corporate Income Tax (“CIT”)

YOD was incorporated in Nevada and is subject to U.S. federal and state income tax.

CB Cayman was incorporated in Cayman Islands as an exempted company and is not subject to income tax under the current laws of Cayman Islands.

Sinotop Hong Kong was incorporated in HK as a holding company.  The statutory income tax rate in HK is 16.5%.

All of the Company’s income is generated in the PRC.  WFOE, YOD WFOE, Sinotop Beijing, Zhong Hai Video, Jinan Zhongkuan, Jinan Broadband are PRC entities.  The income tax provision of these entities is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in the PRC.

In accordance with the Corporate Income Tax Law of the PRC (“CIT Law”), effective beginning on January 1, 2008, enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC territory are considered PRC resident enterprises and subject to the PRC income tax at the rate of 25% on worldwide income. The definition of “place of effective management” refers to an establishment that exercises, in substance, and among other items, overall management and control over the production and business, personnel, accounting, and properties of an enterprise.  If the Company’s non-PRC incorporated entities are deemed PRC tax residents, such entities would be subject to PRC tax under the CIT Law.  Since our non-PRC entities have accumulated loss, the application of this tax rule will not result in any PRC tax liability.

The CIT Law imposes a 10% withholding income tax, subject to reduction based on tax treaty where applicable, for dividends distributed by a foreign invested enterprise to its immediate holding company outside China. Under the PRC-HK tax treaty, the withholding tax on dividends is 5% provided that a HK holding company qualifies as a HK tax resident as defined in the tax treaty.  No provision has been made for U.S income taxes on the earnings generated by the Company’s foreign subsidiaries since the Company plans to permanently reinvest all such earnings outside the U.S.

The provision for income tax expense (benefit) consists of the following components:

	2012	2011
Income (loss) before tax	$(16,640,490)	$(13,011,772)
Current tax expense (benefit)
United States	$(21,875)	$1,620
PRC/Hong Kong	-
	(21,875)	1,620

Deferred tax (benefit) expense other than the benefit of net operating losses
United States	-	-
PRC/Hong Kong	(270,830)	(193,781)
	(270,830)	(193,781)

Deferred tax (benefit) of net operating losses
United States	-
PRC/Hong Kong	(60,380)	(177,546)
	(60,380)	(177,546)

Total income tax (benefit) expense	$(353,085)	$(369,707)

A reconciliation of the expected income tax derived by the application of the 34% U.S. corporate income tax rate to the Company's loss before income tax benefit is as follows:

	2012	2011

Net loss before income taxes	$(16,640,490)	$(13,011,772)

Expected income tax benefit at 34%	(5,657,767)	(4,424,002)

Nondeductible expenses	480,620	379,915
Non-taxable gain on deconsolidation of Shandong Media	(25,536)	-
Non-taxable gain on AdNet	-	(563,319)
Non-taxable change in warrant liabilities	(220,083)	-
Non-taxable (gain) loss on contingent consideration	(446,571)	-
Rate-differential on foreign income invested indefinitely	1,228,607	1,180,646
Increase in valuation allowance	4,286,768	2,960,535
Change in estimates - offset by changes in valuation allowance above	22,752	-
Removal of deferred tax assets relating to pre-merger NOLs	2,280,194	-
Change in valuation allowance related to pre-merger NOLs	(2,280,194)	-
Other changes in estimates	-	94,898
Unrecognized tax benefits	(21,875)	1,620

Income tax expense (benefit)	$(353,085)	$(369,707)

Deferred income taxes are recognized for future tax consequences attributable to temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and income tax purposes using enacted rates expected to be in effect when such amounts are realized or settled. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2012 and 2011 are as follows:

	2012	2011
Deferred tax assets

U.S. NOL - pre-stock exchange transaction	$-	$2,280,194
U.S. NOL - subsequent to stock exchange transaction	5,134,195	3,365,208
Foreign NOL	2,105,960	1,064,145
Deferred revenue	429,346	439,521
Reserve for returns	-	21,502
Fixed assets cost basis	1,604,393	1,468,092
Costs capitalized for tax	10,452	-
Accrued payroll	21,675	8,500
Accrued expenses	905,265	-
Deferred rent	390	-
Expenses prepaid for tax	6,902	-
Inventory reserves	160,000	150,927
Allowance for doubtful accounts	1,587	34,090
Equity method investee	-	4,927
Investment in and advance to cost method investee	33,724	-
Nonqualified options	207,443	109,214
Marketable securities	100,795	100,795
AMT credits	-	17,952
Charitable contribution carryover	757	680
Capital loss carryover	482,898	482,898
Total deferred tax assets	11,205,782	9,548,645

Less: valuation allowance	(10,699,560)	(9,057,657)

Deferred tax liabilities

Basis in equity method investee	(13,256)	-
Intangible assets	(798,815)	(1,279,729)
Total deferred tax liabilities	(812,071)	(1,279,729)

Net deferred tax liability	$(305,849)	$(788,741)

As of December 31, 2012, the Company had approximately $15.2 million of the U.S domestic cumulative tax loss carryforwards (which excludes the NOL carryforwards of approximately $1.7 million because of the uncertainty of the position being sustained) and approximately $8.7 million of the foreign cumulative tax loss carryforwards, which may be available to reduce future income tax liabilities in certain jurisdictions.  These U.S. and foreign tax loss carryforwards will expire beginning year 2027 through 2032 and year 2013 to year 2017, respectively.  The non-recognition of the tax benefits, while reducing the net operating loss carryovers, gives rise to a capital loss carryover of $1,420,289.  Utilization of net operating losses may be subject to an annual limitation due to ownership change limitations provided in the Internal Revenue Code and similar state and foreign provisions.  This annual limitation may result in the expiration of net operating losses before utilization.

Realization of the Company’s net deferred tax assets is dependent upon the Company’s ability to generate future taxable income in appropriate tax jurisdictions to obtain benefit from the reversal of temporary differences and net operating loss carryforwards.  The valuation allowance increased by $641,903 (net of approximately $396,000 valuation allowance eliminated with the deconsolidation of Shandong Media) and $2,962,985 during the year ended December 31, 2012 and 2011, respectively. The increase was primarily related to increases in net operating loss carryovers, which the Company does not expect to realize.

(B)	Uncertain Tax Positions

Accounting guidance for recognizing and measuring uncertain tax positions prescribes a threshold condition that a tax position must meet for any of the benefit of uncertain tax position to be recognized in the financial statements.  The following is a reconciliation of the beginning and ending amounts of unrecognized tax benefits for the years ended December 31, 2012 and 2011:

	2012	2011
Balance, beginning of year	$21,875	$20,255
Increase from prior year's tax positions	884	1,620
Reduction resulting from the lapse of the statute of limitations	(22,759)	-
Balance, end of year	$-	$21,875

As of December 31, 2012 and 2011, the Company did not accrue any material interest and penalties.

The Company's United States income tax returns are subject to examination by the Internal Revenue Service for at least 2009 and later years. Because of the uncertainty regarding the filing of tax returns for years before 2007, it is possible that the Company is subject to examination by the IRS for earlier years. All of the Chinese tax returns for the Chinese operating companies are subject to examination by the Chinese tax authorities for all periods from the companies' inceptions in 2007 through 2012 as applicable.

21.	Commitments and Contingencies

The Company has employment agreements with certain employees that provide severance payments upon termination of employment under certain circumstances, as defined in the applicable agreements. As of December 31, 2012, the Company's potential minimum cash obligation to these employees was approximately $867,000.

The Company is committed to paying leased property costs related to our China offices through 2014 as follows:

Leased
Property
Years ending December 31,	Costs
2013	$317,000
2014	17,000
Total	$334,000

The Company is committed to paying  content costs through 2016 as follows:

Content
Years ending December 31,	Costs
2013	$1,860,000
2014	2,161,000
2015	2,292,000
2016	1,031,000
Total	$7,344,000

The Company is committed to paying service fees to certain consultants of $85,000 through 2013.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

22.	Defined Contribution Plan

During 2011, the Company began sponsoring a 401(k) defined contribution plan ("401(k) Plan") that provides for a 100% employer matching contribution of the first 3% and a 50% employer matching contribution of each additional percent contributed by an employee up to 5% of each employee’s pay. Employees become fully vested in employer matching contributions after six months of employment. Company 401(k) matching contributions were approximately $62,000 and $46,000 for the years ended December 31, 2012 and 2011, respectively.

23.	Subsequent Events

In January 2013, 7,866,800 Series B Preferred Shares were converted to 1,048,907 shares of common stock.  Also, in the first quarter of 2013, as discussed in Note 18 and pursuant to our vesting arrangements, we issued 28,390 shares to our independent board members and to certain consultants for services.

Appendix A

Certificate of Designation of Series E Preferred Stock

CERTIFICATE OF DESIGNATION

OF

SERIES E CONVERTIBLE PREFERRED STOCK

OF

YOU ON DEMAND HOLDINGS, INC.

Pursuant to Section 78.1955 of the General Corporation Law
of the State of Nevada

YOU ON DEMAND HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Nevada, in accordance with the provisions of Section 78.1955 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board”) in accordance with the provisions of the Articles of Incorporation of the Corporation (the “Articles of Incorporation”), the Board on January [__], 2014 adopted the following resolution creating a series of [16,500,000] shares of Preferred Stock designated as “Series E Convertible Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Articles of Incorporation of the Corporation, a series of preferred stock, par value $0.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series E and the qualifications, limitations and restrictions thereof are as follows:

TERMS OF SERIES E CONVERTIBLE PREFERRED STOCK

Section 1.                Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

“Base Conversion Price” shall have the meaning set forth in Section 7(b).

“Board” means the board of directors of the Corporation.

“Bridge Note” means that certain Convertible Promissory Note, dated November 4, 2013, issued by the Corporation to C Media, in the principal amount of $2,000,000.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“C Media” shall have the meaning set forth in Section 6(d).

“Change of Control” means the occurrence after the date hereof of any of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of conversion of Series E Preferred Stock and any Parity Securities), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) other than as contemplated by the Transaction Documents, a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Corporation of an agreement to which the Corporation  is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the Purchase Price (as defined in the Purchase Agreement) and (ii) the Corporation’s obligations to deliver the Securities have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission and its staff.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that registers the resale of Conversion Shares of the Holders.

“Dilutive Issuance” shall have the meaning set forth in Section 7(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 7(b).

“Effective Date” means the date that the Conversion Shares Registration Statement filed by the Corporation pursuant to the registration rights provisions of the Purchase Agreement is first declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors, consultants or advisors of the Corporation pursuant to any stock or option plan or agreement duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities or other right to acquire shares issued pursuant to the Purchase Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Purchase Agreement, provided that such securities or rights to acquire shares have not been amended since the date of the Purchase Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities (for the avoidance of doubt, the issuance of, and adjustments to, the Corporation’s securities as set forth in the Corporation’s Information Statement filed with the Commission on May 3, 2013, and the issuance of any securities which may be issuable to Weicheng Liu pursuant to that certain Ordinary Share Purchase Agreement, dated August 30, 2010, shall be deemed to be Exempt Issuances pursuant to this subsection (b)), (c) securities issued upon a dividend payment on any of the outstanding shares of Series D Preferred Stock, (d) securities issued upon the declaration of a dividend on any of the outstanding Series E Preferred Stock, (e) securities issued upon conversion of the McMahon Note (f) securities issued upon conversion of the Bridge Note (g) securities issued in connection with technology licenses, development, marketing or other similar agreements or strategic partnerships approved by the board of directors of the Corporation and not made for capital raising purposes, (h) securities issued to consultants of the Corporation in the ordinary course of business, (i) securities issued in connection with a merger, consolidation or similar transaction between the Corporation and C Media Inc., C Media, any Holder or any Affiliate of C Media Inc., C Media or any Holder, and (j) securities issued to officers of the Corporation in lieu of cash payments for salary or any other compensation; provided that, the aggregate number of shares of Common Stock, underlying shares of Common Stock, and number of securities issued in connection with subsections (a), (g) and (h) shall not exceed 15% of the fully diluted equity interest of the Corporation.  Additionally, in no event shall an exchange of Common Stock or Common Stock Equivalents for outstanding Indebtedness (i.e. Securities Act Section 3(a)(9) or 3(a)(10) exchange) be deemed an Exempt Issuance except as set forth under (e) and (f) above.

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Corporation’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.

“Issuable Maximum” shall have the meaning set forth in Section 6(d).

“Junior Securities” means the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and all other Common Stock Equivalents of the Corporation other than Parity Securities and Senior Securities.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Liquidation” shall have the meaning set forth in Section 5.

“McMahon Note” means that certain Convertible Promissory Note, dated May 10, 2012, as amended, issued by the Corporation to Shane McMahon in principal amount of $3,000,000.

“New York Courts” shall have the meaning set forth in Section 9(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Series E Preferred Stock regardless of the number of transfers of any particular shares of Series E Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series E Preferred Stock.

“Parity Securities” means any shares of preferred stock or other securities of the Corporation that, as to the payment of dividends, distribution of assets, redemptions, interest payments, liquidation payments and/or any other type of payment or right, including, without limitation, distributions to be made upon the Liquidation of the Corporation, or upon the merger, Change of Control, consolidation or sale of the assets thereof, is on a parity with the Series E Preferred Stock.  This definition of Parity Securities shall include, without limitation, any securities exercisable or exchangeable for or convertible into any Parity Securities.

“Permitted Indebtedness” means (a) the Indebtedness existing on the Original Issue Date and set forth on Schedule 3.9 attached to the Purchase Agreement and (b) lease obligations and purchase money indebtedness of up to $50,000 in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Corporation) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Corporation’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Corporation’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Corporation and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness under clause (a) thereunder, and (d) Liens incurred in connection with Permitted Indebtedness under clause (b) thereunder, provided that such Liens are not secured by assets of the Corporation or its Subsidiaries other than the assets so acquired or leased.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Agreement” means the Series E Preferred Stock Purchase Agreement, dated as of January [__], 2014, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Statement” means a registration statement meeting the requirements set forth in the registration rights provisions of the Purchase Agreement and covering the resale of Underlying Shares by each Holder as provided for in the Purchase Agreement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Series E Preferred Stock to be issued and sold pursuant to the Purchase Agreement, and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” means any shares of preferred stock or other securities of the Corporation that, as to the payment of dividends, distribution of assets, redemptions, interest payments, liquidation payments and/or any other type of payment or right, including, without limitation, distributions to be made upon the Liquidation of the Corporation, or upon the merger, Change of Control, consolidation or sale of the assets thereof, is senior to the Series E Preferred Stock.  This definition of Senior Securities shall include, without limitation, any securities exercisable or exchangeable for or convertible into any Senior Securities.

“Series D Preferred Stock” means the Corporation’s Series D 4% Convertible Preferred Stock, par value $0.001 per share.

“Series E Closing Date” means the Trading Day on which the Series E Closing (as defined in the Purchase Agreement) shall occur, all additional required documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the purchase price for the Series E Preferred Stock and (ii) the Corporation’s obligations to deliver the Series E Preferred Stock have been satisfied or waived.

“Series E Directors” shall have the meaning set forth in Section 4(b).

“Series E Preferred Stock” shall have the meaning set forth in Section 2.

“Share Delivery Date” shall have the meaning set forth in Section 6(c)(i).

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

“Subsidiary” means any subsidiary of the Corporation as set forth on Schedule 3.2 of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(e).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Investor Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Series E Preferred Stock and issued and issuable as dividends on the Series E Preferred Stock in accordance with the terms of this Certificate of Designation.

“Variable Rate Transaction” means a transaction in which the Corporation (i) issues or sells any Common Stock or Common Stock Equivalents either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such Common Stock or Common Stock Equivalents or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such Common Stock or Common Stock Equivalents or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Corporation or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Corporation may issue securities at a future determined price.

“VWAP” means, for any Trading Date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

Section 2.                Designation, Amount and Par Value.  The series of preferred stock created hereunder shall be designated as its Series E Convertible Preferred Stock (the “Series E Preferred Stock”) and the number of shares so designated shall be [16,500,000] (which shall not be subject to increase without the written consent of the holders of a majority of the Series E Preferred Stock (each, a “Holder” and collectively, the “Holders”)).  Each share of Series E Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $1.75 per share, subject to increase as set forth in Section 3 below (the “Stated Value”).

Section 3.                Dividends.

a)            Dividends in Cash or in Kind.  From (and including) the Series E Closing Date, Holders shall be entitled to receive, and the Corporation shall pay, non- cumulative dividends only when, as and if declared by the Board out of funds legally available.  The form of dividend payments to each Holder shall be at the sole election of the Corporation, in cash or shares of Common Stock.  Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Series E Preferred Stock held by each Holder on the date such dividend is declared payable by the Board.

b)            Other Securities.  Neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities as long as any dividends declared on the Series E Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or Parity Securities.

Section 4.                Voting Rights.

a)            As-Converted Voting.  Except as otherwise required by law or expressly provided herein, each share of Series E Preferred Stock shall be entitled to vote on all matters submitted or required to be submitted to a vote of the stockholders of the Corporation and shall be entitled to the number of votes equal to the lesser of (i) the number of whole shares of Common Stock into which such shares of Series E Preferred Stock are convertible pursuant to the provisions hereof, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and (ii) the number of whole shares of Common Stock issuable if the Conversion Price of the Series E Preferred Stock is $[the closing price as of the end of the Trading Day immediately preceding the Closing Date] (as adjusted for stock dividends or distributions, stock splits or subdivisions, combinations, or reclassifications in the same manner as set forth in Section 7(a)).  In each such case, except as otherwise required by law or expressly provided herein, the holders of shares of Series E Preferred Stock and Common Stock shall vote together and not as separate classes. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series E Preferred Stock held by each Holder could be converted) shall be rounded down to the nearest whole number.

b)            Election of Directors.  The Holders of shares of Series E Preferred Stock, exclusively and as a separate class, shall be entitled to elect [___]1 directors of the Corporation (the “Series E Directors”).  A Series E Director may be removed without cause by, and only by, the affirmative vote of the Holders of a majority of the Series E Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders.  If a Series E Director has not been elected or a Series E directorship is vacant for any reason, such directorship may not be filled by stockholders of the Corporation other than by the Holders of Series E Preferred Stock, voting exclusively and as a separate class.  Subject to the specific voting rights of any other preferred stock of the Corporation, the holders of record of the shares of Common Stock and of any other class or series of voting stock, exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. Notwithstanding the foregoing, the number of directors which the Holders of Series E Preferred Stock are entitled to appoint pursuant to this Section 4(b) shall at all times be in compliance with NASDAQ Stock Market Listing Rule 5640, including without limitation, the requirement that at such time as the Holders of Shares of Series E Preferred Stock hold less than 5% of the total voting securities of the Corporation, the Holders shall no longer have the right to elect or remove the Series E Directors pursuant to this Section 4(b).

1 Such number as shall be permissinble under NASDAQ voting rights policy.

c)            Protective Voting Rights.  So long as at least 25% of the shares of Series E Preferred Stock issued by the Corporation pursuant to the Purchase Agreement remains outstanding after the Original Issue Date, except as required to consummate transactions contemplated by the Purchase Agreement, the Corporation will not, directly or indirectly, including without limitation through merger, consolidation or otherwise, without the affirmative vote or written consent of the Holders of more than fifty percent (50%) of the outstanding Stated Value of all Series E Preferred Stock then outstanding, voting as a separate class:

i.            liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any material merger acquisition or consolidation or any Change of Control, or sale of material assets, or consent to any of the foregoing, except as provided in the Purchase Agreement;

ii.          amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation;

iii.         alter or change the powers, preferences or rights given to the Series E Preferred Stock or alter or amend this Certificate of Designation,

iv.        directly and/or indirectly, designate, issue, authorize, create or otherwise permit to exist, any additional shares of Senior Securities or Parity Securities, except in connection with an Exempt Issuance;

v.          directly and/or indirectly increase the number of authorized shares of Series E Preferred Stock or increase the authorized number of shares of any other class or series of capital stock (other than in connection with an issuance of the securities pursuant to the proviso in Section 4(c)(iv);

vi.        except pursuant to the Investor Rights Agreement, purchase or redeem (or permit any subsidiary to purchase or redeem) any Junior Securities, Senior Securities or Parity Securities other than redemptions of restricted stock held by employees, directors, consultants or advisors of the Corporation as required by the Corporation’s 2010 Equity Incentive Plan;

vii.      directly and/or indirectly create, incur or assume any liability or indebtedness for borrowed money that is secured other than equipment leases and Permitted Indebtedness;

viii.     directly and/or indirectly create, incur or assume any liability or indebtedness, other than Permitted Indebtedness, for borrowed money that is unsecured;

ix.         enter into any agreement, undertaking, or contract, written or otherwise, with respect to the acquisition of any material business, assets or property (real, personal or mixed, tangible or intangible, including stock or other equity interests in, or evidences of the indebtedness of, any other corporation, partnership or entity);

x.           sell, lease, license, surrender, relinquish, encumber, pledge, transfer, amend, convey or otherwise dispose of any business, property or assets (whether tangible or intangible) having a material market value, except in the ordinary course of business of the Corporation and its Subsidiaries; provided that, the restrictions in this Section 4(c)(x) shall not apply to Jinan Guangdian Jia He Broadband Co., Ltd., Beijing China Broadband Network Technology Co., Ltd.,  and Shandong Lushi Media Co., Ltd. and their respective direct or indirect subsidiaries;

xi.         enter into any transaction with any Affiliate of the Corporation which would be required to be disclosed in any public filing with the Commission, unless such transaction is expressly approved by a majority of the disinterested directors of the Corporation (even if less than a quorum otherwise required for board approval);

xii.        create or hold capital stock in any subsidiary that is not wholly owned (either directly or through one or more subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; provided, however, that, the restrictions in this Section 4(c)(xii) shall not apply to Jinan Guangdian Jia He Broadband Co., Ltd., Beijing China Broadband Network Technology Co., Ltd.,  and Shandong Lushi Media Co., Ltd. and their respective direct or indirect subsidiaries;

xiii.      increase or decrease the authorized number of directors constituting the Board of Directors;

xiv.     effect any material change to the Corporation’s business plan or nature of its business;

xv.       increase the number of shares of Common Stock or Common Stock Equivalents authorized under the Corporation’s stock option plan;

xvi.            alter or change the powers, preferences or rights or increase the number of outstanding shares of any series of Preferred Stock;

xvii.            enter into any agreement committing the Corporation to do any of the foregoing; or

xviii.            approve or finalize the annual budget of the Corporation, except with the approval of the Corporation’s financial oversight committee as described in Section 5.9 of the Purchase Agreement.

Section 5.               Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value, plus any declared and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Series E Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders and the holders of the Parity Securities in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation.  The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6.                Conversion.

a)            Conversions at Option of Holder.  Each share of Series E Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to Section 6(d)), determined by dividing the Stated Value of such share of Series E Preferred Stock by the Conversion Price.  Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”).  Each Notice of Conversion shall specify the number of shares of Series E Preferred Stock to be converted, the number of shares of Series E Preferred Stock owned prior to the conversion at issue, the number of shares of Series E Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such effective date, the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder.  The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  To effect conversions of shares of Series E Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series E Preferred Stock to the Corporation unless all of the shares of Series E Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series E Preferred Stock, or an affidavit of loss, promptly following the Conversion Date at issue.  Shares of Series E Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

b)            Conversion Price.  The conversion price for the Series E Preferred Stock shall equal $1.75, subject to adjustment herein (the “Conversion Price”).

c)            Mechanics of Conversion

i.            Delivery of Certificate Upon Conversion.  Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) a certificate or certificates representing the Conversion Shares which, on or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions representing the number of Conversion Shares being acquired upon the conversion of the Series E Preferred Stock.  On or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, the Corporation shall use its best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

ii.           Failure to Deliver Certificates.  If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series E Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

iii.         Obligation Absolute; Partial Liquidated Damages.  Subject to Section 6(d), the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series E Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.  In the event a Holder shall elect to convert any or all of the Stated Value of its Series E Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason.  The Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion.  Nothing herein shall limit a Holder’s right to pursue actual damages and all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to obtain damages pursuant to any other Section hereof or under applicable law.

iv.        Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion.  In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue and that were sold multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series E Preferred Stock equal to the number of shares of Series E Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i).  For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series E Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000.  The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series E Preferred Stock as required pursuant to the terms hereof.  Notwithstanding anything contained herein to the contrary, if the Corporation is required to make payment in respect of a Buy-In for the failure to timely deliver certificates hereunder and, if the Corporation has previously paid such Holder liquidated damages under Section 6(c)(iii) in respect of the certificates resulting in such Buy-In prior to such Buy-In, such amounts paid under Section 6(c)(iii) shall be deducted from the amount to be paid in respect of such certificates pursuant to this Section 6(c)(iv)).

v.          Reservation of Shares Issuable Upon Conversion.  The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series E Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series E Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series E Preferred Stock.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi.            Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series E Preferred Stock.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii.            Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of the Series E Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series E Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

d)       Automatic Conversion of Series E Shares.  For so long as C Media Limited (“C Media”) or its Affiliates remain the Holders of a majority of the outstanding shares of Series E Preferred Stock, if C Media or its Affiliates elect to convert any shares of Series E Preferred Stock into Common Stock pursuant to this Section 6, then each other Holder of shares of Series E Preferred Stock then outstanding shall convert its Pro Rata Portion into shares of Common Stock at the applicable Conversion Price.  Upon conversion by C Media or its Affiliates, as described in this Section 6(d), each other Holder of Series E Shares shall be obligated to take all such further action as may be required to effect the conversion of such Holder’s Pro Rata Portion of Series E Shares into Common Stock on the terms and according to the procedures set forth herein.  For purposes of this Section 6(d), the term “Pro Rata Portion” shall mean (i) the number of shares of Series E Preferred Stock held by such Holder at the Conversion Date, multiplied by (ii) the percentage of the aggregate shares of Series E Preferred Stock held by C Media and its Affiliates that are converted pursuant to this Section 6.

Section 7.                Certain Adjustments.

a)            Stock Dividends and Stock Splits.  If the Corporation, at any time while the Series E Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock or any other Common Stock Equivalents on shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series D Preferred Stock or the Series E Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)            Subsequent Equity Sales.  From the Original Issue Date until the date which is forty-two (42) months thereafter, if the Corporation or any Subsidiary, as applicable sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the the Base Conversion Price.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.  Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of any Exempt Issuance.  If the Corporation enters into a Variable Rate Transaction, the Corporation shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible price at which such securities may be sold, converted, exercised or exchanged.  The Corporation shall notify the Holders in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 7(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

c)            Subsequent Rights Offerings.  If the Corporation, at any time while the Series E Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the VWAP on the record date referenced below, then the Conversion Price shall be multiplied by a fraction of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP.  Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

d)            Pro Rata Distributions.  If the Corporation, at any time while the Series E Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than the Common Stock, which shall be subject to Section 7(b)), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith.  In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

e)            Fundamental Transaction.  If, at any time while the Series E Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions(other than the grant of Permitted Liens), (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Series E Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series E Preferred Stock had been convertible immediately prior to such Fundamental Transaction.  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it may receive upon any conversion of the Series E Preferred Stock following such Fundamental Transaction.  The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 7(e).  Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

f)            Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g)            Notice to the Holders.

i.            Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.           Notice to Allow Conversion by Holder.  If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.   The Holder shall remain entitled to convert the Conversion Amount of the Series E Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8.                No Redemption.  The Series E Preferred Stock shall not be redeemable.

Section 9.                Miscellaneous.

a)            Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Chief Financial Officer, facsimile number (212) 206-9112 or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)            Absolute Obligation.  Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Series E Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)            Lost or Mutilated Series E Preferred Stock Certificate.  If a Holder’s Series E Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series E Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Corporation.

d)            Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.  If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)            Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion.  Any waiver by the Corporation or a Holder must be in writing.

f)            Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)            Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)            Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)            Status of Converted Series E Preferred Stock.  Shares of Series E Preferred Stock may only be issued pursuant to the Purchase Agreement, upon conversion of the Bridge Note and upon conversion of the McMahon Note.  If any shares of Series E Preferred Stock shall be converted, or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series E Convertible Preferred Stock.

*********************

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this ___ day of January [__], 2014.

Name:	Name:
Title:	Title:

[Signature Page to Certificate of Designation]

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series E Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of YOU On Demand Holdings, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below.  If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement.  No fee will be charged to the Holders for any conversion, except for any such transfer taxes.
Conversion calculations:

Date to Effect Conversion:

Number of shares of Series E Preferred Stock owned prior to Conversion:

Number of shares of Series E Preferred Stock to be Converted:

Stated Value of shares of Series E Preferred Stock to be Converted:

Number of shares of Common Stock to be issued:

Applicable Conversion Price:

Number of shares of Series E Preferred Stock subsequent to Conversion:

Address for Delivery:
or
DWAC Instructions:
Broker no:
Account no:

[HOLDER]

By:
Name:
Title:

Appendix B

Form of Series E Preferred Stock Purchase Agreement

SERIES E PREFERRED STOCK PURCHASE AGREEMENT

BY AND BETWEEN

YOU ON DEMAND HOLDINGS, INC.,

AND

C MEDIA LIMITED

DATED: January [__], 2014

- i -

3.24	Board Approval; Stockholder Approval	22

3.25	Series E Preferred Stock	22

3.26	No Brokers or Finders	23

3.27	Disclosure	23

3.28	Suitability	23

3.29	Off Balance Sheet Arrangements	23

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		23

4.1	Existence and Power	23

4.2	Authorization; No Contravention	24

4.3	Governmental Authorization; Third Party Consents	24

4.4	Binding Effect	24

4.5	Investment Representations.	24

4.6	Receipt of Information	25

4.7	No Brokers or Finders	25

4.8	Sufficient Funds	25

4.9	Litigation	25

4.10	No General Solicitation.	25

4.11	Prohibited Transactions.	25

4.12	Reliance on Exemptions.	26

ARTICLE 5 COVENANTS		26

5.1	Conduct of Business	26

5.2	No Solicitation	29

5.3	Regulatory Approval; Litigation	30

5.4	Board of Directors; Compensation Committee	30

5.5	Access	31

5.6	Employee Benefits Matters	31

5.7	Consents and Amendments	32

5.8	Legends	32

5.9	Financial Oversight Committee	32

5.10	Management Following Closing	32

5.11	Non-Solicitation	32

ARTICLE 6 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO CLOSE		32

6.1	Conditions to Closing	32

- ii -

ARTICLE 7 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CLOSE		34

7.1	Conditions to Closing	34

ARTICLE 8 RIGHT OF FIRST OFFER; OTHER AGREEMENTS OF THE COMPANY		35

8.1	Other Registration Rights	35

8.2	Rule 144	36

8.3	Availability of Common Stock	36

8.4	No Rights Plan	36

ARTICLE 9 INDEMNIFICATION		36

9.1	Indemnification	36

9.2	Terms of Indemnification	36

ARTICLE 10		37

10.1	Termination of Agreement	37

10.2	Effect of Termination.	38

ARTICLE 11 MISCELLANEOUS		38

11.1	Survival	38

11.2	Fees and Expenses	38

11.3	Notices	38

11.4	Successors and Assigns	39

11.5	Amendment and Waiver	39

11.6	Counterparts	39

11.7	Headings	40

11.8	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	40

11.9	Severability	40

11.10	Entire Agreement	40

11.11	Further Assurances	40

11.12	Public Announcements	41

11.13	Subsidiaries	41

11.14	Specific Performance	41

- iii -

Exhibits

Exhibit A – Series E Certificate of Designation

Exhibit B – Board of Directors and Compensation Committee

Exhibit C – Required Consents

Exhibit D – Financial Oversight Committee

Exhibit E – Management Team

Exhibit F – Forms of Legal Opinions

Exhibit G – Voting Agreement

Exhibit H – Form of Employment Agreement
- iv -

SERIES E PREFERRED STOCK PURCHASE AGREEMENT

SERIES E PREFERRED STOCK PURCHASE AGREEMENT, dated as of January [__], 2014 (this “Agreement”), by and between YOU On Demand Holdings, Inc., a Nevada corporation (the “Company”) and C Media Limited (the “Purchaser”).

WHEREAS, the Company proposes to issue and sell to the Purchaser, and the Purchaser proposes to buy, for an aggregate purchase price of $[____], an aggregate of [________]shares (subject to adjustment pursuant to Section 2.5) of Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1            Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the meanings set forth below:

“Accredited Investor” has the meaning assigned to such term in Section 4.5(b).

“Acquisition Proposal” has the meaning assigned to such term in Section 5.2.

“Actions” means actions, causes of action, suits, claims, complaints, demands, litigations or legal, administrative or arbitral proceedings.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and, for purposes of Section 3.21 only, with respect to any individual, the spouse, parent, sibling, child, step-child, grandchild, niece or nephew of such individual or the spouse thereof and any trust for the benefit of such Stockholder or any of the foregoing.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning assigned to such term in the Preamble.

“Amended and Restated By-laws” has the meaning assigned to such term in Section 6.1(n).

“associate” has the meaning assigned in Rule 12b-2 promulgated by the Commission under the Exchange Act.

“beneficially own” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, as in effect on the date hereof.

“Board of Directors” means either the board of directors of the Company or any duly authorized committee thereof.

“Bridge Financing” means all of the transactions contemplated by the Bridge Note and any agreements referred to in the Bridge Note.

“Bridge Note” means that certain Convertible Promissory Note, dated November 4, 2013, issued by the Company to the Purchaser, in principal amount of $2,000,000.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in New York City are authorized or obligated by Law or executive order to remain closed.

“Bylaws” means the bylaws of the Company, as the same may have been amended and in effect as of the Closing Date.

“Certificate of Designation” means the certificate of designation setting forth the designation, powers and preferences of the Series E Preferred Stock, substantially in the form attached hereto as Exhibit A.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as the same may have been amended and in effect as of the Closing Date.

“Claims” means losses, claims, damages or liabilities, joint or several, Actions or proceedings (whether commenced or threatened).

“Closing” has the meaning assigned to such term in Section 2.3.

“Closing Date” has the meaning assigned to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collective Bargaining Agreement” has the meaning assigned to such term in Section 3.17(a).

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Company” has the meaning assigned to such term in the Preamble.

“Company Agreements” has the meaning assigned to such term in Section 3.1.

“Company Benefit Plans” means all employee benefit plans providing benefits to any current or former employee or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that are sponsored or maintained by the Company or any of its Subsidiaries or ERISA Affiliates or to which the Company or any of its Subsidiaries or ERISA Affiliates contributes or is obligated to contribute, including without limitation all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all bonus, incentive, deferred compensation, vacation, stock purchase, stock option, restricted stock, severance, termination pay and fringe benefit plans.

“Company Options” has the meaning assigned to such term in Section 3.6.

“Confidentiality Agreement” means the confidentiality agreement dated March 22, 2013, between Purchaser and the Company.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the exhibits hereto, including without limitation the adoption of the Certificate of Designation; the issuance, purchase and sale of the Series E Preferred Stock; the exchange of the Series D Preferred Stock held by the Purchaser for additional Series E Preferred Stock issued by the Company; the conversion of the Bridge Note held by the Purchaser into Series E Preferred Stock issued by the Company, the exchange of the Series E Exchange Shares for all outstanding shares of the Company’s Series A Preferred Stock held by Shane McMahon and the reconstitution of the Board of Directors of the Company and the Compensation Committee as set forth on Exhibit B.

“Contractual Obligation” means, as to any Person, any agreement, undertaking, contract, indenture, mortgage, deed of trust, credit agreement, note, evidence of indebtedness or other instrument, written or otherwise, to which such Person is a party or by which it or any of its property is bound.

“Conversion Shares” has the meaning assigned to such term in Section 4.5(c).

“Decrees” has the meaning assigned to such term in Section 3.10(a).

“Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant, pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Environmental Claim” means any claim, action, cause of action, investigation of which the Company or any of its Subsidiaries has knowledge, or written notice by any Person to the Company or any of its Subsidiaries alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, or (b) circumstances forming the basis of any violation or liability, or alleged violation or liability, of any Environmental Law.

“Environmental Laws” means all Federal, state, local, and foreign statute, Law, regulation, ordinance, rule, common Law, judgment, order, decree or other governmental requirement or restriction relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; provided that Environmental Laws does not include the Occupational Safety and Health Act or any other similar Requirement of Law governing worker safety or workplace conditions.

“Equitable Principles” means applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether in a proceeding at equity or at Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder from time to time.

“ERISA Affiliate” means each entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with the Company or its Subsidiaries within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company or its Subsidiaries under Section 414(o) of the Code, or is under “common control” with the Company or its Subsidiaries, within the meaning of Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Commission from time to time.

“Existing Plans” has the meaning assigned to such term in Section 3.6.

“FINRA” means the Financial Industry Regulatory Authority.

“Fully Diluted Basis” has the meaning assigned to such term in Section 2.1.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any international regulatory body or self-regulatory organization having or asserting jurisdiction over a Person, its business or its properties.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.

“Intellectual Property” has the meaning assigned to such term in Section 3.20.

“Investor Rights Agreement” means the Right of First Refusal and Co-Sale Agreement, dated July 5, 2013, by and between the Company, the Purchaser, Shane McMahon and Weicheng Liu.

“IRS” means the Internal Revenue Service.

“knowledge of the Company” means the actual knowledge of the chairman or any executive officer of the Company or any of its Subsidiaries, after due inquiry of those persons employed by the Company or its Subsidiaries charged with administrative or operational responsibility for such matter.

“Law” means all Federal, state, local, and foreign statute, law, regulation, ordinance, rule, common law, judgment, order, decree or other governmental requirement or restriction of all applicable jurisdictions.

“Leases” has the meaning assigned to such term in Section 3.15.

“Licenses” has the meaning assigned to such term in Section 3.10(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), voting or other restriction, preemptive right or other security interest of any kind or nature whatsoever.

“Material Adverse Effect” means any material adverse change in or affecting (i) the business, properties, assets, liabilities, operations, results of operations (financial or otherwise), condition, or prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company or any of the Company’s Subsidiaries to consummate the Contemplated Transactions; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (A) any change in the market price or trading volume of the capital stock of the Company after the date hereof (B) any changes, events or occurrences in the United States securities markets which are not specific to the Company, (C) any changes, events, developments or effects resulting from general economic conditions, which are not specific to the Company or its Subsidiaries and which do not affect the Company or its Subsidiaries in a materially disproportionate manner and (D) any changes resulting from the execution or announcement of this Agreement and the Contemplated Transactions.

“Material Contracts” has the meaning assigned to such term in Section 3.12(a).

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, industrial, toxic or hazardous wastes, substances or constituents, petroleum and petroleum products (or any by-product or constituent thereof), asbestos or asbestos-containing materials, lead or lead-based paints or materials, PCBs, or radon, or any other materials that are regulated by, or may form the basis of liability under, any Environmental Law.

“McMahon Note” has the meaning assigned to such term in Section 2.4.

“NASDAQ” means The Nasdaq Stock Market Inc.’s National Market System.

“NGCL” has the meaning assigned to such term in Section 3.24(a).

“NYSE” means the New York Stock Exchange.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, company, limited liability company, trust, unincorporated association, Governmental Authority, or any other entity of whatever nature.

“Preferred Stock” has the meaning assigned to such term in Section 3.6.

“Prospectus” means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Purchase Price” has the meaning assigned to such term in Section 2.1.

“Purchaser” has the meaning assigned to such term in the Preamble.

“Purchaser Indemnitee” has the meaning assigned to such term in Section 9.1.

“Qualified Acquisition Proposal” has the meaning assigned to such term in Section 5.2.

“Registrable Securities” means the Common Stock and other securities, if any, issuable upon conversion of the Series E Preferred Stock, any securities issued pursuant to Purchaser’s rights under Section 8.3, and any other securities included in the term Registrable Securities in the Series D Purchase Agreement, in each case, until any such security is effectively registered under the Securities Act and disposed of in accordance with the Registration Statement covering it, or is distributed to the public by the holder thereof pursuant to Rule 144.

“Registration Statement” means any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Restricted Period” has the meaning assigned to such term in Section 5.1(a).

“Required Vote” has the meaning assigned to such term in Section 3.24(b).

“Requirement of Law” means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any Law (including, without limitation, Laws related to Taxes and Environmental Laws), treaty, rule, regulation, ordinance, qualification, standard, license or franchise or determination of an arbitrator or a court or other Governmental Authority, including the NYSE or NASDAQ or any national securities exchange or automated quotation system on which the Common Stock is listed or admitted to trading, in each case applicable to, or binding upon, such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated hereby.

“Return” has the meaning assigned to such term in Section 5.1(a)(ix).

“Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC Reports” means each registration statement, report, proxy statement or information statement (other than preliminary materials) or other documents filed by the Company or any of its Subsidiaries with the Commission pursuant to the Securities Act or the Exchange Act or the rules and regulations thereunder since January 1, 2010, each in the form (including exhibits and any amendments) filed with the Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Commission from time to time.

“Series A Preferred Stock” means the Company’s Series A Convertible Preferred Stock.

“Series C Preferred Stock” means the Company’s Series C Convertible Preferred Stock.

“Series D Financing” means the issuance of Series D Preferred Stock pursuant to the Series D Purchase Agreement and agreements referred to in the Series D Purchase Agreement.

“Series D Preferred Stock” means the Company’s Series D 4% Convertible Preferred Stock.

“Series D Purchase Agreement” shall have the meaning assigned to such term in Section 4.5(c).

“Series E Exchange Shares” means 933,333 shares of Series E Preferred Stock represented by certificate number E-002 issued by the Company and delivered to the Purchaser at the Closing.

“Series E Preferred Stock” has the meaning assigned to such term in the Recitals hereto.

“Shares” mean the shares of Common Stock.

“Subsidiary” of any specified Person means any other Person more than 50% of the outstanding voting securities of which is owned or controlled, directly or indirectly, by such specified Person or by one or more other Subsidiaries of such specified Person, or by such specified Person and one or more other Subsidiaries of such specified Person.  For the purposes of this definition, “voting securities” means securities which ordinarily have voting power for the election of directors (or other Persons having similar functions), whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency, or other ownership interests ordinarily constituting a majority voting interest.

“Tax Claim” has the meaning assigned to such term in Section 5.1(a)(ix).

“Tax” or “Taxes” means any taxes, assessment, duties, fees, levies, imposts, deductions, or withholdings, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers’ compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, or other governmental charges of any nature whatsoever, imposed by any taxing authority of any government or country or political subdivision of any country, and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon and includes any liability for Taxes of another Person by Contract, as a transferee or successor, under Treasury Regulation 1.1502-6 or analogous state, local or foreign Requirement of Law provision or otherwise.

“Trading Affiliates” has the meaning assigned to such term in Section 4.11.

“Voting Securities” means any class or classes of stock of the Company pursuant to which the holders thereof have the general power under ordinary circumstances to vote with respect to the election of the Board of Directors, irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

ARTICLE 2
PURCHASE AND SALE OF SERIES E PREFERRED STOCK

2.1            Purchase and Sale of Series E Preferred Stock.  Subject to the terms set forth herein and in reliance upon the representations set forth below, the Company shall issue to the Purchaser an aggregate of [_______] shares of Series E Preferred Stock (subject to adjustment pursuant to Section 2.5) which shall represent (i) [1,142,857] shares of Series E Preferred Stock to be issued by the Company to the Purchaser upon the conversion of the Bridge Note, (ii) [______] shares of Series E Preferred Stock which shall be sold by the Company to the Purchaser for an aggregate purchase price of $[______] ($1.75 per share of Series E Preferred Stock) (the “Purchase Price”), and (iii) [2,285,714] shares of Series E Preferred Stock to be issued and delivered by the Company in consideration for which the Purchaser shall contribute, assign, transfer, convey and deliver to the Company, all of such Purchaser’s right, title and interest in and to all [2,285,714] shares of Series D Preferred Stock held by the Purchaser.  Immediately following the Closing, the Purchaser shall own [____]% of the equity of the Company on a fully diluted basis (i.e., assuming the exercise of all Company Options (whether or not vested) and the issuance of all shares of Common Stock listed on Schedule 3.6, the granting and exercise of all the options or securities allowed pursuant to Section 5.6(c), and the conversion of the Series E Preferred Stock into Common Stock, all as of the Closing (“Fully Diluted Basis”)).

2.2            Certification of Designation.  The Series E Preferred Stock shall have the powers, rights and other terms set forth in the form of Certificate of Designation attached hereto as Exhibit A.

2.3            Closing.  The issuance, sale and purchase of the Series E Preferred Stock and the exchange of the Series D Preferred Stock shall take place at a closing (the “Closing”) to be held at the offices of Reed Smith, 599 Lexington Ave., New York, New York (except that the Closing may be conducted as a “virtual closing”, with the parties providing signature pages to each other electronically or via facsimile), at 10:00 A.M., local time, on the Closing Date.  On the first Business Day after the conditions set forth in Sections 6.1 and 7.1 (other than those to be satisfied on the Closing Date, which shall be satisfied or waived on such date) have been satisfied or waived by the party entitled to waive such conditions or such later date and time as the parties may agree in writing (the “Closing Date”), (a) the Purchaser shall (i) deliver to the Company by wire transfer in immediately available funds to an account or accounts designated in writing by the Company to the Purchaser on the Closing Date, funds in an amount equal to the Purchase Price (which funds will be used by the Company in accordance with Section 2.4), (ii) make or cause to be made the deliveries set forth in Section 7.1 and (iii) deliver to the Company the original Bridge Note and (b) the Company shall (i) issue and deliver to the Purchaser all of the shares of the Series E Preferred Stock, including those shares of Series E Preferred Stock deliverable pursuant to Sections 2.1(i), (ii) and (iii), registered as directed in writing by the Purchaser and (ii) make or cause to be made the deliveries set forth in Section 6.1.

2.4            Use of Proceeds.  In the event Shane McMahon does not elect to convert that certain Convertible Promissory Note, dated May 10, 2012, as amended, (the “McMahon Note”), into equity of the Company, a portion of the Purchase Price shall be used to fully pay the principle and unpaid interest of the McMahon Note and the balance of the Purchase Price shall be used by the Company for general working capital purposes as approved by the Board including at least one director designated by the holders of Series E Preferred Stock, and the Company shall not, without the prior written consent of the Purchaser, use such monies for other purposes.

2.5            Additional Issuances; Adjustment.

(a)            In the event that at any time after the Closing the representation and warranty set forth in the last sentence of Section 3.6 is determined not to have been true as of the Closing, the Company shall issue to the Purchaser, at no cost to the Purchaser, and as an adjustment to the purchase price paid by the Purchaser per share of Series E Preferred Stock, an additional amount of Series E Preferred Stock such that, if such issuance of additional Series E Preferred Stock had been made at the Closing, such representation and warranty would have been true and accurate in all respects at the Closing.

(b)            If at the time of any required adjustment pursuant to Section 2.5(a), all shares of Series E Preferred Stock have been converted into shares of Common Stock or other equity security, such as Series E Preferred Stock, the Company shall promptly issue to the Purchaser, at no cost to the Purchaser and as an adjustment to the purchase price paid by the Purchaser per share of Series E Preferred Stock, an additional amount and kind of equity security equal to the amount and kind of equity security issuable upon the conversion or for which the Series E Preferred Stock has been converted into (based on the conversion ratio in effect at the time the last shares of Series E Preferred Stock were converted into shares of Common Stock or such other equity security such as Series E Preferred Stock) of the amount of Series E Preferred Stock which would have been issued with respect to such adjustment pursuant to Section 2.5(a) if such adjustment had been made immediately prior to the time the last shares of Series E Preferred Stock were converted into shares of Common Stock.

(c)            Any additional shares of Series E Preferred Stock and Common Stock issued to the Purchaser pursuant to this Section 2.5 shall be treated as if they were issued at the Closing and shall reflect any dividends or other distributions which would have accrued or have been payable with respect to, and the application of any anti-dilution, ratable treatment or similar provisions (as set forth in the Certificate of Incorporation, Certificate of Designation, applicable Law or otherwise) which would have been applicable to, such shares of Series E Preferred Stock and Common Stock had they been issued at the Closing.

(d)            In connection with any issuances of stock pursuant to this Section 2.5, the Company (i) shall take all action necessary to cause its Certificate of Incorporation or Certificate of Designation to be amended to increase the authorized capital of the Company to permit such issuances and (ii) shall reserve a sufficient number of shares of Common Stock for issuance to the Purchaser upon the conversion of any shares of Series E Preferred Stock so issued.  Any shares of Series E Preferred Stock or Common Stock issued to the Purchaser pursuant to this Section 2.5 shall, when issued, be validly issued and fully paid and nonassessable with no personal liability attaching to the ownership thereof and free and clear of all Liens.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as follows:

3.1            Corporate Existence and Power.  The Company (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada; (b) has all requisite corporate power and authority to own and operate its properties, to lease the properties it operates as lessee and to carry on its business as currently conducted and currently contemplated to be conducted; and (c) has (or will have, as applicable) all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Certificate of Designation (collectively, the “Company Agreements”).  The Company is duly qualified to do business as a foreign corporation in, and is in good standing under the Laws of, each jurisdiction in which the conduct of its business or the nature of the property owned requires such qualification except where the failure to be so qualified or in good standing, individually or in the aggregate would not be materially adverse to the Company.

3.2            Subsidiaries.  Except as set forth on Schedule 3.2, the Company has no Subsidiaries and no interest or investments in any corporation, partnership, limited liability company, trust or other entity or organization.  Each Subsidiary listed on Schedule 3.2 has been duly organized, is validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite corporate (or, in the case of an entity other than a corporation, other) power and authority to own and operate its properties, to lease the properties it operates as lessee and to carry on its business as currently conducted and currently contemplated to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not be materially adverse to the Company.  Except as set forth on Schedule 3.2, all of the issued and outstanding stock (or equivalent interests) of each Subsidiary set forth on Schedule 3.2 has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company free and clear of any Liens and there are no rights, options or warrants outstanding or other agreements to acquire shares of stock (or equivalent interests) of such Subsidiary.  Schedule 3.2 sets forth the capitalization of each of the Subsidiaries, including the amount and kind of equity interests held by the Company in the Subsidiary and the percentage interest represented thereby.

3.3            Corporate Authorization; No Contravention.  The execution, delivery and performance by the Company of each Company Agreement and the consummation of the transactions contemplated thereby, (a) subject to the satisfaction of the matters described in Section 3.24(b), have been duly authorized by all necessary corporate action of the Company; (b) do not contravene the terms of the Certificate of Incorporation or Bylaws or the organizational documents of its Subsidiaries; (c) do not entitle any Person to exercise any statutory or contractual preemptive rights to purchase shares of capital stock or any equity interest in the Company, other than pursuant to the Investor Rights Agreement and (d) subject to receipt or satisfaction of the approvals, consents, exemptions, authorizations or other actions, notices or filings set forth on Schedule 3.4, and do not violate or result in any breach or contravention of, a default under, or an acceleration of any obligation under or the creation (with or without notice, lapse of time or both) of any Lien under, result in the termination or loss of any right or the imposition of any penalty under any Contractual Obligation of the Company or its Subsidiaries or by which their respective assets or properties are bound or any Requirement of Law applicable to the Company or its Subsidiaries or by which their respective assets or properties are bound.  Except as set forth on Schedule 3.3, no event has occurred and no condition exists which (upon notice or the passage of time or both) would constitute, or give rise to: (i) any breach, violation, default, change of control or right to cause the Company to repurchase or redeem under, (ii) any Lien on the assets of the Company or any of its Subsidiaries under, (iii) any termination right of any party, or any loss of any right or imposition of any penalty, under or (iv) any change or acceleration in the rights or obligations of any party under, any material Contractual Obligation of the Company or its Subsidiaries (or by which their respective assets or properties are bound) or the Certificate of Incorporation or Bylaws or the organizational documents of the Company’s Subsidiaries except for any of the foregoing that, individually or in the aggregate, would not be material to the Company or its Subsidiaries.

3.4            Governmental Authorization; Third Party Consents.  Except as set forth on Schedule 3.4, no approval, consent, qualification, order, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority, or any other Person in respect of any Requirement of Law, Contractual Obligation or otherwise, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the issuance, sale and delivery of the Series E Preferred Stock) by the Company, or enforcement against the Company, of the Company Agreements or the consummation of the Contemplated Transactions except for any of the foregoing that, individually or in the aggregate, would not be material to the Company or its Subsidiaries.

3.5            Binding Effect.  Each of the Company Agreements has been (or will, as of the Closing, be, as applicable) duly authorized, executed and delivered by the Company and, subject to Equitable Principles, constitutes (or will, as of the Closing, constitute, as applicable) the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

3.6            Capitalization of the Company and its Subsidiaries.  The authorized stock of the Company consists of 1,500,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.001, of the Company (the “Preferred Stock”).  As of the date hereof, (a) 7,000,000 shares of Series A Preferred Stock are issued and outstanding, 250,000 shares of Series C Preferred Stock are issued and outstanding and have no voting rights, and 2,285,714 shares of Series D Preferred Stock are issued and outstanding, (b) [14,819,691] shares of Common Stock are issued and outstanding, (c) [__________] shares of Common Stock are reserved for or subject to issuance.  Schedule 3.6 sets forth a true and correct list of all outstanding rights, options or warrants to purchase shares of any class or series of stock of the Company (collectively, the “Company Options”) and a true and correct list of each of the Company’s stock option, incentive, purchase or other plans pursuant to which options or warrants to purchase stock of the Company may be issued (collectively, the “Existing Plans”).  Except as set out on Schedule 3.6 and for (i) shares of Common Stock issuable pursuant to the exercise of outstanding Company Options, (ii) shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Series C Preferred Stock, or the Series D Preferred Stock, (iii) securities issuable upon conversion of the McMahon Note, and (iv) securities issuable upon conversion of the Bridge Note, there are no shares of Common Stock or any other equity security of the Company issuable upon conversion or exchange of any security of the Company or any of its Subsidiaries nor any rights, options or warrants outstanding or other agreements to acquire shares of stock of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is contractually obligated to issue any shares of stock or to purchase, redeem or otherwise acquire any of its outstanding shares of stock other than shares of Series D Preferred Stock pursuant to its terms.  Neither the Company nor any of its Subsidiaries has created any “phantom stock,” stock appreciation rights or other similar rights the value of which is related to or based upon the price or value of the Common Stock.  Neither the Company nor any of its Subsidiaries has outstanding debt or debt instruments providing for voting rights with respect to the Company or such Subsidiary to the holders thereof.  Other than pursuant to the Investor Rights Agreement, no stockholder of the Company or any of its Subsidiaries or other Person is entitled to any preemptive or similar rights to subscribe for shares of stock of the Company or any of its Subsidiaries.  All of the issued and outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid, and nonassessable.  Other than pursuant to the Employment Agreement between the Company and Shane McMahon and the Series D Purchase Agreement and this Agreement, neither the Company nor any of its Subsidiaries has granted to any Person the right to demand or request that the Company or such Subsidiary effect a registration under the Securities Act of any securities held by such Person or to include any securities of such Person in any such registration by the Company or such Subsidiary. Immediately following the Closing and the Contemplated Transactions, the shares of Common Stock issuable upon conversion of the Series E Preferred Stock that will be issued to the Purchaser under this Agreement will represent, in the aggregate, no less than [___]% of the outstanding capital stock of the Company on a Fully Diluted Basis, and the voting power of such issued shares of Series E Preferred Stock will represent, in the aggregate, no less than [___]% of the total number of votes able to be cast on any matter by Voting Securities of the Company on a Fully Diluted Basis.

3.7            Commission Documents; Sarbanes-Oxley Compliance.

(a)            Since December 31, 2009, the Company has filed with or furnished to the Commission all forms, reports, statements, schedules, certificates and other documents that have been required to be filed or furnished by it under applicable Laws on a timely basis or received a valid extension of such time of filing and filed any such SEC Reports prior to the expiration of any such extension.  The Company has made available to Purchaser true, complete and unredacted copies of (i) SEC Reports filed or furnished prior to the date of this Agreement, in each case to the extent not publicly filed in unredacted form and (ii) all correspondence between the Company (or on its behalf) and the Commission.  As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (A) each SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (B) each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents under the Exchange Act. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.  Except as set forth on Schedule 3.7, the Company and each of its officers is in compliance in all material respects with (x) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, and (y) the applicable listing and corporate governance rules and regulations of NASDAQ.

(b)            The management of the Company has (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s outside auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  A summary of any of those disclosures made by management to the Company’s auditors and audit committee has been furnished to Purchaser.  The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (1) transactions are executed in accordance with management’s general or specific authorizations, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (3) access to assets is permitted only in accordance with management’s general or specific authorization and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)            Since December 31, 2009, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.  No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

(d)            To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Law, rule, regulation, order, decree or injunction.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any contractor, subcontractor or agent of the Company or any such Subsidiary of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C.  ss.1514A(a).

3.8            Absence of Certain Developments.  Since December 31, 2009, except as set forth on Schedule 3.8 and except as described in the SEC Reports filed with the Commission prior to the date hereof (a) each of the Company and its Subsidiaries has operated in the ordinary course, (b) there has been no occurrence or event of the type set forth in Section 5.1(a), and there has occurred no fact, event, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

3.9            Indebtedness; No Undisclosed Liabilities.  Schedule 3.9 sets forth the Indebtedness of the Company.  Neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations disclosed or reserved against in the SEC Reports filed with the Commission prior to the date hereof, (b) liabilities or obligations which arose after the last date of any such SEC Report, in the ordinary course of business consistent with past practice that, individually or in the aggregate, do not exceed $1,000,000, (c) as set forth on Schedule 3.9, and (d) liabilities incurred in connection with the Contemplated Transactions that are not in breach of this Agreement.

3.10        Compliance with Laws; Licenses.

(a)            Except as set forth in the SEC Reports filed with the Commission prior to the date hereof or as set forth on Schedule 3.10(a), neither the Company nor any of its Subsidiaries in the conduct of its business, is, or since December 31, 2009, has been, in violation of any Requirement of Law, or any judgments, orders, rulings, injunctions or decrees of a Governmental Authority (collectively, “Decrees”), applicable thereto or to the employees conducting such business, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)            The Company and its Subsidiaries as applicable, have obtained or made, as the case may be, all permits, licenses, authorizations, orders and approvals, and all filings, applications and registrations with, all Governmental Authorities (“Licenses”), that are required to conduct the businesses of the Company and its Subsidiaries in the manner and to the full extent as currently conducted or currently contemplated to be conducted except where such failure to obtain or make, individually or in the aggregate, would not be materially adverse to the Company.  None of such Licenses is subject to any restriction or condition that limits or would reasonably be expected to limit in any material way the full operation of the Company or its Subsidiaries as currently conducted or currently contemplated to be conducted.  Each of the Licenses has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened proceeding to limit, condition, suspend, cancel, suspend, or declare such License invalid.  Neither the Company nor any of its Subsidiaries is in default in any material respect with respect to any of the Licenses, and to the knowledge of the Company no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by the Company or any such Subsidiary under any License.

3.11        Litigation.  Except as set forth on Schedule 3.11, there is no legal action, suit, arbitration, proceeding or, to the knowledge of the Company, other legal, administrative or other governmental investigation or inquiry pending or claims asserted (or, to the knowledge of the Company, any threat thereof) against the Company or any of its Subsidiaries or relating to any of the Company Agreements or the Contemplated Transactions or against any officer, director or employee of the Company in connection with such Person’s relationship with or actions taken on behalf of the Company.  The Company is not subject to any Decree that, individually or in the aggregate, has had or would reasonably be expected to be material to the Company.

3.12        Material Contracts.

(a)            Schedule 3.12(a) sets forth a true, correct and complete list of the following Contractual Obligations (including every written amendment, modification or supplement to the foregoing or other material amendment, modification or supplement to the foregoing that is binding on the Company or any of its Subsidiaries) to which the Company or any of its Subsidiaries is a party: (i) any Contractual Obligation that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Commission), (ii) Contractual Obligations that collectively represent the top 5 agreements (based on cost) with content licensors for the Company and its Subsidiaries during the Company’s last fiscal year, (iii) Contractual Obligations that collectively represent the top 5 agreements (based on revenue) for distribution services and cooperation agreements of the Company and its Subsidiaries during the Company’s last fiscal year, (iv) any Contractual Obligation (other than a Contractual Obligation described in one of the other provisions of this Section 3.12(a) without regard to any threshold contained therein) that involves annual expenditures during the Company’s last fiscal year by the Company or any Company Subsidiary in excess of $200,000 and is not otherwise cancelable by the Company or any of its Subsidiaries without any financial or other penalty on 90-days’ or less notice, (v) any Lease for real property or (vi) any other Contractual Obligation that is material to the Company or its Subsidiaries (each Contractual Obligation referenced above in clauses (i) through (vi) individually, a “Material Contract” and collectively, “Material Contracts”); provided that, with respect to Company Material Contracts described above, such list shall identify the date of such contract and any communications (written or, to the knowledge of the Company, oral) received by the Company or its Subsidiaries from any party to such contract or on behalf of any such party that such party intends to cancel, terminate, seek re-bidding of or fail to renew such contract.  Except as set forth on Schedule 3.12(a), the Company has delivered or made available true, correct and complete copies of all such Contractual Obligations to counsel to Purchaser.

(b)            All of the Material Contracts are valid, binding and in full force and effect in all material respects and enforceable by the Company in accordance with their respective terms in all material respects, subject to Equitable Principles.  The Company is not in material default or breach under any of its Contractual Obligations or organizational documents and, to the knowledge of the Company, no other party to any of its Contractual Obligations is in material default or breach thereunder (and no event has occurred which with the passage of time or the giving of notice or both would result in a material default or breach by the Company or, to the knowledge of the Company, by any other party thereunder).  Except as set forth on Schedule 3.12(b), neither the Company nor any of its Subsidiaries is a party to any non-competition agreement or any other agreement or obligation that materially limits or will materially limit the Company or any of its Subsidiaries from engaging in any line of business in any territory.

3.13        Environmental.  Except as set forth on Schedule 3.13, the Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, except where such non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to be materially adverse to the Company.  Neither the Company nor any of its Subsidiaries has received any written notice that alleges that the Company or its Subsidiaries is not in compliance with any Environmental Laws, and to the knowledge of the Company, there are no circumstances that could reasonably be expected to prevent or interfere with such compliance in the future. There is no Environmental Claim pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the operations or business of the Company or its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company or its Subsidiaries has retained or assumed either contractually or by operation of Law.  There has been no release at any time of any Materials of Environmental Concern at, on, about, under or within any real property currently, or to the knowledge of the Company, formerly owned, leased, operated or controlled by the Company or any of its Subsidiaries or any of their predecessors.

3.14        Taxes.  Except as set forth on Schedule 3.14 hereto, all Returns required to be filed by the Company and each of its Subsidiaries have been timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Returns are true, complete, and correct in all material respects.  All Taxes that are due or claimed to be due from the Company and each of its Subsidiaries have been timely paid, other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which, in the case of both clauses (i) and (ii), adequate reserves have been established on the books and records of the Company and its Subsidiaries in accordance with GAAP.  There are no proposed, asserted, ongoing or to the knowledge of the Company, threatened, assessments, examinations, claims, deficiencies, Liens or other litigation with regard to any Taxes or Returns of the Company or any of its Subsidiaries.  To the knowledge of the Company, the accruals and reserves on the books and records of the Company and its Subsidiaries in respect of any Tax liability for any taxable period not finally determined are adequate to meet any assessments of Tax for any such period.  The Company is not a United States real property holding corporation as defined in Section 897(c)(2) of the Code.  Except as set forth on Schedule 3.14, the Company and each of its Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return.  All material amounts required to be collected or withheld by the Company or any of its Subsidiaries have been collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly and timely remitted.  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  No taxing authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns has made a written claim or assertion that the Company or its Subsidiaries are or may be subject to taxation by such jurisdiction.  Except as set forth on Schedule 3.14, the Company and each of its Subsidiaries is not a party to or bound by any Tax sharing or Tax allocation or similar Contractual Obligation.  True and complete copies of all income Tax Returns that have been filed by the Company or any of its Subsidiaries for Tax periods after December 31, 2008 have been delivered or made available to the Purchaser.  The Company and each of its Subsidiaries (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which the Company was the common parent) or (B) does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local, or foreign Requirement of Law), as a transferee or successor, by contract, or otherwise.  The Company and each of its Subsidiaries has not agreed, and is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or analogous provision of foreign, state, or local Requirement of Law) by reason of a change in accounting method or otherwise, and the Company and each of its Subsidiaries does not have knowledge that the Internal Revenue Service (or other taxing authority) has proposed or is considering any such change in accounting.  The Company and each of its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Code ss.  7121 (or any corresponding or similar provision of state, local or foreign income Tax Requirement of Law) executed on or prior to the Closing Date; (B) installment sale or open transaction disposition made on or prior to the Closing Date; or (C) prepaid amount received on or prior to the Closing Date.

3.15        Title to Property and Assets; Leases.  Except as set forth on Schedule 3.15, each of the Company and its Subsidiaries has good and marketable title, free and clear of all Liens to all of its assets, including all real property and interests in real property owned in fee simple by the Company and its Subsidiaries and all real property leased, subleased or otherwise occupied by the Company and its Subsidiaries and any assets and properties which it purports to own, except (i) Liens for taxes not yet due and payable and (ii) Liens that do not interfere with the use, utility or value of such assets in any material respect.  All leases to which the Company or any of its Subsidiaries is a party (collectively, the “Leases”) are valid and binding and in full force and effect in accordance with their respective terms on the Company and its Subsidiaries and, to the knowledge of the Company, with respect to each other party to any such Leases, except, in each case, subject to Equitable Principles.  No material default (or event which, with the giving of notice or passage of time, or both, would constitute a material default) by the Company or any of its Subsidiaries, or to the knowledge of the Company by any other party thereto, has occurred and is continuing under the Leases.  The Company and its Subsidiaries enjoy a peaceful and undisturbed possession under all such Leases to which any of them is a party as lessee.  With respect to each Lease, to the knowledge of the Company, either (a) such Lease is not subject or subordinate to any mortgage, deed of trust or other lien which has priority over such Lease, or (b) the holder of any such lien has entered into a valid, binding and enforceable nondisturbance agreement in favor of the lessee pursuant to which the Lease cannot be extinguished or terminated by reason of any foreclosure or other acquisition of title by such holder if the lessee thereunder is not in default under the Lease as of the date of acquisition of title.  As used herein, the term “Lease” shall also include subleases or other occupancy agreements (and any amendments thereto) and the term “lessee” shall also include any sublessee or other occupant.  Neither the Company nor any of its Subsidiaries own any real property.

3.16        Compliance with ERISA.  Except as set forth on Schedule 3.16, the Company has made available to the Purchaser true and complete copies of each Employment Agreement and each material Company Benefit Plan, as well as certain related documents, including, but not limited to, (a) the actuarial report for such Company Benefit Plan (if applicable) for each of the last two years, (b) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan, (c) the two most recent annual reports (Series 5500 and related schedules) required under ERISA (if any), (d) the most recent summary plan descriptions (with all material modifications) and (e) all material communications to any current or former employees of the Company relating to any material Company Benefit Plan or Employment Agreement.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (A) each of the Company Benefit Plans has been operated and administered in all material respects in compliance with its terms and all applicable Laws; (B) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified; and (C) there are no pending, or to the knowledge of Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto or pursuant to any Employment Agreement.  Neither the Company nor any ERISA Affiliate currently sponsors, maintains or contributes to, and is not required to contribute to, nor has ever sponsored, maintained or contributed to, and been required to contribute to, or incurred any liability with respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to Section 302 of the Code or Title IV of ERISA.  No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Benefit Plan which could, individually or in the aggregate, reasonably be expected to result in a material liability to the Company.  No material liability under any Company Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding.  No Company Benefit Plan is under audit or, to the knowledge of the Company, investigation by, or is the subject of a proceeding with respect to, the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation, and, to the knowledge of the Company, no such audit, investigation or proceeding is threatened.  Except as set forth on Schedule 3.16, with respect to each Company Benefit Plan which provides medical benefits, short-term disability benefits or long-term disability benefits (other than any “pension plan” within the meaning of Section 3(2) of ERISA), all claims incurred by the Company under such Company Benefit Plan are either insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims or covered under a contract with a health maintenance organization pursuant to which such health maintenance organization bears the liability for such claims.  Except as set forth on Schedule 3.16 hereto or disclosed in the SEC Reports filed with the Commission prior to the date hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event such as termination of employment) (i) result in, or cause any increase, acceleration or vesting of, any payment, benefit or award under any Company Benefit Plan or Employment Agreement to any director or employee of Company or any of its Subsidiaries, (ii) give rise to any obligation to fund for any such payments, awards or benefits, (iii) give rise to any limitation on the ability of the Company or any of its Subsidiaries to amend or terminate any Company Benefit Plan, or (iv) result in any payment or benefit that will or may be made by the Company or any of its Subsidiaries or affiliates that will be characterized as an “excess parachute payment,” within the meaning of Section 280G of the Code.  Except as set forth on Schedule 3.16, neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability to provide any post-retirement or post-termination life, health, medical or other welfare benefits to any current or former employees or beneficiaries or dependents thereof which, individually or in the aggregate, is material, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state healthcare continuation coverage Laws which, individually or in the aggregate, is at no material expense to the Company and its Subsidiaries.  With respect to each Company Benefit Plan, there are no understandings, agreements or undertakings that would prevent the Company from amending or terminating such Company Benefit Plan at any time without incurring material liability thereunder other than in respect of accrued obligations and medical or welfare claims incurred prior to such amendment or termination.

3.17         Labor Relations; Employees.

(a)            (i)     Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”), (ii) to the knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries, (iv) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiary.

(b)            Except as set forth on Schedule 3.17(b), the Company and its Subsidiaries have complied in all material respects with applicable Laws with respect to employment (including but not limited to applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, and collective bargaining).

(c)            The Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

3.18        Certain Payments.  Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary or any Affiliate of the Company or any Subsidiary, or (iv) in violation of any Requirement of Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.19        Insurance.  The Company and its Subsidiaries maintain, with financially sound and reputable insurers, insurance in such amounts, including deductible arrangements, and of such a character as is, in the judgment of the Board of Directors, reasonable in light of the risks faced by the Company in the conduct of its business.  All policies of title, fire, liability, casualty, business interruption, workers’ compensation and other forms of insurance including, but not limited to, directors and officers insurance, held by the Company and its Subsidiaries, are in full force and effect in accordance with their terms.  Neither the Company nor any of its Subsidiaries is in default in any material respect under any provisions of any such policy of insurance that has not been remedied and no such Person has received notice of cancellation of any such insurance.

3.20        Intellectual Property.  The Company and its Subsidiaries own the entire and unencumbered right, title and interest in and to, or possess adequate licenses or other rights to use, all intellectual property, including but not limited to, patents, trademarks, service marks, trade names, trade secrets, copyrights, domain names, computer software (including but not limited to code, data, databases and documentation) and know-how used in, or necessary to, the business as currently conducted or currently contemplated to be conducted by the Company or any of its Subsidiaries (the “Intellectual Property”) except where such failure to so own or possess, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  All Intellectual Property which is a material patent, trademark, service mark, trade name, copyright or domain name is set forth on Schedule 3.20.  The Company and each of its Subsidiaries have performed all commercially reasonable acts to protect and maintain its material Intellectual Property, including but not limited to paying all required fees and Taxes to maintain all registrations and applications of such Intellectual Property in full force and effect. Except as set forth on Schedule 3.20, none of the Company or any of its Subsidiaries has received any written notice of infringement of or conflict with (or knows of such infringement of or conflict with) asserted rights of others with respect to the use of Intellectual Property.  To the knowledge of the Company, the Company and its Subsidiaries do not in the conduct of their business infringe or conflict with any right of any third party. Except as set forth on Schedule 3.20, neither the Company nor any of its Subsidiaries have asserted within two years of the date hereof, any claim against any third party that such party has violated, infringed, misappropriated or misused, in any material respect, any Intellectual Property.  The Company and its Subsidiaries have taken commercially reasonable precautions to preserve and protect the availability, confidentiality, security and integrity of data held or transmitted by or through the Company and its Subsidiaries’ computer networks, software, hardware, and other systems.

3.21        Affiliate Transactions.

(a)            Except for transactions described on Schedule 3.21(a) and the Contemplated Transactions, (i)(w) no current officer, director or employee of the Company or any of its Subsidiaries, (x) to the knowledge of the Company, no former officer, director or employee of the Company or any of its Subsidiaries, (y) to the knowledge of the Company, no Affiliate or associate of any current officer, director or employee of the Company or any of its Subsidiaries and (z) to the knowledge of the Company, no Affiliate or associate of any former officer, director or employee of the Company or any of its Subsidiaries has, directly or indirectly, any interest in any contract, arrangement or property (real or personal, tangible or intangible) used by the Company or any such Subsidiary or in their respective businesses, or in any supplier, distributor or customer of the Company or any such Subsidiary (other than indirectly through such Person’s ownership of the securities of a corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of such corporation is beneficially owned by such Person) and (ii) neither the Company nor any of its Subsidiaries shares any assets, rights or services with any entity that is controlled by any current officer, director or employee of the Company or any of its Subsidiaries or, to the knowledge of the Company, by any former officer, director or employee of the Company or any of its Subsidiaries.

(b)            Except as set forth on Schedule 3.21(b), each ongoing intercompany transaction set forth on Schedule 3.21(a) is on terms that are (i) consistent with the past practice of the Company and (ii) at least as favorable in the aggregate for such transaction to the Company as would be available with independent third parties dealing at arms’ length.

3.22        Investment Company Act.  Neither the Company nor any of its Subsidiaries is, and, after giving effect to consummation of the transactions contemplated hereby and by the other Company Agreements, will be, an “investment company” or an entity “controlled by” an “investment company” (as such terms are defined in the Investment Company Act of 1940, as amended).

3.23        Private Offering.  No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Series E Preferred Stock.  No registration of the Series E Preferred Stock pursuant to the provisions of the Securities Act will be required by the offer, sale, or issuance of the Series E Preferred Stock pursuant to this Agreement and no registration of the Conversion Shares upon conversion of the Series E Preferred Stock in accordance with the Certificate of Designation will be required, assuming the accuracy of the Purchaser’s representations contained in Section 4.5.

3.24        Board Approval; Stockholder Approval.

(a)            The Board of Directors at a meeting duly called and held has unanimously determined the Contemplated Transactions to be advisable and in the best interests of the Company and its stockholders and has approved the Contemplated Transactions.  The Board of Directors has taken all action required in order to (i) exempt the Purchaser, in respect to its purchase and conversion of the Series E Preferred Stock and any other securities of the Company acquired pursuant to the Contemplated Transactions, from “interested stockholder” status as defined under Section 78.411 et seq of the Nevada General Corporation Law (the “NGCL”) and (ii) exempt the Contemplated Transactions from the requirements of, and from triggering any provisions under, any “moratorium,” “control share,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other anti-takeover Laws and regulations of any Governmental Authority.

(b)            The affirmative vote of (i) the holders of a majority of the total votes cast in person or by proxy at a meeting of the Company’s shareholders or (ii) the holders of a majority of the outstanding voting securities of the Company entitled to vote on the relevant matters, if such action is taken by written consent, is required under the rules of NASDAQ to approve the sale and issuance of the Series E Preferred Stock (collectively, the “Required Vote”).  Except for the Required Vote, no approval by the holders of any shares of stock of the Company is required in connection with the execution or delivery of the Company Agreements or the consummation of the Contemplated Transactions, and there are no rules and regulations prohibiting the Company Agreements and the Contemplated Transactions (including, without limitation, the consummation of the Board of Directors as set forth on Exhibit B and Compensation Committee pursuant to Section 5.4), whether pursuant to the NGCL, the Certificate of Incorporation or Bylaws, the rules and regulations of the FINRA, NASDAQ or otherwise.

3.25        Series E Preferred Stock.

(a)            All shares of the Series E Preferred Stock, when issued and delivered in accordance with the terms of this Agreement, the Certificate of Designation and the other Company Agreements, will be duly and validly issued and outstanding, entitled to the benefits contemplated by the Certificate of Designation, fully paid and nonassessable and free and clear of any Liens (other than any Liens granted by the Purchaser), not subject to preemptive or other similar rights, and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

(b)            All shares of the Common Stock issued and delivered upon conversion of the Series E Preferred Stock, in accordance with the terms of the Certificate of Designation, will, when so issued and delivered, be duly and validly issued and outstanding, fully paid and nonassessable and free and clear of any Liens (other than any Liens granted by the Purchaser) and, except as set forth on Schedule 3.25, will not subject to preemptive or other similar rights.

3.26        No Brokers or Finders.  Except as set forth on Schedule 3.26, no agent, broker, finder, or investment or commercial banker or other Person (if any) engaged by or acting on behalf of the Company or any Subsidiary or Affiliate is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of the Company Agreements or the Contemplated Transactions.

3.27        Disclosure.  Neither this Agreement nor any certificate, instrument or written statement furnished or made to the Purchaser by or on behalf of the Company in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein in light of the circumstances under which they were made not misleading.

3.28        Suitability.  Neither the Company nor any of its directors, officers, Subsidiaries or, to the knowledge of the Company, other Affiliates (a) has ever been convicted of or, to the knowledge of the Company since December 31, 2002, indicted for any felony or any crime involving fraud, misrepresentation or moral turpitude, (b) is subject to any Decree barring, suspending or otherwise limiting the right of the Company or such Person to engage in any activity or (c) has ever been denied any License affecting the Company’s or such Person’s ability to conduct any activity currently conducted or currently contemplated to be conducted by the Company, nor, to the knowledge of the Company, is there any basis upon which such License may be denied.

3.29        Off Balance Sheet Arrangements.  Except as disclosed in Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Company’s Form 10-K for the fiscal year ending December 31, 2012, neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Exchange Act).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company as follows:

4.1            Existence and Power.  The Purchaser (a) is duly organized and validly existing under the Laws of the jurisdiction of its formation and (b) has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

4.2            Authorization; No Contravention.  The execution, delivery and performance by the Purchaser of each Company Agreement to which it is a party and the Contemplated Transactions (a) have been duly authorized by all necessary corporate or other action, (b) do not contravene the terms of the Purchaser’s organizational documents, and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of the Purchaser or any Requirement of Law applicable to the Purchaser, except for such violations, conflicts, breaches or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the Contemplated Transactions.

4.3            Governmental Authorization; Third Party Consents.  Except as listed in Schedule 4.3 or, individually or in the aggregate, as has not had and would not reasonably be expected to have a material adverse effect on the Purchaser’s legal power or ability to purchase or own the Series E Preferred Stock and exercise the rights incident thereto, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by the Purchaser, or enforcement against the Purchaser, of this Agreement or the consummation of the Contemplated Transactions.

4.4            Binding Effect.  This Agreement has been duly executed and delivered by the Purchaser and, subject to Equitable Principles, constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

4.5            Investment Representations.

(a)            Purchase for Own Account.  The shares of Series E Preferred Stock are being acquired by the Purchaser for its own account and with no current intention of distributing or reselling such shares of Series E Preferred Stock or any part thereof in any transaction that would be in violation of the securities Laws of the United States of America or any state, without prejudice, however, to the rights of the Purchaser at all times to sell or otherwise dispose of all or any part of the Series E Preferred Stock under an effective Registration Statement under the Securities Act or under an exemption from said registration available under the Securities Act.  The Purchaser understands and agrees that if the Purchaser should in the future decide to dispose of any Series E Preferred Stock, it may do so only in compliance with the Securities Act and applicable state securities Laws, as then in effect.  The Purchaser agrees to the imprinting, so long as required by Law, of a legend on all certificates representing shares of Series E Preferred Stock.

(b)            Purchaser Status.  The Purchaser is an “Accredited Investor” (as defined in Rule 501(a)) under the Securities Act.

(c)            Restricted Shares.  The Purchaser understands (i) that the shares of the Series E Preferred Stock have not been, and the shares of Common Stock issuable upon conversion of the Series E Preferred Stock (the “Conversion Shares”) will not (subject to such rights set forth in Article 8 of the Series D Stock Purchase Agreement, dated as of July 5, 2013, and amended November 4, 2013, by and between the Company and the Purchaser (the “Series D Purchase Agreement”), all of which are understood to be incorporated by reference into this Agreement as though each reference to Series D Preferred Shares set forth therein instead refers to Series E Preferred Shares) be registered under the Securities Act or any state securities Laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the shares of the Series E Preferred Stock and the Conversion Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder.

(d)            Investment Experience.  The Purchaser acknowledges that the purchase of the Series E Preferred Stock is a highly speculative investment and that it can bear the economic risk and complete loss of its investment and has such knowledge and experience in financial and/or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

4.6            Receipt of Information.  The Purchaser represents that it has had an opportunity to ask questions and receive answers and documents from the Company regarding the business, properties, prospects and financial condition of the Company and concerning the terms and conditions of the offering of the Series E Preferred Stock.

4.7            No Brokers or Finders.  Except as contemplated by this Agreement, no agent, broker, finder, or investment or commercial banker or other Person (if any) engaged by or acting on behalf of the Purchaser or any of its Affiliates is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or the Contemplated Transactions.

4.8            Sufficient Funds.  The Purchaser will have at the Closing funds sufficient to perform its obligations under this Agreement and to consummate the Contemplated Transactions.

4.9            Litigation.  There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry, proceeding or other Actions pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser or relating to any of the Company Agreements or the Contemplated Transactions which, if determined adversely to the Purchaser, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the Contemplated Transactions.  The Purchaser is not subject to any Decree that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the Contemplated Transactions.

4.10        No General Solicitation.  The Purchaser did not learn of the investment in the Series E Preferred Stock as a result of any public advertising, and is not aware of any public advertisement or general solicitation in respect of the Company or its securities.

4.11        Prohibited Transactions.  Other than with respect to the transactions contemplated herein, since the earlier to occur of: (a) the time that the Purchaser was first contacted by the Company, or any other Person regarding an investment in the Company and (b) the thirtieth (30th) day prior to the date hereof, neither the Purchaser nor any Affiliate of the Purchaser which (i) had knowledge of the transactions contemplated hereby, (ii) has or shares discretion relating to the Purchaser’s investments or trading or information concerning the Purchaser’s investments, or (iii) is subject to the Purchaser’s review or input concerning such Affiliate’s investments or trading decisions (collectively, “Trading Affiliates”) has, directly or indirectly, nor has any Person acting on behalf of, or pursuant to, any understanding with the Purchaser or Trading Affiliate effected or agreed to effect any transactions in the securities of the Company or involving the Company’s securities other than the Series D Financing and the Bridge Financing.

4.12        Reliance on Exemptions.  The Purchaser understands that the Series E Preferred Stock is being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Series E Preferred Stock.

ARTICLE 5
COVENANTS

5.1            Conduct of Business.

(a)            Except as expressly contemplated by this Agreement or consented to in writing by the Purchaser, from the date hereof through the earlier of (i) the Closing Date, and (ii) termination of this Agreement (the “Restricted Period”), the Company and its Subsidiaries shall conduct their businesses in the ordinary course, consistent with past practice and generally in a manner such that the representations and warranties contained in Article 3, to the extent such matters are within the Company’s or any of its Subsidiary’s control, shall continue to be true and correct in all material respects on and as of the Closing Date (except for representations and warranties made as of a specific date) as if made on and as of the Closing Date.  The Company shall give the Purchaser prompt notice of any event, condition or circumstance known or that becomes known to the Company occurring during the Restricted Period that would constitute a violation or breach of (i) any representation or warranty, whether made as of the date hereof or as of the Closing Date, or (ii) any covenant of the Company contained in this Agreement; provided, however, that no such notification shall relieve or cure any such breach or violation of any such representation, warranty or covenant or otherwise affect the accuracy of any such representation or warranty for the purposes of Section 6.1.  Without limiting the generality of the foregoing, except as otherwise expressly contemplated by the terms of this Agreement or agreed in writing by the Purchaser, during the Restricted Period, the Company shall not, and will cause its Subsidiaries not to:

(i)             make a capital expenditure of more than $50,000 except (x) pursuant to agreements or commitments entered into by the Company or any of its Subsidiaries prior to the date hereof and included on Schedule 3.12(a), (y) unless otherwise reserved against in the Company’s most recent financial statements filed with the Commission prior to the date hereof, or (z) except as set forth on Schedule 5.1(a)(i);

(ii)            enter into any or amend any Contractual Obligation, other than in the ordinary course of business, or, in any event, involving more than $50,000 except as set forth on Schedule 5.1(a)(ii);

(iii)           except as set forth on Schedule 5.1(a)(iii), enter into, modify, make, renew, extend or otherwise alter any credit agreement, note or other similar agreement (including any interest rate or currency swap, hedge, collar or straddle or similar transaction) or instrument to which the Company or a Subsidiary is a party or incur or otherwise become liable with respect to any indebtedness which, in the aggregate, exceeds $50,000, other than trade payables incurred in the ordinary course of business and consistent with past practice;

(iv)           enter into any Contractual Obligation with respect to the acquisition of any material business, assets or property (real, personal or mixed, tangible or intangible, including stock or other equity interests in, or evidences of the indebtedness of, any other corporation, partnership or entity);

(v)            form any joint venture or partnership;

(vi)           sell, lease, license, surrender, relinquish, encumber, pledge, transfer, amend, convey or otherwise dispose of any business, property or assets (whether tangible or intangible) having a material market value;

(vii)         fail to maintain any material property of the Company or any of its Subsidiaries in customary repair, order and condition consistent with the Company’s or such Subsidiary’s current maintenance policies, ordinary wear and tear excepted;

(viii)        discontinue, permit to lapse or otherwise fail to keep in full force and effect any material policies of insurance or knowingly take any action that would cause any such policy to terminate or be terminable prior to the expiration of its stated term;

(ix)            except as required by applicable Law, make or change any material Tax election of the Company or any of its Subsidiaries, change any annual Tax accounting period of the Company or any of its Subsidiaries, adopt or change any Tax accounting method of the Company or any of its Subsidiaries, file any return, declaration, report, claim for refund, or information return or statement relating to Taxes (including any schedule or attachment thereto, and including any amendment thereof, a “Return”) relating to the Company or any of its Subsidiaries in a manner that is materially inconsistent with past practice, enter into any closing agreement relating to material Taxes of the Company or any of its Subsidiaries, settle any material claim made by any Governmental Authority including social security administration, domestic or foreign, having jurisdiction over the assessment, determination, collection or other imposition of Tax or assessment relating to the Company or any of its Subsidiaries (a “Tax Claim”), surrender any right to claim a refund of Taxes relating to the Company or any of its Subsidiaries, consent to any extensions or waivers of the limitations period applicable to any Tax Claim or assessment relating to the Company or any of its Subsidiaries, or enter into a Tax sharing agreement or similar arrangement with respect to the Company or any of its Subsidiaries;

(x)            except pursuant to the Investors’ Rights Agreement, purchase, redeem or otherwise acquire, split, combine or reclassify, directly or indirectly, any of the Common Stock or other equity securities or give notice of any intention to exercise any right to purchase, redeem or otherwise acquire, split, combine or reclassify, any of the Common Stock or other equity securities (including any such purchase, redemption, acquisition or notice in accordance with the terms of the Certificate of Incorporation or Bylaws or any stockholders agreement);

(xi)            except for Exempt Issuances as defined in the Certificate of Designation, issue or sell, or issue any rights to purchase or subscribe for, or subdivide or otherwise change, any shares of the Company’s or any of its Subsidiaries’ stock or other securities or similar rights;

(xii)          declare or pay any dividends on or make other distributions (whether in cash, stock or property or any combination thereof), directly or indirectly, in respect of the Common Stock;

(xiii)         amend the Certificate of Incorporation or Bylaws or the organizational documents of any Subsidiary, except as contemplated herein;

(xiv)        except for a Claim for which the Company will be repaid all amounts payable thereunder or will not otherwise be responsible for any such payments, settle any material Claim of, or against, the Company or its Subsidiaries for an amount in excess of $250,000;

(xv)         change any method of accounting or accounting practice used by the Company or any of its Subsidiaries, except for any change required by GAAP, by any Governmental Authority or by a change in Law;

(xvi)        cause or permit, by any act or failure to act, any material License to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause any Governmental Authority to institute proceedings for the suspension, revocation, or adverse modification of any material License;

(xvii)       maintain any significant amount of investments in or trade in equities or other speculative securities;

(xviii)      take any corporate or other action in furtherance of any of the foregoing; or

(xix)          agree to do any of the foregoing.

(b)            The Company shall timely file with the Commission a Current Report on Form 8-K pursuant to Item 1 of such Form when such form is required to be filed.

5.2            No Solicitation.  Without limiting the Company’s other obligations under this Agreement, the Company agrees that, during the Restricted Period, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (a) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries, or any purchase or sale of 30% or more of the consolidated assets (including without limitation stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of the Company that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of the Company (or of the surviving parent entity in such transaction) or any of its Subsidiaries (any such proposal, offer or transaction, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by the Purchaser or any of its Affiliates) being hereinafter referred to as an “Acquisition Proposal”), (b) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (c) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Company, (i) from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a bona fide tender offer or exchange offer, (ii) from participating in negotiations or discussions with or furnishing information to any Person in connection with an unsolicited bona fide Acquisition Proposal which is submitted in writing by such Person to the Board of Directors of the Company after the date hereof; provided further, however, that prior to participating in any such discussions or negotiations or furnishing any information, (A) the Company receives from such Person an executed confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement, a copy of which shall be provided only for informational purposes to the Purchaser, and (B) the Board of Directors of the Company shall have concluded in good faith, after consulting with its outside financial advisors and counsel, that such Acquisition Proposal is reasonably likely to be financially superior to the holders of the Common Stock than the Contemplated Transactions, taking into account all relevant factors (including financing, required approvals and the timing and likelihood of consummation and the post-closing prospects for the Company) (an Acquisition Proposal which meets all of the conditions set forth in this clause (ii), including the Board of Directors of the Company having reached the conclusion set forth in clause (ii)(B), being herein referred to as a “Qualified Acquisition Proposal”), (iii) after the Board of Directors of the Company has received a Qualified Acquisition Proposal, from engaging in negotiations and discussions with the Company’s stockholders with respect to such Qualified Acquisition Proposal, or (iv) from taking any actions in connection with an Acquisition Proposal if the failure to take such action by the Board of Directors would be inconsistent with their fiduciary duties.  If the Board of Directors of the Company receives an Acquisition Proposal, the Company shall promptly inform the Purchaser in writing of the terms and conditions of such proposal and the identity of the Person making it, and will keep the Purchaser informed, on a current basis, of the status and terms of any such proposals or offers by any Person (whether written or oral).  The Company will, and will cause its Affiliates to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date hereof with any Persons (other than the Purchaser and its Affiliates) conducted heretofore with respect to any Acquisition Proposal, and request the return or destruction of all non-public information furnished in connection therewith.  The Company shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which such party or its Subsidiaries is a party; provided, however, that the Company may waive any provisions of a standstill agreement so long as (x) the Company promptly informs the Purchaser in writing of such waiver and the identity of the Person requesting such waiver (and the Company hereby agrees that it will keep the Purchaser informed, on a current basis, of the status and terms of any proposal made by the Person requesting such waiver), (y) such waiver is limited to allowing the party subject to the standstill agreement (1) to submit to the Board of Directors of the Company, on a confidential basis, a written Acquisition Proposal and (2) if such Acquisition Proposal is a Qualified Acquisition Proposal, to pursue discussions and negotiations with respect to such Qualified Acquisition Proposal with the Company, and (z) the Company otherwise observes the terms of this Section 5.2 with respect to such Acquisition Proposal.

5.3            Regulatory Approval; Litigation.

(a)            Each of the Purchaser and the Company agrees that it will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing all things, which may be required to obtain all necessary actions or non-actions, waivers, consents and approval from Governmental Authorities in order to consummate the Contemplated Transactions, including without limitation, obtaining the consent of the NASDAQ for the listing of the shares of Common Stock issuable upon conversion of the Series E Preferred Stock, subject only to official notice of issuance; provided, however, that, in connection with obtaining any such action, non-action, waiver, consent or approval, the Purchaser shall not be required to agree, and the Company, without the consent of the Purchaser shall not agree, to any condition or action that the Purchaser reasonably believes would, individually or in the aggregate, adversely affect Purchaser’s ability to obtain the benefits (financial or otherwise) from the Contemplated Transactions (including benefits set forth in the Company Agreements).

(b)            The Purchaser and the Company agree that if any Action is brought seeking to restrain or prohibit or otherwise relates to consummation of the Contemplated Transactions, the parties shall use all commercially reasonable efforts to defend such Action, whether judicial or administrative, and to seek to have any stay or temporary restraining order entered by any court or Governmental Authority reversed or vacated.

5.4            Board of Directors; Compensation Committee.  Prior to Closing, the Company will take all action necessary (including without limitation using its reasonable best efforts to cause the resignation of the current members of the Company’s (and Subsidiaries’) Boards of Directors (and committees thereof)) (or, if necessary, to increase the size of such Boards of Directors) so that, upon the Closing, the composition of the Company’s Board of Directors and Compensation Committee shall be as set forth in Exhibit B hereto.

5.5            Access.

(a)            During the Restricted Period, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the Purchaser reasonable access during normal business hours, during the period prior to the Closing Date, to all its books, records, properties, plants and personnel and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to the Purchaser (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state Laws, as applicable, and (ii) all other information concerning it and its business, properties and personnel as the Purchaser may reasonably request.  The Purchaser will hold any information obtained pursuant to this Section 5.5 in confidence in accordance with, and will otherwise be subject to, the provisions of the Confidentiality Agreement.  Any investigation by the Purchaser shall not affect the representations and warranties of the Company or the conditions to its obligations to consummate the transactions contemplated by this Agreement.

(b)            During the Restricted Period, the Company shall promptly keep the Purchaser and its representatives informed of any material development in the business of the Company or its Subsidiaries.  Without limiting the foregoing, during the Restricted Period, the Company shall cause its officers to consult and cooperate with representatives of the Purchaser in order to facilitate the Closing.

5.6           Employee Benefits Matters.  Without limiting the generality of the foregoing, except as otherwise expressly agreed in writing by the Purchaser, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions during the Restricted Period:

(a)            enter into any new Employment Agreement, other than as contemplated by Section 7.1(f);

(b)            adopt any new Company Benefit Plan or, except as may be required by applicable Law, amend any existing Company Benefit Plan;

(c)            except for grants of up to an aggregate of 400,000 stock options to Company employees in connection with bonuses earned during fiscal 2012, grant any stock options or other equity-based compensation to any employee or director of the Company or any of its Subsidiaries;

(d)            increase the salaries, wages, or other compensation or benefits of any employee or director of the Company or any of its Subsidiaries; or

(e)            agree to do any of the foregoing.

5.7           Consents and Amendments.  The Company shall (and shall cause its applicable Subsidiary to), on or prior to the Closing, use its commercially reasonable efforts to obtain all consents listed or required to be listed on Schedule 3.4 hereto and on Exhibit C-1 and all amendments listed on Exhibit C-2 hereto.

5.8           Legends.  Any legends placed on the Series E Preferred Stock or the Common Stock or other securities issuable, if any, pursuant to the Contemplated Transactions shall be removed by the Company upon delivery of an opinion of counsel reasonably acceptable to the Company stating that such legend is no longer necessary.

5.9            Financial Oversight Committee.  At Closing, the Company will form a financial oversight committee constituted as set forth on Exhibit D.

5.10        Management Following Closing.  At Closing, the management team will be reconstituted in accordance with Exhibit E.

5.11        Non-Solicitation.  During the Restricted Period, the Purchaser and the Company shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any Person who is then or has been within the preceding 12-month period a customer or account of, or licensor of technology, content or other information to, the other party or its Subsidiaries or Affiliates, or any actual customer, account or licensor leads whose identity the party learned from the other party, to either (a) terminate or to adversely alter its contractual or other relationship with the Company or the Purchaser, as applicable, or their respective Subsidiaries or Affiliates, or (b) obtain any license or other right from any such Person regarding technology, content or other information related to mobile pay-per-view and video on demand services, devices or platforms.

ARTICLE 6
CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO CLOSE

6.1           Conditions to Closing.  The obligation of the Purchaser to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Purchaser:

(a)            Representations and Covenants.  The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than those which are qualified as to materiality, Material Adverse Effect or other similar term, which shall be true and correct in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that representations and warranties made as of a specific date shall be true and correct in all material respects (except as aforesaid) on such date); the Company shall have in all material respects performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date; and the Company shall have delivered to the Purchaser a certificate, dated the date of the Closing Date and signed by an executive officer of the Company, to the foregoing effect.

(b)           Secretary’s Certificate.  Purchaser shall have received a certificate of the Secretary or an Assistant Secretary certifying that attached thereto are true and complete copies of (i) the Certificate of Incorporation and the Company’s Amended and Restated Bylaws, and (ii) all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Company Agreements and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Company Agreements, and the other documents to be delivered hereunder and thereunder.

(c)            Certificate of Designation.  On or prior to the Closing Date, (i) the Certificate of Designation shall have been filed with the Secretary of State of the State of Nevada, and (ii) the Purchaser shall have received confirmation from the Secretary of State of the State of Nevada reasonably satisfactory to it that such filing has occurred.

(d)            Good Standing.  The Company shall have delivered to Purchaser a good standing certificate (or its equivalent) for the Company from the secretary of state of Nevada.

(e)            Opinion of Counsel to the Company.  The Purchaser shall have received (i) the legal opinion of Pillsbury, Winthrop, Shaw Pittman LLP, counsel to the Company, dated the Closing Date, addressed to the Purchaser, and (ii) the legal opinion of [_____], counsel to the Company on matters pertaining to Nevada Law, dated the Closing Date, addressed to the Purchaser, and the opinions in (i) and (ii) shall be in the forms attached as Exhibit F hereto.

(f)              No Actions.  (i) No Action shall be pending or overtly threatened by any Governmental Authority or any other party against the Company or any of its directors or the Purchaser, which Action is reasonably likely to (A) restrain or prohibit the consummation of any of the Contemplated Transactions, or (B) except for claims disclosed on Schedule 3.17(b), result in damages that alone or together with the costs and expenses of defending such Action are material in relation to the Company and its Subsidiaries, taken as a whole, and (ii) no Law, order, decree, rule or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the Contemplated Transactions.

(g)            No Material Adverse Effect.  Since the date hereof, no event or development shall have occurred (or failed to occur) and there shall be no circumstance (and the Purchaser shall not have become aware of any previously existing circumstance) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(h)            Material Contracts.  All of the Contractual Obligations listed on Schedule 6.1(h) shall be in full force and effect at the Closing and shall, to the knowledge of the Company, not have been terminated during the current term or not have been renewed upon the expiration of its current term.

(i)              Consents and Amendments.  Any and all consents, approvals, orders, Licenses and other actions (i) necessary to be obtained from Governmental Authorities in order to consummate the Contemplated Transactions and for the Company to operate its business as currently conducted and as currently contemplated to be conducted following the Closing shall have been obtained and delivered to Purchaser without any limitation, restriction or requirement that would adversely affect the ability of the Purchaser to obtain the benefits (financial or otherwise) from the Contemplated Transactions, and any applicable waiting periods (and any extensions thereof) shall have been terminated or shall have expired, and (ii) the consents set forth in Exhibit C-1 and the amendments set forth in Exhibit C-2.

(j)              NASDAQ Listing.  The shares of Common Stock issuable upon conversion of the Series E Preferred Stock shall have been approved for listing on NASDAQ, subject only to official notice of issuance.

(k)             Exchange Agreement.  Shane McMahon shall have executed and delivered an agreement pursuant to which he agrees to exchange with the Purchaser 7,000,000 shares of Series A Preferred Stock for 933,333 shares of Series E Preferred Stock immediately following Closing.

(l)              Approvals and Permits.  All of the Company’s regulatory approvals and permits necessary for the conduct of the Company’s business must be effective, except where the non-effectiveness such regulatory approvals or permits would not have or reasonably be expected to result in a Material Adverse Effect.

(m)           Voting Agreement.  The Purchaser shall have received the Voting Agreement, in substantially the form attached hereto as Exhibit G, duly executed by Shane McMahon and Weicheng Liu (the “Voting Agreement”).

(n)            Amendment to By-laws.  The Company’s by-laws shall have been amended and restated in form to be agreed on by the parties prior to the Closing (the “Amended and Restated By-laws”).

(o)            Shareholder Approval.  The Company shall have obtained the Required Vote, and shall have deemed such Required Vote effective in accordance with the rules and regulations of the Commission, regarding the entering into of the transactions contemplated by this Agreement.

ARTICLE 7
CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CLOSE

7.1           Conditions to Closing.  The obligation of the Company to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Company:

(a)            Representations and Covenants.  The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (other than those which are qualified as to materiality, which shall be true and correct in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that representations and warranties made as of a specific date shall be true and correct in all material respects (except as aforesaid) on such date); the Purchaser shall have in all material respects performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and the Purchaser shall have delivered to the Company a certificate, dated the date of the Closing Date and signed by the Purchaser, to the foregoing effect.

(b)            No Actions.  (i) No Action shall be pending or overtly threatened by any Governmental Authority or any other party against the Company or any of its directors or the Purchaser, which Action is reasonably likely to (A) restrain or prohibit the consummation of any of the Contemplated Transactions, or (B) result in damages that alone or together with the costs and expenses of defending such Action are material in relation to the Company and its Subsidiaries, taken as a whole, and (ii) no Law, order, decree, rule or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the Contemplated Transactions.

(c)            Consents and Amendments.  Any and all consents, approvals, orders, Licenses and other actions necessary to be obtained (i) from Governmental Authorities in order to consummate the Contemplated Transactions and for the Company to operate its business as currently conducted and as currently contemplated to be conducted following the Closing and (ii) the consents sets out in Exhibit C-1 and the amendments set forth in Exhibit C-2.

(d)            Voting Agreement.  The Purchaser shall have duly executed and delivered the Voting Agreement.

(e)            Amended and Restated By-laws.  The Amended and Restated By-laws shall have been duly adopted.

(f)            Employment Agreements.  The Company shall have entered into Employment Agreements, substantially in the form of Exhibit H (containing, in each case, only those terms included in Exhibit H applicable to the relevant executive), with Shane McMahon, Weicheng Liu, Marc Urbach and Xuesong Song.

(g)            Shareholder Approval.  The Company shall have obtained the Required Vote, and shall have deemed such Required Vote effective in accordance with the rules and regulations of the Commission, regarding the entering into of the transactions contemplated by this Agreement.

ARTICLE 8
RIGHT OF FIRST OFFER; OTHER AGREEMENTS OF THE COMPANY

8.1           Other Registration Rights.  Until such time as the Company has satisfied its obligations pursuant to Section 4.5(c), without the prior written consent of the Purchaser, the Company shall not grant any right of registration under the Securities Act relating to any of its securities to any Person other than the Purchaser and Shane McMahon pursuant to his employment agreement with the Company.

8.2           Rule 144.  The Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Purchaser may reasonably request, all to the extent required to enable the Purchaser to sell the Series E Preferred Stock or the Common Stock into which the Series E Preferred Stock may be converted pursuant to and in accordance with Rule 144.  Such action shall include, but not be limited to, making available adequate current public information meeting the requirements of paragraph (c) of Rule 144.

8.3           Availability of Common Stock.  The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series E Preferred Stock, at least the full number of shares of Common Stock then issuable upon the conversion of such securities.  The Company will, from time to time, in accordance with the Laws of the State of Nevada, increase the authorized amount of Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall be insufficient to permit conversion of the Series E Preferred Stock.

8.4            No Rights Plan.  From the date hereof and for as long as the Purchaser beneficially owns Series E Preferred Stock or Common Stock, without the prior written consent of the Purchaser, the Company shall not adopt or enter into any “poison pill” rights plan or any similar plan or agreement or declare or pay any dividend of any rights to purchase stock of the Company in connection with such a plan or agreement.

ARTICLE 9
INDEMNIFICATION

9.1           Indemnification.  The Company hereby agrees to indemnify, defend and hold harmless the Purchaser, its Affiliates and its directors, managers, officers, agents, advisors, representatives, employees, successors and assigns (each, a “Purchaser Indemnitee”) from and against all Claims, including without limitation, interest, penalties and attorneys’ fees and expenses, asserted against, resulting to, or imposed upon or incurred by such Purchaser Indemnitee by a third party and arising out of or resulting from any allegation or Claim in respect of any wrongful action or inaction by the Company in connection with the authorization, execution, delivery and performance of this Agreement or the Company Agreements, except to the extent that the Purchaser Indemnitee has committed a material breach of its representations, warranties or obligations under this Agreement, which breach is the cause of the Company’s wrongful action or inaction.

9.2           Terms of Indemnification.  The obligations and liabilities of the Company with respect to Claims by third parties will be subject to the following terms and conditions: (a) a Purchaser Indemnitee will give the Company prompt notice of any Claims asserted against, resulting to, imposed upon or incurred by such Purchaser Indemnitee, directly or indirectly, and the Company will undertake the defense thereof by representatives of their own choosing which are reasonably satisfactory to such Purchaser Indemnitee; provided that the failure of any Purchaser Indemnitee to give notice as provided in Section 11.3 shall not relieve the Company of its obligations under this Article 9; (b) if within a reasonable time after notice of any Claim, the Company fails to defend, such Purchaser Indemnitee will have the right to undertake the defense, compromise or settlement of such Claims on behalf of and for the account and at the risk of the Company, subject to the right of the Company to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof; (c) if there is a reasonable probability that a Claim may materially and adversely affect a Purchaser Indemnitee other than as a result of money damages or other money payments, such Purchaser Indemnitee will have the right at its own expense to defend, or co-defend, such Claim; (d) neither the Company nor the Purchaser Indemnitee will, without the prior written consent of the other, settle or compromise any Claim or consent to entry of any judgment relating to any such Claim; (e) with respect to any Claims asserted against a Purchaser Indemnitee, such Purchaser Indemnitee will have the right to employ one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent such Purchaser Indemnitee if, in such Purchaser Indemnitee’s reasonable judgment, a conflict of interest between such Purchaser Indemnitee and the Company exists in respect of such Claims, and in that event the fees and expenses of such separate counsel shall be paid by the Company; and (f) the Company will provide each Purchaser Indemnitee reasonable access to all records and documents of the Company relating to any Claim.

ARTICLE 10
TERMINATION

10.1        Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(a)            the Purchaser and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)           the Purchaser may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (i) in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect (or breached in any respect, if such representation, warranty or covenant is qualified by materiality or material adverse effect), and the Purchaser has notified the Company of the breach or (ii) if the Closing shall not have occurred on or before January 31, 2014 by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c)            the Company may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (i) in the event the Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect (or breached in any respect, if such representation, warranty or covenant is qualified by materiality or material adverse effect), and the Company has notified the Purchaser of the breach or (ii) if the Closing shall not have occurred on or before January 31, 2014, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from the Company itself breaching any representation, warranty, or covenant contained in this Agreement).

10.2        Effect of Termination.  Upon termination of this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of the Party then in breach).

ARTICLE 11
MISCELLANEOUS

11.1        Survival.  All representations and warranties, covenants and agreements of the Company and the Purchaser contained in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Purchaser or any controlling Person thereof or by or on behalf of the Company, any of its officers and directors or any controlling Person thereof, and such representations and warranties shall survive for a period of 24 months from the Closing Date.  The covenants and agreements contained herein shall survive in accordance with their terms.

11.2        Fees and Expenses.  On the Closing Date, the Company shall pay its own expenses and the expenses of the Purchaser incurred in connection with the negotiation, execution, delivery, performance and consummation of this Agreement and the Contemplated Transactions.

11.3        Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given if delivered personally or telecopied, on the date of such delivery, or if sent by reputable overnight courier, on the first Business Day following the date of such mailing, as follows:

(a)              if to the Company:

YOU On Demand Holdings, Inc.
27 Union Square West, Suite 502
New York, New York  10003
Attn: Shane McMahon
Telecopy: (212) 206-9112

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street
Washington DC  20037
Attention: Brian Buck
Telecopy: (212) 663-8347

(b)              if to the Purchaser:

C Media Limited
CN11 Legend Town,
No. 1 Balizhuangdongli, Chaoyang District
Beijing, China 100025
Attn:	Victor Chen, Vice President
Rainer Li, CFO
Telecopy: 86 10 8586 2775

with a copy to:

Reed Smith LLP
599 Lexington Ave.
New York, New York 10022
Attn: William N. Haddad
Telecopy: (212) 521-5400

Any party may by notice given in accordance with this Section 11.3 designate another address or Person for receipt of notices hereunder.

11.4        Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.  Other than the parties hereto and their successors and permitted assigns, and except as set forth in Section 9.1, no Person is intended to be a beneficiary of this Agreement.  No party hereto may assign its rights under this Agreement without the prior written consent of the other party hereto; provided, however, that, without the prior written consent of the Company, (a) prior to the Closing the Purchaser may assign all or any portion of its rights hereunder (along with the corresponding obligations) to any Affiliate of the Purchaser and (b) after the Closing the Purchaser may assign all or any portion of its rights hereunder (along with the corresponding obligations) to any purchaser or transferee of shares of the Series E Preferred Stock.  Any assignee of any Purchaser pursuant to the proviso of the foregoing sentence shall be deemed to be a “Purchaser” for all purposes of this Agreement.

11.5        Amendment and Waiver.

(a)            No failure or delay on the part of the Company or the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchaser at Law, in equity or otherwise.

(b)           Any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective only if it is made or given in writing and signed by the Company (in the case of any amendment, supplement, modification or waiver after the Closing, with the approval of not less than a majority of the directors not appointed by the Purchaser) and the Purchaser.

11.6        Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

11.7        Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

11.8        Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the Requirements of Law of the State of New York without giving effect to the principles of conflict of Laws.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Action arising out of or relating to this Agreement and the Contemplated Transactions (and agrees not to commence any Action relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement, or such other address as may be given by one or more parties to the other parties in accordance with the notice provisions of Section 11.3, shall be effective service of process for any action, suit or proceeding brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

11.9        Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

11.10     Entire Agreement.  This Agreement, together with the schedules and exhibits hereto, and the Company Agreements referred to herein or delivered pursuant hereto, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, together with the schedules and exhibits hereto, and the Company Agreements referred to herein or delivered pursuant hereto, supersede all prior agreements and understandings between the parties with respect to such subject matter.

11.11     Further Assurances.  Subject to the terms and conditions of this Agreement, from time to time after the Closing, the Company and the Purchaser agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the Contemplated Transactions and to otherwise carry out the intent of the parties hereunder.  In furtherance and not in limitation of the foregoing, the Company agrees to all actions necessary to give effect to the voting rights of the Series E Preferred Stock in accordance with the terms thereof.

11.12     Public Announcements.  Except as required by any Requirement of Law, none of the parties hereto will issue or make any reports, statements or releases to the public with respect to this Agreement or the Contemplated Transactions without consulting the other parties, AND without the approval of the other parties (such approval not to be unreasonably withheld or delayed).

11.13     Subsidiaries.  Whenever this Agreement provides that a Subsidiary of the Company is obligated to take or refrain from taking any action, the Company shall cause such Subsidiary to take or refrain from taking such action.

11.14     Specific Performance.  The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law, each party waives any objection to the imposition of such relief or any requirement for a bond.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

YOU ON DEMAND HOLDINGS, INC.

By
Name:
Title:

[Signature Page to Series E Preferred Stock Purchase Agreement]

PURCHASER:

C MEDIA LIMITED

By
Name:
Title:

[Signature Page to Series E Preferred Stock Purchase Agreement]